As Filed with the Securites and Exchange Commission on July 2, 2013

Registration No. 333-___________

United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

OphthaliX Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	2834	88-0445169
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10 Bareket Street

Petach Tikva, Israel, 4951778

Tel: +(972) 3-9241114

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Barak Singer, Chief Executive Officer

OphthaliX Inc.

10 Bareket Street

Petach Tikva, Israel, 4951778

Tel: +(972) 3-9241114

(Name, address, including zip code, and telephone number

including area code, of agent for service)

Copies to:

Robert L. Grossman, Esq.	Mitchell S. Nussbaum, Esq.
Greenberg Traurig, P.A.	Loeb & Loeb LLP
333 Avenue of the Americas, Suite 4400	345 Park Avenue
(333 S.E. 2nd Avenue)	New York, New York 10154
Miami, Florida 33131	Tel: (212) 407-4159
Tel: (305) 579-0500	Fax: (212) 504-3013
Fax: (305) 961-5756

_____________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $.001 par value	$10,000,000	$1,364

_______________

(1)	Estimated pursuant to Rule 457(o) of the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee.
(2)	To be paid at the time of filing of this Registration Statement with the Securities and Exchange Commission.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, as amended, may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 2, 2013

OphthaliX Inc.

Shares of Common Stock

This is a public offering of OphthaliX Inc. We are offering       shares of common stock, par value $0.001 per share (the “Shares”). The public offering price of the Shares is $     per Share.

Our common stock is quoted on the Over-the-Counter Bulletin Board and on the Over-the-Counter Markets under the symbol “OPLI.” The last reported sale price of our common stock on the Over-the-Counter Bulletin Board and in the Over-the-Counter Markets on the OTCQB on          , 2013 was $       per share. We intend to apply for the listing of the Shares on the NYSE MKT under the symbol “       .” We make no representation that such application will be approved or that the Shares will trade on such market either now or at any time in the future.

The Underwriting Agreement provides that the Company will grant to the underwriter an option, exercisable within 45 days after the closing of this offering, to acquire up to an additional 15% of the total number of Shares to be offered by the Company pursuant to this offering, solely for the purpose of covering over-allotments.

OphthaliX Inc. is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, and a “smaller reporting company,” as defined in Regulation S-K under the Securities Act of 1933, as amended, and as a result will be subject to reduced public company reporting requirements.

An investment in our common stock involves significant risks. You should carefully consider the risk factors beginning on page 12 of this prospectus before you make your decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Price to public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We have agreed to reimburse the underwriter for certain of its expenses as described under “Underwriting” on page 87 of this prospectus.

Delivery of the Shares will be on or about       , 2013.

Sole Book-Running Manager

Maxim Group LLC

Prospectus dated               , 2013.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in, or incorporated by reference in, this prospectus related to this offering prepared by us or on our behalf or otherwise authorized by us. We have not authorized anyone to provide you with different information and if anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Before you invest in the Shares, you should read the registration statement (including the exhibits thereto and documents incorporated by reference therein) of which this prospectus forms a part.

For Investors Outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “the Company” and “our company” refer to OphthaliX Inc., a Delaware corporation, and its wholly owned Israeli subsidiary, EyeFite Ltd., or EyeFite. All amounts in this prospectus are in U.S. Dollars, unless otherwise indicated.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements about our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by us with the U.S. Securities and Exchange Commission, or the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “Risk Factors.”

The risk factors included in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

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EXPLANATORY NOTE

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the Shares. You should read the following summary together with the more detailed information appearing in this prospectus, including our consolidated financial statements and related notes and risk factors, including the “Risk Factors” section, before deciding to invest in the Shares.

OPHTHALIX INC.

We are a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. We are developing CF101, a synthetic A3 adenosine receptor, or A3AR, agonist, to treat three ophthalmic indications: dry eye syndrome, or DES; glaucoma; and uveitis. We are currently: (i) conducting a Phase III trial of CF101 for the treatment of dry eye syndrome, or DES, under an Investigational New Drug application, or IND, with the United States Food and Drug Administration, or FDA; (ii) conducting a Phase II trial of CF101 for the treatment of glaucoma; and (iii) preparing for the Phase II study of CF101 for the treatment of uveitis.

CF101 is a highly-selective, orally bioavailable small molecule synthetic drug, which targets the A3AR. We believe that CF101 has a favorable safety profile and potent anti-inflammatory activity, mediated via its capability to inhibit the production of inflammatory cytokines, such as TNF-α, MMPs, IL-1, and IL-6. This is mediated by activation of the A3AR, which is highly expressed in inflammatory tissues in contrast to normal tissues where expression levels of the receptor are very low. We believe that the anti-inflammatory and neuroprotective effects of CF101 make it an attractive candidate for use in the treatment of a variety of ophthalmic diseases.

A Phase II study of CF101 in 76 patients with moderate-to-severe DES achieved its primary endpoint and demonstrated CF101’s ability to improve signs of ocular surface inflammation. The trial was a multicenter, randomized, double-masked, placebo-controlled, parallel-group study. Patients were treated orally with either 1.0 mg CF101 pills or matching vehicle-filled placebo pills, twice daily for 12 weeks, followed by a two-week post-treatment observation. The primary endpoint of the Phase II trial was based on an improvement of more than 25% over baseline at week 12 in one of the following parameters: (i) tear break-up time, or BUT; (ii) superficial punctate keratitis (epithelial staining of the cornea) assessed by fluorescein staining, or FS, results; and (iii) Schirmer tear test 1 results, which are assessed by using paper strips inserted into the eye for several minutes to measure the production of tears. The CF101-treated group experienced a statistically significant increase in the proportion of patients who achieved more than 25% improvement in FS and in the clearance of FS, as compared to the placebo group. CF101 was well-tolerated and exhibited an excellent safety profile with no serious adverse events. The most commonly reported adverse events included constipation, headache, palpitations, itching, abdominal pain, arthralgia, myalgia, fatigue and dry mouth.

Our ongoing Phase III trial is being conducted in the United States, Europe and Israel. The trial is randomized, double-masked, placebo-controlled and has enrolled 237 patients with moderate-to-severe DES. The patients are being randomized to receive two oral doses of CF101 (0.1 mg and 1.0 mg) or a placebo, for a period of 24 weeks. The primary efficacy endpoint will be complete clearing of corneal staining. On March 15, 2013, we announced that patient enrollment for the study was completed and that the results of this study are expected in the fourth quarter of 2013. We plan on initiating an additional Phase III study involving CF101 for the treatment of moderate-to-severe DES after the conclusion of the current study.

We retain full development and commercial rights to CF101 with respect to ophthalmic indications. We intend to seek a development and commercial partner for CF101 after the availability of results from the first Phase III trial in the treatment of DES.

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Product Pipeline

The table below sets forth our current product pipeline with respect to our CF101 product candidate, including the target indication and the current phase of development for each such indication.

 * In preparation to commence a Phase II study, which includes the anticipated submission of the study protocol during the third quarter of 2013.

The Phase II study in DES, our first ophthalmic indication, was conducted after discovering that some patients in the Phase IIa study for another condition (i.e., rheumatoid arthritis, or RA) also experienced improvement in DES symptoms.  The Phase II study was successfully completed, meeting its primary endpoint and demonstrating the ability of CF101 to improve signs of ocular surface inflammation in DES patients. Based on the results of such study, we are currently conducting a Phase III trial of CF101 for DES under an IND from the FDA.  Measurements of intraocular pressure, or IOP, in the Phase II DES study, monitored for safety assessment in patients with normal baseline values, showed a statistically significant reduction in IOP in the tested subjects, indicating that CF101 also has potential in the treatment of glaucoma. Based on this finding, we are currently conducting a Phase II study of CF101 for the treatment of glaucoma. Furthermore, nonclinical in vivo experiments have demonstrated that CF101 is effective in suppressing ocular inflammation in experimental models of anterior and posterior uveitis and as such, we are currently conducting all the preparatory work for a Phase II study of CF101 for the treatment of uveitis.

Market Opportunity

We believe our pipeline applications of CF101 address significant market opportunities.

DES is the most common problem of adult patients aged 40 and over who seek eye care. As of 2010, 49.3 million people in the seven major markets (i.e., United States, France, Germany, Italy, Spain, United Kingdom and Japan) suffered from DES. We believe that the number of people who suffer from DES will increase as the population in each of these countries ages. According to GlobalData, as of 2012, the global DES market size was approximately $1.6 billion and is expected to grow to approximately $5.5 billion by 2022.

As of 2010, seven million people in the seven major markets suffered from glaucoma. GlobalData estimated that the global market for glaucoma drugs was $3.0 billion in 2010. We expect that the number of people who suffer from glaucoma will also increase as the population in each of the seven major markets ages.

Uveitis is estimated as the fifth or sixth leading cause of blindness in the United States. The incidence of uveitis worldwide varies from 14 to 52.4 per 100,000 people, while the overall prevalence around the world is reported as 0.73%. We estimate that there are approximately one million uveitis patients around the world. According to GlobalData, in 2010, the global uveitis market was $0.32 billion and is estimated to reach $1.6 billion by 2017.

Our product candidate has not been approved for sale or marketing and, to date, there have been no commercial sales of our product candidate.

Competitive Strengths

The pharmaceutical industry is characterized by rapidly evolving technology, intense competition and a highly risky, costly and lengthy research and development process. Adequate protection of intellectual property, successful product development, adequate funding and retention of skilled, experienced and professional personnel are among the many factors critical to success in the pharmaceutical industry. We believe our position in the market is attributable to the following strengths:

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•	An Oral Treatment for Ophthalmic Diseases. We believe that the characteristics of CF101, acting as an anti-inflammatory and neuroprotective agent together with the proof of concept demonstrated in our clinical studies to date, including its good safety profile, clinical activity, simple and less frequent delivery through oral administration and its low cost of production, position it well against the competition in the ophthalmic markets, where treatments, when available, often include frequent self-administered eye drops, which may be more difficult than taking pills and may result in less than the full dose of the drug actually entering the eye, have undesirable side effects and do not always treat the underlying cause of the disease.

•	Prominent Intellectual Property Position. We believe that our licensed patents provide broad and comprehensive coverage for the use of CF101 for the treatment of certain ophthalmic disorders. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that we believe are important to the development of our business. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary position.

•	Extensive Knowledge and Expertise in the Development of A3AR Agonists for the Treatment of Ophthalmic Diseases. We believe that our management, personnel and affiliates, including Can-Fite BioPharma Ltd., an Israeli corporation and our majority (approximately 82%) stockholder and parent company (“Can-Fite”), have extensive knowledge and experience in developing A3AR agonists, such as CF101, for the treatment of ophthalmic diseases, which makes us competitive in the highly specific and novel A3AR field.

Strategy

Our strategy is to build a specialized ophthalmic biopharmaceutical company that in-licenses and develops an innovative and effective small molecule drug portfolio with a mechanism of action that mediates the pathogenesis of ophthalmic diseases and is safe and well-tolerated by patients. We continue to develop and test our existing pipeline, while also examining the potential of licensing or acquiring other small molecules for ophthalmic indications. We generally focus on drugs with global market potential and we seek to create global partnerships with academic institutions and biotechnology or pharmaceutical companies to effectively assist us in developing our portfolio and to market our products.

Key elements of our strategy include:

•	Continuing to advance our development of CF101 for the treatment of ophthalmic diseases, which currently includes the ongoing Phase III trial of CF101 in the treatment of DES, the ongoing Phase II trial in glaucoma and the planned Phase II trial in uveitis.

•	Forming a development and commercialization partnership for CF101 after obtaining results from the first Phase III trial in the treatment of DES. We intend to commercialize our products through out-licensing agreements with third parties who may perform any or all of the following tasks: completing development, securing regulatory approvals, manufacturing, marketing and sales.

•	Exploring opportunities to license or acquire additional drug candidates for the treatment of ophthalmic indications. CF101 is directed at ophthalmic diseases that have major global markets. Our intent is to explore opportunities to license or acquire other small molecules for the treatment of ophthalmic diseases.

We believe that our strategy will increase the likelihood of advancing clinical development and potential commercialization of our product candidates, as well as increase awareness of our brand and our potential market share.

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Operating Plans

Using the proceeds from this offering, we expect to be able to (i) initiate and conduct the second Phase III DES study, (ii) complete the ongoing Phase II glaucoma study and (iii) initiate and complete the Phase II uveitis study. We also intend to use the proceeds to conduct additional preclinical studies of CF101, for the development of new drug candidates (pending our ability to license or acquire such new drug candidates after this offering) and to repay certain amounts owed to Can-Fite, the payment of which was deferred upon mutual agreement as described elsewhere in this prospectus. Of the amounts owed to Can-Fite, we intend to pay half upon the completion of this offering and half on or before December 31, 2013. We expect to use the remaining net proceeds for working capital and other general corporate purposes.

Our History

Our company was originally incorporated in the State of Nevada on December 10, 1999, and did not commence operations until March 2001. We were engaged in the concrete placement business specializing in providing concrete improvements in the road construction industry and operated primarily in Anchorage, Alaska. In December 2005, we ceased these principal business operations and focused efforts on seeking a new business opportunity.

On November 21, 2011, we completed a reverse acquisition of EyeFite Ltd., a private company incorporated on June 27, 2011, under the laws of the State of Israel (“EyeFite”), which we refer to as the reverse acquisition transaction. In connection with the foregoing, we issued 36,000,000 shares of our common stock to Can-Fite in exchange for all of the outstanding shares of EyeFite and Can-Fite became a parent company to and majority stockholder (approximately 82%) of our company.

Also on November 21, 2011, in connection with the reverse acquisition transaction, the Company, EyeFite and Can-Fite entered into a license agreement, or the License Agreement, according to which Can-Fite (i) granted to EyeFite a sole and exclusive worldwide license for the use of CF101, Can-Fite’s therapeutic drug candidate, solely in the field of ophthalmic diseases and (ii) assigned to EyeFite its rights, title and interest in and to any and all Investigatory New Drug applications, or INDs, to CF101 in the ophthalmic field. The license granted to EyeFite allows EyeFite to sublicense its rights to CF101 to third parties, subject to the satisfaction of certain contractual conditions, including but not limited to, the approval of Can-Fite, non-impairment of rights and obligations under the License Agreement, and to the extent the sublicense includes the U.S. National Institutes of Health’s, or the NIH’s, patents, the approval of the NIH. Pursuant to the License Agreement, EyeFite has sole responsibility for preparing and maintaining all regulatory documentation with respect to approvals of CF101 in the field of ophthalmic diseases and all approvals and related regulatory documentation is EyeFite’s sole and exclusive property. EyeFite is also required to assume responsibility for making payments (including royalty, milestone and sublicense revenue payments) to Can-Fite’s licensor, the NIH, pursuant to a license agreement between Can-Fite and the NIH for certain patent rights relating to CF101. The License Agreement will remain in effect until the expiration of the last of the patents licensed thereunder, which as of the date hereof is in 2031, unless earlier terminated by one or both of the parties in accordance with its terms.

Also in connection with the completion of the reverse acquisition transaction, we entered into a services agreement, or the Services Agreement, with Can-Fite under which it manages, as an independent contractor, all activities relating to pre-clinical and clinical studies performed for the development of the ophthalmic indications of CF101. The Services Agreement will remain in force for an unlimited period of time unless earlier terminated by one or both of the parties in accordance with its terms. As consideration for Can-Fite’s services pursuant to the Services Agreement, EyeFite must pay to Can-Fite a services fee of expenses and costs plus 15% (subject to certain exceptions) and additional fees, or the Additional Fees, equal to 2.5% of any revenues received by us for rights to CF101 from third-party sublicensees. In February 2013, we obtained a formal letter from Can-Fite stating that Can-Fite would defer receiving payments owed to it under the Services Agreement beginning on January 31, 2013 for the performance of the clinical trials of CF101 in ophthalmic indications until the completion of this offering or a similar fundraising by us. Any such deferred payments will bear interest at a rate of 3% per annum from the due date of each invoice issued by Can-Fite to us until the time we make such deferred payments. Of the amount owed to Can-Fite, we intend to use a portion of the proceeds from this offering to pay half upon the completion of this offering and half on or before December 31, 2013.

On April 2, 2012, we changed the domicile of the Company from the State of Nevada to the State of Delaware.

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As of the date hereof, our corporate structure is as follows:

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Corporate Information

Our principal executive offices are located at 10 Bareket Street, Petach Tikva, Israel, 4951778 and our telephone number is +(972) 3-9241114. Our website address is www.ophthalix.com. The information on or accessible through our website does not constitute a part of, and is not incorporated into, this prospectus.

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we are deemed an emerging growth company, we may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. These provisions include:

•	an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002;
•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;
•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements; and
•	reduced disclosure about our executive compensation arrangements.

We will continue to be deemed an emerging growth company until the earliest of:

•	the last day of our fiscal year in which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the SEC to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest $1,000,000) or more;
•	the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act;
•	the date on which we have, during the prior three-year period, issued more than $1,000,000,000 in non-convertible debt; or
•	the date on which we are deemed to be a ‘large accelerated filer,” as defined in Regulation S-K under the Securities Act.

We also qualify as a “smaller reporting company,” as defined by Regulation S-K under the Securities Act of 1933, as amended.  As such, we also are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and also are subject to less extensive disclosure requirements regarding executive compensation in our periodic reports and proxy statements, and to exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We will continue to be deemed a smaller reporting company until our public float exceeds $75 million on the last day of our second fiscal quarter in any fiscal year.

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Recent Developments

On April 22, 2013 our Board of Directors, or Board, approved a grant to Mr. Barak Singer, our current Chief Executive Officer, of options to purchase 469,855 shares of our common stock at an exercise price of $1.1757 per share, which vest over a period of three years on a quarterly basis for 12 consecutive quarters (beginning as of Mr. Singer’s date of employment as the Chief Executive Officer, i.e., February 28, 2013) and which expire ten years from the grant date. Our Board also approved the grant of options to Mr. Singer to purchase an additional 469,855 shares of our common stock at an exercise price of $1.1757 per share, which vest in accordance with our 2012 Stock Incentive Plan, as amended (the “2012 Plan”) and upon the achievement of certain business and financial milestones, and expire ten years from the grant date.

Also on April 22, 2013, pursuant to the employment agreement with our former Chief Executive Officer, Dr. Gil Ben-Menachem, we granted him options to purchase 469,854 shares of our common stock at an exercise price of $1.1757 per share, which vest over a period of three years on a quarterly basis for 12 consecutive quarters (beginning as of Dr. Ben-Menachem’s date of employment as the Chief Executive Officer, i.e., January 1, 2013) and which expire ten years from the grant date. Our Board also approved the grant of options to Dr. Ben-Menachem to purchase an additional 469,854 shares of our common stock at an exercise price of $1.1757 per share, which vest in accordance with our 2012 Plan and upon the achievement of certain business and financial milestones. Notwithstanding the foregoing, because Dr. Ben-Menachem’s employment with us terminated on May 24, 2013, 90 days after we provided him with a notice of termination pursuant to his employment agreement, of the aforementioned options, he is only entitled to receive options to purchase an aggregate of 39,155 shares of our common stock.

On May 6, 2013, the Board adopted an Insider Trading Policy, a Foreign Corrupt Practices Act Policy, a Code of Ethics and a Code of Conduct. The Code of Ethics and the Code of Conduct are currently available on our website at www.ophthalix.com. The information on or accessible through our website does not constitute a part of, and is not incorporated into, this prospectus.

On May 9, 2013, we granted options, which were modified on May 29, 2013 as to number and exercise price, to purchase 58,750 shares of our common stock to Itay Weinstein, our Chief Financial Officer. These options have an exercise price of $2.00 per share and expire on May 29, 2023. 29,375 of these options vest immediately and the remaining 29,375 will vest over a period of three years on a quarterly basis for 12 consecutive quarters from the date of the grant. Also, on May 9, 2013 (as modified on May 29, 2013), our Board approved the grant of options, with the same terms as the options granted to Mr. Weinstein, to certain members of our Board, our Secretary and a director of EyeFite. The option grants to our Secretary and the EyeFite director were made but later rescinded by our Board on June 13, 2013 and the respective grantees waived any rights in and to such options. The options to be granted to the members of our Board, which also required the approval of our stockholders, were never granted due to the failure to obtain such stockholder approval.

On May 10, 2013, we issued a press release in regard to a third party’s independently generated data that validates the utilization of A3AR agonists for lowering intraocular pressure, or IOP, and for the treatment of glaucoma, which it presented at the ARVO 2013 Annual Meeting in Seattle, Washington.

On June 17, 2013, we sold over the Tel-Aviv Stock Exchange, or the TASE, 268,095 ordinary shares of Can-Fite held by us for consideration of NIS 1,838,570, or $510,714.

On July 1, 2013, we appointed Dr. Michael Belkin to serve as a member of our Board.

On July 2, 2013, we filed a preliminary proxy statement with the SEC to solicit consents from our stockholders to effect a reverse stock split with respect to our common stock. Upon receipt of the requisite consents, we intend to effect such reverse stock split in August 2013. The impact of such reverse stock split on us, our stockholders and the information contained in this registration statement on Form S-1 will be reflected in an amendment to this registration statement on Form S-1 to be filed with the SEC.

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THE OFFERING

Offering Summary

Issuer	OphthaliX Inc.
Common Stock Offered	Shares
Common Stock Outstanding Before Offering	shares
Common Stock Outstanding After Offering	shares
Offering Price	$ per Share
Underwriter’s Over-Allotment Option	The Underwriting Agreement provides that we will grant to the underwriter an option, exercisable within 45 days after the closing of this offering, to acquire up to an additional 15% of the total number of Shares to be offered by us pursuant to this offering, solely for the purpose of covering over-allotments.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $ . We intend to use the net proceeds to pay the expenses of this offering, to conduct the clinical trials of CF101 for use in treating DES and glaucoma, to conduct the study for the development of CF101 for uveitis and to repay certain amounts owed to Can-Fite, the payment of which was deferred upon mutual agreement. Of the amounts owed to Can-Fite, we intend to pay half upon the completion of this offering and half on or before December 31, 2013. We also intend to use the proceeds to conduct additional preclinical studies of CF101 and for the development of new drug candidates (pending our ability to license or acquire such new drug candidates after this offering). We expect to use the remaining net proceeds for working capital and other general corporate purposes. Pending such usage, we expect to invest the proceeds in short term instruments.

Dividend Policy	We do not anticipate declaring or paying any cash dividends on our common stock following this offering.

Risk Factors	Investing in the Shares involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in the Shares.

Trading Symbol	The Company’s common stock currently trades on the OTCBB and the OTCQB under the symbol “OPLI.”

Lock-up	We, our directors, executive officers and our major shareholder, Can-Fite, have agreed with the underwriter not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 180 days following the closing of the offering of the Shares. See “Underwriting” for more information.

Listing	We intend to apply for the listing of the Shares on the NYSE MKT under the symbol “ .” We make no representation that such application will be approved or that the Shares will trade on such market either now or at any time in the future.

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The number of shares of common stock to be outstanding following this offering is based on 46,985,517 shares outstanding as of July 2, 2013. Unless we specifically state otherwise, the information contained in this prospectus:

•	is based on the assumption that the underwriter will not exercise the over-allotment option granted to them by us;

•	excludes 1,507,615 shares issuable upon exercise of all stock options outstanding as of July 2, 2013, which have a weighted-average exercise price of $1.38 per share;

•	excludes 2,160,102 shares issuable to Can-Fite upon the exercise of warrants, with an exercise price of $1.144 per share;

•	excludes 3,255,413 shares issuable upon the exercise of warrants, which have an exercise price of $1.72; and

•	excludes 3,292,385 shares of common stock available for future grants or issuances pursuant to our 2012 Plan.

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SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the summary consolidated statements of operations data for fiscal year ended December 31, 2012 and for the periods from June 27, 2011 (the inception date) to December 31, 2011 and 2012, respectively, and the summary consolidated balance sheet data as of December 31, 2012, from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the statements of operations data for the three months ended March 31, 2012 and 2013 and for the period from June 27, 2011 (the inception date) to March 31, 2013, and the balance sheet data as of March 31, 2013 from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial data include, in the opinion of our management, all adjustments, consisting of normal recurring adjustments which are necessary for a fair statement of our financial position and results of operations for these periods. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The following tables summarize certain of our consolidated financial data:

	Year ended December 31,	Period from June 27, 2011 (inception date) to December 31,
	2012	2011	2012
Consolidated Statements of Operations Data (in thousands, except share and per share data):
Operating expenses:
Research and development	$1,827	$216	$2,043
General and administrative	684	135	819
Total operating expenses	2,511	351	2,862
Financial expenses (income), net	(648)	1,050	402
Net loss	$1,863	$1,401	$3,264
Net loss per share:
Basic net loss per share	$(0.04)	$(0.04)
Diluted net loss per share	$(0.06)	$(0.04)
Weighted average number of shares of Common Stock used in computing net loss per share	46,985,517	38,349,843
Weighted average number of shares of Common Stock used in computing diluted net loss per share	49,145,618	38,349,843
Other comprehensive loss
Unrealized loss from investment in Parent Company, net	(44)	44	-
Comprehensive loss	$1,819	$1,445	$3,264

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	Three months ended March 31,		Period from June 27, 2011 (inception date) to March 31,
	2013	2012	2013
	Unaudited		Unaudited
Consolidated Statements of Operations Data (in thousands, except share and per share data):
Operating expenses:
Research and development	$596	$508	$2,639
General and administrative	205	202	1,024
Total operating expenses	801	710	3,663
Financial expenses (income), net	(59)	2,114	343
Net loss	$742	$2,824	$4,006
Net loss per share:
Basic net loss per share	$0.02	$0.06
Diluted net loss per share	$0.02	$0.06
Weighted average number of shares of Common Stock used in computing basic net loss per share	46,985,517	46,985,517
Weighted average number of shares of Common Stock used in computing diluted net loss per share	49,145,619	46,985,517
Other comprehensive income (loss):
Unrealized loss (income) from investment in Parent Company, net	(63)	117	(63)
Comprehensive loss	$679	$2,941	$3,943

	As of March 31, 2013
	Actual	Pro-Forma(1)	Pro-Forma, as adjusted (1)(2)
Consolidated Balance Sheet Data:	(Unaudited, in thousands)

Cash and cash equivalents	$530	$10,339	$19,039
Short term Investments, available for sale	1,031	1,031	1,031
Working Capital	(445)	9,364	18,064
Total assets	$1,961	$11,770	$20,470
Derivative related to Service Agreement	411	411	411
Common stock and additional paid-in capital	4,911	14,720	23,420
Accumulated deficit	(4,006)	(4,006)	(4,006)
Total stockholders' equity	968	10,777	19,477

_______________________________

(1)	The pro forma column reflects the cash exercise of all outstanding warrants and options to purchase common stock.
(2)	The pro forma as adjusted column reflects the items described in (1) above and additionally reflects our receipt of the net proceeds from the sale of shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us. For the purposes of the foregoing, we have assumed net proceeds of $8.7 million after deducting underwriting discounts and commissions and estimated expenses payable by us of $1.3 million.

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RISK FACTORS

An investment in the Shares involves significant risks, including the risks described below. You should consult with your own financial and legal advisers and carefully consider, among other matters, the risks set forth below as well as the risks described in our Annual Report on Form 10-K for the year ended December 31, 2012. You should carefully consider the risks described in that report and the other information in this prospectus before you make a decision to invest in the Shares. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Company and Its Business

We have a limited operating history, are not currently profitable, do not expect to become profitable in the near future and may never become profitable.

We are a development stage biopharmaceutical company with a limited operating history. We are not profitable and have incurred losses since the closing of the reverse acquisition transaction in November 2011 and before. We have not generated any revenue, expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to incur significant operating and capital expenditures and anticipate that our expenses and losses will increase substantially in the foreseeable future as we:

•	manage pre-clinical development and clinical trials for our current and any new drug candidates;
•	seek regulatory approvals for our current and future drug candidates;
•	implement internal systems and infrastructure;
•	seek to license in additional technologies to develop;
•	hire management and other personnel; and
•	move towards commercialization.

We also expect to experience negative cash flow for the foreseeable future. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. If our product candidates fail in clinical trials or do not gain regulatory clearance or approval, or if our product candidates do not achieve market acceptance, we may never become profitable. Our failure to achieve or maintain profitability, or substantial delays in achieving profitability, could negatively impact the value of our common stock and our ability to raise additional financing. A substantial decline in the value of our common stock would also affect the price at which we could sell shares to secure future funding, which could dilute the ownership interest of current stockholders.

Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Accordingly, it is difficult to evaluate our business prospects. Moreover, our prospects must be considered in light of the risks and uncertainties encountered by an early-stage company in highly regulated and competitive markets, such as the biopharmaceutical market, where regulatory approval and market acceptance of our products are uncertain. There can be no assurance that our efforts will ultimately be successful or result in revenues or profits.

Because of our historic losses from operations since our reverse acquisition transaction with Can-Fite, there are no assurances that we will be successful in obtaining an adequate level of financing needed for our research and development activities. If we do not have sufficient liquidity resources we may not be able to continue the development of any of our products, may be required to delay part of the respective development programs or, without additional financing, may not be able to maintain our operations during 2014 as we currently plan, or at all.

Our financial statements as of and for the year ended December 31, 2012, were prepared based on the assumption that we would continue as a going concern. Our net losses of $3,264,000 for the period from June 27, 2011, through December 31, 2012, and our current limited cash resources, raise substantial doubt about our ability to continue as a going concern. If the going-concern assumption were not appropriate for our financial statements, then adjustments would be necessary to the carrying values of the assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. Since December 31, 2012, we have continued to experience losses. Our future ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary additional funding from outside sources, including obtaining additional funding from the sale of our securities. Except for potential proceeds from other sales of our securities in offerings by us, for which we have no firm commitments, we have no other source for additional funding. Our continued net losses and stockholders’ deficiency increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful. If we are unsuccessful in doing so, we would be required to substantially revise our business plan or our business could fail.

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Because of our limited operating history, we cannot ensure the long-term successful operation of our business or the execution of our business plan.

EyeFite, our wholly owned subsidiary, received an exclusive worldwide license for the use of CF101 in the field of ophthalmic diseases and commenced its operations upon the closing of the reverse acquisition transaction in November 2011. As a result, we have a limited operating history upon which to evaluate our proposed business and prospects. Our proposed business operations will be subject to numerous risks, uncertainties, expenses and difficulties associated with early stage enterprises. Such risks include, but are not limited to, the following:

•	the absence of a lengthy operating history;
•	insufficient capital to fully realize our operating plan;
•	our ability to obtain FDA approvals in a timely manner, if ever;
•	expected continual losses for the foreseeable future;
•	operating in an environment that is highly regulated by a number of agencies;
•	operating in multiple currencies;
•	social and political unrest;
•	our ability to anticipate and adapt to a developing market(s);
•	acceptance of CF101 by the medical community and consumers;
•	limited marketing experience;
•	a competitive environment characterized by well-established and well-capitalized competitors;
•	the ability to identify, attract and retain qualified personnel; and
•	reliance on key personnel.

Because we are subject to these risks, evaluating our business may be difficult, our business strategy may be unsuccessful and we may be unable to address such risks in a cost-effective manner, if at all. If we are unable to successfully address these risks our business will be harmed.

We have not yet commercialized any products or technologies, and we may never become profitable.

We have not yet commercialized any products or technologies, and we may never be able to do so. We do not know when or if we will complete any of our product development efforts, obtain regulatory approval for any product candidates incorporating our technologies or successfully commercialize any approved products. Even if we are successful in developing products that are approved for marketing, we will not be successful unless these products gain market acceptance for appropriate indications at favorable reimbursement rates. The degree of market acceptance of these products will depend on a number of factors, including:

•	the timing of regulatory approvals in the countries, and for the uses, we seek;
•	the competitive environment;
•	the establishment and demonstration in the medical community of the safety and clinical efficacy of our products and their potential advantages over existing therapeutic products;
•	the Company’s ability to enter into strategic agreements with pharmaceutical and biotechnology companies with strong marketing and sales capabilities;
•	the adequacy and success of distribution, sales and marketing efforts; and
•	the pricing and reimbursement policies of government and third-party payors, such as insurance companies, health maintenance organizations and other plan administrators.

Physicians, patients, thirty-party payors or the medical community in general may be unwilling to accept, utilize or recommend, and in the case of third-party payors, cover any of our products or products incorporating our technologies. As a result, we are unable to predict the extent of future losses or the time required to achieve profitability, if at all. Even if we successfully develop one or more products that incorporate our technologies, we may not become profitable.

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Our current pipeline is based on a single compound, the CF101 drug candidate. Failure to develop CF101 for ophthalmic indications will have a material adverse effect on the Company.

Our current pipeline is based on the development of CF101 for the treatment of DES, glaucoma and uveitis. As such, we are currently dependent on a single molecule for our potential commercial success, and any safety or efficacy problems or concerns with CF101, or Can-Fite’s failure to maintain its license for CF101 from the NIH, which is set to terminate on June 30, 2015, could have a significant adverse impact on our business. Failure to develop CF101 or any additional drug candidates which we may develop in the future, in whole or in part, would have a material adverse effect on the Company.

Our product candidate is at various stages of preclinical and clinical development and may never be commercialized.

The progress and results of any future preclinical testing or future clinical trials are uncertain, and the failure of our product candidate and additional product candidates which we may license, acquire or develop in the future to receive regulatory approvals will have a material adverse effect on our business, operating results and financial condition to the extent we are unable to commercialize any such products. None of our product candidates has received regulatory approval for commercial sale. In addition, we face the risks of failure inherent in developing therapeutic products. Our product candidates are not expected to be commercially available for several years, if at all.

In addition, our product candidates must satisfy rigorous standards of safety and efficacy before they can be approved for commercial use by the FDA or foreign regulatory authorities. The FDA and foreign regulatory authorities have full discretion over this approval process. We will need to conduct significant additional research, including testing in animals and in humans, before we can file applications for product approval. Typically, in the pharmaceutical industry, there is a high rate of attrition for product candidates in preclinical testing and clinical trials. Also, satisfying regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. For example, a number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. In addition, delays or rejections may be encountered based upon additional government regulation, including any changes in legislation or FDA policy, during the process of product development, clinical trials and regulatory reviews. After clinical trials are completed, the FDA has substantial discretion in the drug approval process and may require us to conduct additional preclinical and clinical testing or to perform post-marketing studies.

In order to receive FDA approval or approval from foreign regulatory authorities to market a product candidate or to distribute our products, we must demonstrate through preclinical testing and through human clinical trials that the product candidate is safe and effective for its intended uses (e.g., treatment of a specific condition in a specific way subject to contradictions and other limitations). Even if we comply with all FDA requests, the FDA may ultimately reject or decline to approve one or more of our new drug applications, or NDA (assuming our ability to submit an NDA), or grant approval for a narrowly intended use that is not commercially feasible.  We might not obtain regulatory approval for our drug candidates in a timely manner, if at all.  Failure to obtain FDA approval of any of our drug candidates in a timely manner or at all will severely undermine our business by delaying or halting commercialization of our products, imposing costly procedures, diminishing competitive advantages and reducing the number of salable products and, therefore, corresponding product revenues.

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We might be unable to develop product candidates that will achieve commercial success in a timely and cost-effective manner, or ever.

Even if regulatory authorities approve our product candidates, they may not be commercially successful. Our product candidates may not be commercially successful because government agencies and other third-party payors may not cover the product or the coverage may be too limited to be commercially successful. In addition, physicians and others may not use or recommend our products, even following regulatory approval. A product approval, assuming one issues, may limit the uses for which the product may be distributed thereby adversely affecting the commercial viability of the product. Third parties may develop superior products or have proprietary rights that preclude us from marketing our products. We also expect that at least some of our product candidates will be expensive, if approved. Patient acceptance of and demand for any product candidates for which we obtain regulatory approval or license will depend largely on many factors, including but not limited to the extent, if any, of reimbursement of costs by government agencies and other third-party payors, pricing, competition, the effectiveness of our marketing and distribution efforts, the safety and effectiveness of alternative products, and the prevalence and severity of side effects associated with our products. If physicians, government agencies and other third-party payors do not accept our products, we will not be able to generate significant revenue.

Our product candidate and future product candidates will remain subject to ongoing regulatory requirements even if they receive marketing approval, and if we fail to comply with these requirements, we may not obtain such approvals or could lose those approvals that have been obtained, and the sales of any approved commercial products could be suspended.

Even if we receive regulatory approval to market a particular product candidate, the product will remain subject to extensive regulatory requirements, including requirements relating to manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, distribution and record keeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the uses for which the product may be marketed or the conditions of approval, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product, which could negatively impact us or our collaboration partners by reducing revenues or increasing expenses, and cause the approved product candidate not to be commercially viable. In addition, as clinical experience with a drug expands after approval, typically because it is used by a greater number and more diverse group of patients after approval than during clinical trials, side effects and other problems may be observed after approval that were not seen or anticipated during pre-approval clinical trials or other studies. Any adverse effects observed after the approval and marketing of a product candidate could result in limitations on the use of, withdrawal of FDA approval or withdrawal of any approved products from the marketplace. Absence of long-term safety data may also limit the approved uses of our products, if any. If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities, or previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other setbacks, including the following:

•	restrictions on the products, manufacturers or manufacturing processes;
•	warning letters;
•	civil or criminal penalties, fines and/or injunctions;
•	product seizures or detentions;
•	import or export bans or restrictions;
•	voluntary or mandatory product recalls and related publicity requirements;
•	suspension or withdrawal of regulatory approvals;
•	total or partial suspension of production; and
•	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

If we or our collaborators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements or policies, marketing approval for our product candidates may be lost or cease to be achievable, resulting in decreased revenue from milestones, product sales or royalties, which would have a material adverse effect on our business, financial condition or results of operations.

Clinical trials are very expensive, time-consuming and difficult to design and implement, and, as a result, we may suffer delays or suspensions in future trials which would have a material adverse effect on our ability to generate revenues.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Regulatory authorities, such as the FDA, may preclude clinical trials from proceeding. Additionally, the clinical trial process is time-consuming, failure can occur at any stage of the trials and we may encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

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•	unforeseen safety issues;
•	determination of proper dosing;
•	lack of effectiveness or efficacy during clinical trials;
•	failure of our contract manufacturers to manufacture our product candidates in accordance with cGMP;
•	failure of third party suppliers to perform final manufacturing steps for the drug substance;
•	slower than expected rates of patient recruitment and enrollment;
•	lack of healthy volunteers and patients to conduct trials;
•	inability to monitor patients adequately during or after treatment;
•	failure of third party contract research organizations to properly implement or monitor the clinical trial protocols;
•	failure of institutional review boards to approve our clinical trial protocols;
•	inability or unwillingness of medical investigators and institutional review boards to follow our clinical trial protocols; and
•	lack of sufficient funding to finance the clinical trials.

In addition, we or regulatory authorities may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the regulatory authorities find deficiencies in our regulatory submissions or the conduct of these trials. Any suspension of clinical trials will delay possible regulatory approval, if any, and adversely impact our ability to develop products and generate revenue.

Can-Fite, which conducts our clinical trials, experienced the risks involved with conducting clinical trials, including but not limited to, increased expense and delay. For example, two Phase IIb studies in RA utilizing CF101 in combination with methotrexate, a generic drug commonly used for treating RA patients, or MTX, failed to reach their primary endpoints. Can-Fite believes that this may have been due to low A3AR expression in the subpopulation of RA patients that did not respond well to treatment with MTX. Because of their low A3AR expression, such patients also did not respond well to treatment with CF101. Can-Fite was not aware of this when it designed the studies. As such, Can-Fite must now conduct tests of CF101 as a standalone therapy in patients with A3AR expression levels above a certain threshold.

We may be forced to abandon development of certain products altogether, which will significantly impair our ability to generate product revenues.

Upon the completion of any clinical trial, if at all, the results of these trials might not support the claims sought by us. Further, success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our drug candidates are safe for humans and effective for indicated uses. Any such failure may cause us to abandon a drug candidate and may delay development of other drug candidates. Any delay in, or termination or suspension of, our clinical trials will delay the requisite filings with the FDA and, ultimately, our ability to commercialize our drug candidates and generate product revenues. If the clinical trials do not support our drug product claims, the completion of development of such drug candidates may be significantly delayed or abandon, which would significantly impair our ability to generate product revenues and would materially adversely affect our business, financial condition or results of operations.

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We are currently completely dependent upon Can-Fite to service our operations and development activities. If, at the time we seek to establish our own operations, we are unable to attract and retain key personnel, it could adversely affect our ability to develop and market our products.

Because we currently rely on Can-Fite to manage, as an independent contractor, all activities relating to preclinical and clinical studies for the development of the ophthalmic indications of CF101, we cannot assure you that we will ever be able to manage these operations and activities on our own. We do not currently have the capability of managing all activities relating to the development of the ophthalmic indications of CF101. Accordingly, if Can-Fite ceases to provide such services, our business would likely be materially adversely affected. In the future, we are planning to take control of the development of the ophthalmic indications of CF101. In that event, our future success will depend in part on our ability, financially and otherwise, to identify, hire and retain key personnel that can manage these operations. While we intend to attempt to attract and retain key personnel to the best of our ability, some of our competitors are likely to have greater resources and more experience than we do, making it difficult for us to compete successfully for key personnel. If we are ultimately unable to attract and retain key personnel, we likely would not be able to develop and market our products and would have to continue to rely upon Can-Fite to provide the necessary services. If we are unable to manage these operations and Can-Fite ceases to service our operations and development activities, our ability to develop and market our products, as well as our business, financial condition and results of operations, would be materially adversely affected.

If the third parties upon whom we rely to manufacture our products are unable to timely manufacture our products in compliance with cGMP our business will be harmed.

We do not currently have the ability to manufacture the compounds that we need to conduct our clinical trials and, therefore, we rely upon, and intend to continue to rely upon, certain manufacturers to produce and supply our drug candidates (including the active pharmaceutical ingredients, or APIs) for use in clinical trials and for future sales. If such manufacturers are unable to manufacture the compounds in a timely fashion, our clinical development programs may be delayed which could have a detrimental effect on our business.

Our products are manufactured through a chemical synthesis process, and if one of our materials suppliers encounters problems manufacturing our products, our business could suffer.

The FDA and foreign regulators require manufacturers to register manufacturing facilities. The FDA and foreign regulators also inspect these facilities to confirm compliance with cGMP or similar requirements that the FDA or foreign regulators establish. We do not intend to engage in the manufacture of our products, but our materials suppliers may face manufacturing or quality control problems causing product production and shipment delays or a situation where the supplier may not be able to maintain compliance with the FDA’s cGMP requirements, or those of foreign regulators, necessary to continue manufacturing our drug substance. Drug manufacturers are subject to ongoing periodic unannounced inspections by the FDA, the United States Drug Enforcement Agency, or DEA, and corresponding foreign regulatory agencies to ensure strict compliance with cGMP requirements and other governmental regulations and corresponding foreign standards. Any failure to comply with DEA requirements or FDA or foreign regulatory requirements could adversely affect our clinical research activities and our ability to market and develop our products.

If we acquire or license additional technology or product candidates, we may incur a number of costs, may have integration difficulties and may experience other risks that could harm our business and results of operations.

We may acquire and license additional product candidates and technologies. Any product candidate or technology we license from others or acquire will likely require additional development efforts prior to commercial sale, including extensive pre-clinical or clinical testing, or both, and approval by the FDA and applicable foreign regulatory authorities, if any. All product candidates are prone to risks of failure inherent in pharmaceutical product development, including the possibility that the product candidate or product developed based on licensed technology will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, we cannot assure you that any product candidate that we develop based on acquired or licensed technology that is granted regulatory approval will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace. Moreover, integrating any newly acquired product candidates could be expensive and time-consuming. If we cannot effectively manage these aspects of our business strategy, our business may not succeed.

We do not currently have sales, marketing or distribution capabilities or experience, we are unable to effectively sell, market or distribute our product candidates now and we do not expect to be able to do so in the future. The failure to enter into agreements with third parties that are capable of performing these functions would have a material adverse effect on our business and results of operations.

We do not currently have and we do not expect to develop sales, marketing and distribution capabilities. If we are unable to enter into agreements with third parties to perform these functions, we will not be able to successfully market any of our platforms or product candidates. In order to successfully market any of our platform or product candidates, we must make arrangements with third parties to perform these services.

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As we do not intend to develop a marketing and sales force with technical expertise and supporting distribution capabilities, we will be unable to market any of our product candidates directly. To promote any of our potential products through third parties, we will have to locate acceptable third parties for these functions and enter into agreements with them on acceptable terms, and we may not be able to do so. Any third-party arrangements we are able to enter into may result in lower revenues than we could achieve by directly marketing and selling our potential products. In addition, to the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, as well as the terms of our agreements with such third parties, which cannot be predicted in most cases at this time.  As a result, we might not be able to market and sell our products in the United States or overseas, which would have a material adverse effect on us.

We depend on key members of our management and key consultants and will need to add and retain additional leading experts. Failure to retain our management and consulting team and add additional leading experts could have a material adverse effect on our business, financial condition or results of operations.

We are highly dependent on our executive officers and other key management and technical personnel. Our failure to retain our Chairman, Pnina Fishman, Ph.D., who has developed much of the technology we utilize today, or any other key management and technical personnel, could have a material adverse effect on our future operations. Our success is also dependent on our ability to attract, retain and motivate highly trained technical, and management personnel, among others, to continue the development and commercialization of our current and future products.

We currently work mainly through external resources, including services via the Services Agreement with Can-Fite and the use of consultants. As such, our future success highly depends on our ability to attract, retain and motivate personnel, including contractors, required for the development, maintenance and expansion of our activities. There can be no assurance that we will be able to retain our existing personnel or attract additional qualified employees or consultants. The loss of key personnel or the inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, financial condition and results of operation.

Under current U.S. and Israeli law, we may not be able to enforce employees’ covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We enter into non-competition agreements with our key employees, in most cases within the framework of their employment agreements. As of the date of this prospectus, we have an employment agreement with only one person, Barak Singer, our current Chief Executive Officer. These agreements prohibit our key employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under applicable U.S. and Israeli law, we may be unable to enforce these agreements. If we cannot enforce our non-competition agreements with our employees, then we may be unable to prevent our competitors from benefiting from the expertise of our former employees, which could materially adversely affect our business, results of operations and ability to capitalize on our proprietary information.

We face significant competition and continuous technological change, and developments by competitors may render our products or technologies obsolete or non-competitive. If we cannot successfully compete with new or existing products, our marketing and sales will suffer and we may not ever be profitable.

We will compete against fully integrated pharmaceutical and biotechnology companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs than we do, and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

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•	obtaining FDA, addressing various regulatory matters and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

If our competitors develop and commercialize products faster than we do, or develop and commercialize products that are superior to our product candidates, our commercial opportunities will be reduced or eliminated. The extent to which any of our product candidates achieve market acceptance will depend on competitive factors, many of which are beyond our control. Competition in the biotechnology and biopharmaceutical industry is intense and has been accentuated by the rapid pace of technology development. Our competitors include large integrated pharmaceutical companies, biotechnology companies that currently have drug and target discovery efforts, universities, and public and private research institutions. Almost all of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing and sales resources than we do. These organizations also compete with us to:

•	attract parties for acquisitions, joint ventures or other collaborations;

•	license proprietary technology that is competitive with the technology we are developing;

•	attract funding; and

•	attract and hire scientific talent and other qualified personnel.

Our competitors may succeed in developing and commercializing products earlier and obtaining regulatory approvals from the FDA more rapidly than we do. Our competitors may also develop products or technologies that are superior to those we are developing, and render our product candidates or technologies obsolete or non-competitive. If we cannot successfully compete with new or existing products, our marketing and sales will suffer and we may not ever be profitable.

Our competitors currently include companies with marketed products and/or an advanced research and development pipeline. The competitive landscape in the ophthalmic therapeutics field includes Novartis/Alcon, Allergan, Pfizer, Roche/Genentech, Merck (which acquired Inspire Pharmaceuticals), Santen (which acquired Novagali), Bausch & Lomb (which acquired ISTA Pharmaceuticals and is currently being acquired by Valeant), GlaxoSmithKline, Sanofi-Aventis (which acquired Fovea) and more.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits, which may result in substantial losses.

Any of our product candidates could cause adverse events, including injury, disease or adverse side effects. These adverse events may not be observed in clinical trials, but may nonetheless occur in the future. If any of these adverse events occur, they may render our product candidates ineffective or harmful in some patients, and our sales would suffer, materially adversely affecting our business, financial condition and results of operations.

In addition, potential adverse events caused by our product candidates could lead to product liability lawsuits. If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit the marketing and commercialization of our product candidates. Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. We may not be able to avoid product liability claims. Product liability insurance for the pharmaceutical and biotechnology industries is generally expensive, if available at all. If, at any time, we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to clinically test, market or commercialize our product candidates. A successful product liability claim brought against us in excess of our insurance coverage, if any, may cause us to incur substantial liabilities, and, as a result, our business, liquidity and results of operations would be materially adversely affected. In addition, the existence of a product liability claim could affect the market price of our common stock.

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Although data provided by Can-Fite from a pooled analysis of 730 patients (527 CF101, 203 placebo) indicates that CF101 is safe and well-tolerated at doses up to 4.0 mg administered twice daily for up to 12 weeks, there were incidences (albeit less than or equal to five percent (5%)) of adverse events in five completed and fully analyzed trials in inflammatory disease. Such adverse events included nausea, diarrhea, constipation, common and viral syndromes (such as, tonsillitis, otitis and respiratory and urinary tract infections), myalgia, arthralgia, dizziness, headache, palpitations and pruritus. We observed an even lower incidence (less than or equal to two percent (2%)) of serious adverse events, including pancytopenia (although extensive evaluation suggests that such adverse event was associated with an inadvertent overdose of MTX), exacerbation of chronic obstructive lung disease and exacerbation of Parkinson’s Disease. Notwithstanding the foregoing, the placebo group in such studies had a higher incidence of overall adverse events than any CF101 dose group and a higher incidence of drug-related adverse events than any CF101 dose group (with the exception of the 1.0 mg group).

We may encounter difficulties in managing our growth. Failure to manage our growth effectively will have a material adverse effect on our business, results of operations and financial condition.

We may not be able to successfully grow and expand. Successful implementation of our business plan will require management of growth, including potentially rapid and substantial growth, which will result in an increase in the level of responsibility for management personnel and place a strain on our human and capital resources. To manage growth effectively, we will be required to continue to implement and improve our operating and financial systems and controls to expand, train and manage our employee base. Our ability to manage our operations and growth effectively requires us to continue to expend funds to enhance our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient talented personnel. If we are unable to scale up and implement improvements to our control systems in an efficient or timely manner, or if we encounter deficiencies in existing systems and controls, then we will not be able to make available the products required to successfully commercialize our technology. Failure to attract and retain sufficient talented personnel will further strain our human resources and could impede our growth or result in ineffective growth. Moreover, the management, systems and controls currently in place or to be implemented may not be adequate for such growth, and the steps taken to hire personnel and to improve such systems and controls might not be sufficient. If we are unable to manage our growth effectively, it will have a material adverse effect on our business, results of operations and financial condition.

If we are unable to obtain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors could also be adversely affected if we experience difficulty in obtaining adequate directors’ and officers’ liability insurance.

We may not be able to obtain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties, which are not covered or adequately covered by insurance, our financial condition may be materially adversely affected.

We may be unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors. If we are unable to adequately insure our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage the Company.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and detect fraud. Our failure to properly maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. In addition, such failure may cause us to suffer violations of the U.S. federal securities laws to the extent we are unable to maintain effective internal controls. Any such loss of confidence or violations would have a negative effect on the trading price of our stock.

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Potential political, economic and military instability in the State of Israel, where key members of our senior management, our head executive office and the research and development facilities of Can-Fite are located, may adversely affect our results of operations.

Our head executive office and the facilities of Can-Fite, upon whom we rely for our initial research and development activities, are located in Israel. Political, economic and military conditions in Israel may directly affect our ability to conduct business. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could affect adversely our operations. Ongoing and revived hostilities or other Israeli political or economic factors could harm our operations and product development and cause our revenues to fail to develop or decrease if we have already begun sales.

Recent disruptions in the financial markets and economic conditions could affect our ability to raise capital and could disrupt or delay the performance of our third-party contractors and suppliers.

In past years, the U.S. and global economies have taken a dramatic downturn as the result of the deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. The U.S. and certain foreign governments have recently taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If the actions taken by these governments are not successful, the continued economic decline may cause a significant impact on our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all. In addition, we rely and intend to rely on third-parties, including our clinical research organizations, third-party manufacturers and second source suppliers, and certain other important vendors and consultants. As a result of the current volatile and unpredictable global economic situation, there may be a disruption or delay in the performance of our third-party contractors and suppliers. If such third-parties are unable to satisfy their contractual commitments to us, our business could be severely adversely affected.

Our current management team has little or no experience in managing and operating a publicly traded U.S. company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our current management team has little or no experience managing and operating a publicly traded U.S. company. Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation or financial conditions and could result in delays in achieving the development of an active and liquid trading market for our common stock.

With the exception of one of our directors, all of our current directors and officers serve as directors or officers of Can-Fite, and may have conflicts of interest in transactions or matters concerning us.

With the exception of one of our directors, all of our current directors and officers also serve as directors and/or officers of Can-Fite. Dr. Fishman, our Chairman of the Board, is the Chief Executive Officer of Can-Fite, Barak Singer, our Chief Executive Officer, is the Vice President of Business Development of Can-Fite, Itay Weinstein, our Chief Financial Officer, is the Controller for Can-Fite and Messrs. Cohn and Regev, two of our directors, are also directors of Can-Fite.  These individuals have certain fiduciary obligations to us and to Can-Fite.  Such dual obligations may in the future result in a conflict of interest with respect to presenting certain business, financing or other opportunities to us or to Can-Fite. More specifically, Can-Fite is investigating CF101 for treatment of RA and psoriasis while we are investigating CF101 for treatment of various ophthalmic conditions. While EyeFite has sole responsibility for preparing regulatory filings with respect to approvals of CF101 for the treatment of ophthalmic conditions, Can-Fite manages all activities relating to clinical studies for the development of the ophthalmic indications of CF101 as well as those for psoriasis and RA. A conflict of interest may arise concerning the timing of the parties’ planned and ongoing clinical trials, new drug application filings and the parties’ opportunities for market or data exclusivity for CF101. In addition, they may be faced with decisions that could have different implications for us than they do for Can-Fite. Consequently, we cannot assure you that the members of our Board and management would always act in our and our stockholders’ best interests in all situations where a conflict arises.

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We will incur significant additional increased costs as a result of the listing of our common stock for trading on the NYSE MKT, and our management will be required to devote substantial time to new compliance initiatives as well as to compliance with ongoing U.S. reporting requirements.

If our common stock is listed on the NYSE MKT, we will incur additional significant accounting, legal and other expenses that we did not incur before the offering. We also anticipate that we will incur costs associated with corporate governance requirements of the SEC and the NYSE MKT, as well as requirements under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, and other provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees and shareholder reporting, and to make some activities more time consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, the rules and regulations adopted by the SEC and the NYSE MKT, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our board committees, if any, or as executive officers.

Failure to achieve and maintain effective internal controls in accordance with Section 404 could have a material adverse effect on our business, results of operation or financial condition. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Disclosing deficiencies or weaknesses in our internal controls, failing to remediate these deficiencies or weaknesses in a timely fashion or failing to achieve and maintain an effective internal control environment may cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our common stock. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated issuer” as defined in Regulation S-K of the Securities Act. For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•	comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

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•	submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and
•	include detailed compensation discussion and analysis in our filings under the Exchange Act, and instead may provide a reduced level of disclosure concerning executive compensation.

Although we intend to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We are currently evaluating and monitoring developments with respect to these new rules and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act.

In addition, as an “emerging growth company,” we may elect under the JOBS Act to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Therefore, our financial statements may not be comparable to those of companies that comply with standards that are otherwise applicable to public companies.

Risks Relating to Our Intellectual Property

Our ability to pursue the development of the ophthalmic indications of CF101 depends upon the continuation of our license from Can-Fite and in turn, on Can-Fite’s license from the NIH.

On November 21, 2011, we entered into a license agreement with EyeFite, our wholly-owned subsidiary, and Can-Fite, or the License Agreement, according to which Can-Fite (i) granted to EyeFite a sole and exclusive worldwide license for the use of CF101, Can-Fite’s therapeutic drug candidate, solely in the field of ophthalmic diseases and (ii) assigned to EyeFite its rights, title and interest in and to any and all INDs to CF101 in the ophthalmic field. The license granted to EyeFite allows EyeFite to sublicense its rights to CF101 to third parties, subject to the satisfaction of certain conditions. Pursuant to the License Agreement, EyeFite has sole responsibility for preparing and maintaining all regulatory documentation with respect to approvals of CF101 in the field of ophthalmic diseases and all approvals and related regulatory documentation shall be EyeFite’s sole and exclusive property. EyeFite is also required to assume responsibility for making payments to Can-Fite’s licensor, the NIH, pursuant to, and for the term of, a license agreement between Can-Fite and NIH for certain patent rights relating to CF101, including (i) a nonrefundable minimum annual royalty of $25,000, (ii) earned royalties of 4.0% to 5.5% on net sales in territories where such patents exist and (iii) additional payments ranging from $25,000 to $500,000 upon the achievement of various development milestones for each indication (including the initiation of Phase I, II and III clinical trials and regulatory approval in the United States, Europe or Japan). We estimate that a total of approximately $100,000 in such milestone payments will be payable by EyeFite to the NIH. EyeFite will also be required to make payments to the NIH of 20% of sublicensing revenues, excluding royalties and net of the required milestone payments, for the term of the license agreement between Can-Fite and the NIH. If EyeFite fails to make a required payment to the NIH, Can-Fite would be entitled to terminate the license granted to EyeFite under the License Agreement upon 30-days’ prior written notice. The License Agreement will remain in effect until the expiration of the last of the patents licensed thereunder, which as of the date hereof is in 2031, unless earlier terminated by one of the parties in accordance with the License Agreement. Can-Fite may terminate the License Agreement upon certain bankruptcy and insolvency events of EyeFite and upon EyeFite’s material breach of the License Agreement, upon 30-days’ prior written notice. EyeFite may terminate the License Agreement upon three-months’ prior written notice for any reason and upon 30-days’ prior written notice for Can-Fite’s material breach of the License Agreement. All inventions resulting from the development and commercialization of CF101 under the License Agreement belong to Can-Fite, whether such were invented solely by Can-Fite, solely by EyeFite or by both entities. However, the License Agreement also grants EyeFite an exclusive license to use any such inventions in the field of ophthalmic diseases around the world for no additional consideration. If the License Agreement were terminated, we would lose our rights to develop and commercialize CF101 for the treatment of ophthalmic conditions, which would materially and adversely affect our business, results of operations and future prospects.

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The License Agreement provides Can-Fite with the sole right to make elections with respect to patent term extension of or supplemental protection certificates with respect to the licensed Can-Fite patents and the sole right to seek and maintain any data exclusivity periods available for CF101. The NIH retains responsibility for maintenance of the NIH licensed patents pursuant to the license agreement between Can-Fite and the NIH.

The FDA grants five years of data and market exclusivity to the first applicant to obtain approval of an NDA for a new chemical entity, or an NCE. A drug is an NCE if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. We believe CF101 is a novel compound different from any other approved product under the Federal Food, Drug and Cosmetic Act, and, therefore, has the potential to be regarded as an NCE. Analogous data and market exclusivity provisions, of varying duration, may be available in Europe and other foreign jurisdictions. However, the United States patent protecting CF101 expires in 2015 and at least one other company, Can-Fite, is conducting clinical trials on CF101 for non-ophthalmic indications that may lead to independent NDA filings. We cannot be certain that we will be the first applicant to obtain an FDA approval for any indication of CF101 and we cannot be certain that we will be entitled to NCE exclusivity.

The license agreement between Can-Fite and the NIH imposes certain payment, reporting, confidentiality and other obligations on Can-Fite. In the event that Can-Fite was to breach any of its obligations and fail to cure, the NIH would have the right to terminate the agreement. In addition, the NIH has the right to terminate the agreement upon Can-Fite’s bankruptcy, insolvency, or receivership. Otherwise, the agreement will terminate on June 30, 2015, the date on which the last patent licensed by Can-Fite under such agreement expires. Further, the NIH retains a paid-up, worldwide license to practice the licensed inventions under the agreement with Can-Fite for government purposes and may require Can-Fite to grant sublicenses when necessary to fulfill health or safety needs and retains “march-in” rights, i.e., the right to terminate the license, if, among other things, the invention is needed for a public use such as addressing a public health crisis or the licensee or sublicensee fails to take within a reasonable time to take effective steps to achieve practical application of the licensed invention. If any dispute arises with respect to Can-Fite’s arrangements with the NIH, such dispute may disrupt our operations and would likely have a material adverse impact on us if resolved in a manner that is unfavorable to Can-Fite.

If we fail to adequately protect or enforce or secure rights to the patents which were licensed to us or any patents we may own in the future, the value of our intellectual property rights would diminish and our business and competitive position would suffer.

Our success, competitive position and future revenues, if any, depend in part on our ability to obtain and successfully leverage intellectual property covering our products and product candidates, know-how, methods, processes and other technologies, to protect our trade secrets, to prevent others from using our intellectual property and to operate without infringing the intellectual property rights of third parties.

The risks and uncertainties that we face with respect to our intellectual property rights include, but are not limited to, the following:

•	the degree and range of protection any patents will afford us against competitors;
•	if and when patents will issue;
•	whether or not others will obtain patents claiming aspects similar to those covered by our own or licensed patents and patent applications;
•	we may be subject to interference proceedings;
•	we may be subject to opposition or post-grant proceedings in foreign countries;
•	any patents that are issued may not provide meaningful protection;
•	we may not be able to develop additional proprietary technologies that are patentable;
•	other companies may challenge patents licensed or issued to us or our customers;
•	other companies may independently develop similar or alternative technologies, or duplicate our technologies;
•	other companies may design around technologies we have licensed or developed; and
•	enforcement of patents is complex, uncertain and expensive; and
•	whether we will need to initiate litigation or administrative proceedings that may be costly whether we win or lose.

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We do not expect that we will be able to submit an NDA seeking approval of CF101 prior to the expiration of the CF101 composition of matter patent in 2015. The lack of composition of matter patent protection may diminish our ability to maintain a proprietary position for the intended uses of CF101. Moreover, if we obtain FDA approval, we cannot be certain that we will be the first applicant to obtain an FDA approval for any indication of CF101 and we cannot be certain that we will be entitled to NCE exclusivity. Such diminution of our proprietary position could have a material adverse effect on our business, results of operation and financial condition. Without composition of matter patent protection on CF101 and without NCE exclusivity, we may need to rely primarily or entirely on the Can-Fite patents licensed to us for the methods of using CF101 in the treatment of certain ophthalmic disorders as protection against our competitors.

If patent rights covering our products and methods are not sufficiently broad, they may not provide us with any protection against competitors with similar products and technologies. Furthermore, if the United States Patent and Trademark Office, or the USPTO, or foreign patent offices issue patents to us or our licensors, others may challenge the patents or design around the patents, or the patent office or the courts may invalidate the patents. Thus, any patents we own or license from or to third parties may not provide any protection against our competitors.

We cannot be certain that patents will be issued as a result of any pending applications, and we cannot be certain that any of our issued patents, licensed from Can-Fite and the NIH (or any other third-party in the future), will give us adequate protection from competing products. For example, issued patents, including the patents licensed by us, may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope.

In addition, since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to make our inventions or to file patent applications covering those inventions.

It is also possible that others may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we have licensed, our rights depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so.

In addition to patents and patent applications, we depend upon trade secrets and proprietary know-how to protect our proprietary technology. We require our employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to any other parties. We require our employees and consultants to disclose and assign to us their ideas, developments, discoveries and inventions. These agreements may not, however, provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

Pursuant to the License Agreement, Can-Fite has the sole right to make elections with respect to patent term extension of or supplemental protection certificates with respect to the licensed Can-Fite patents and the sole right to seek and maintain any data exclusivity periods available for CF101. The NIH retains responsibility for maintenance of the NIH licensed patents pursuant to the license agreement between Can-Fite and the NIH.

Also pursuant to the License Agreement, Can-Fite has retained the right to prosecute and maintain the patents licensed to us. While Can-Fite is contractually obligated to us to obtain and maintain protection for those patent rights, and is required to keep us informed of all patent-related activities, we will be dependent upon Can-Fite for the prosecution and maintenance of our licensed patents. If Can-Fite determines not to protect the intellectual property rights that we license from them we may be unable defend such intellectual property rights on our own or we may have to undertake costly litigation to defend the intellectual property rights of Can-Fite ourselves. There can be no assurances that we will continue to have proprietary rights to any of the intellectual property that we license from Can-Fite or any other third party such as the NIH, or otherwise have the right to use intellectual property through similar strategic relationships. Any loss or limitations on use with respect to our right to use such licensed intellectual property could have a material adverse effect on our business, results of operations and financial condition.

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Costly litigation may be necessary to protect our intellectual property rights and we may be subject to claims alleging the violation of the intellectual property rights of others.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and other intellectual property rights of others. In the event that another party has also filed a patent application or been issued a patent relating to an invention or technology claimed by us in pending applications, we may be required to participate in an interference proceeding declared by the USPTO to determine priority of invention, which could result in substantial uncertainties and costs for us, even if the eventual outcome were favorable to us. We, or our licensors, also could be required to participate in interference proceedings involving issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.

The cost to us of any patent litigation or other proceeding relating to our licensed patents or patent applications, even if resolved in our favor, could be substantial and could divert management’s resources and attention. Our ability to enforce our patent protection could be limited by our financial resources, and may be subject to lengthy delays. If we are unable to effectively enforce our proprietary rights, or if we are found to infringe the rights of others, we may be in breach of our License Agreement with Can-Fite.

A third party may claim that we are using inventions claimed by their patents and may go to court to stop us from engaging in our normal operations and activities, such as research, development and the sale of any future products. Such lawsuits are expensive and would consume time and other resources. There is a risk that the court will decide that we are infringing the third party’s patents and will order us to stop the activities claimed by the patents, redesign our products or processes to avoid infringement or obtain licenses (which may not be available on commercially reasonable terms or at all). In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents.

Moreover, there is no guarantee that any prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our product candidates, technologies or other matters. Any claims of infringement asserted against us, whether or not successful, may have a material adverse effect on us.

We rely on confidentiality agreements that could be breached and may be difficult to enforce, which could result in third parties using our intellectual property to compete against us.

Although we believe that we take reasonable steps to protect our intellectual property, including the use of agreements relating to the non-disclosure of confidential information to third parties, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them, the agreements can be difficult and costly to enforce. Although we seek to obtain these types of agreements from our contractors, consultants, advisors and research collaborators, to the extent that employees and consultants utilize or independently develop intellectual property in connection with any of our projects, disputes may arise as to the intellectual property rights associated with our products. If a dispute arises, a court may determine that the right belongs to a third party. In addition, enforcement of our rights can be costly and unpredictable. We also rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risk that:

•	these agreements may be breached;
•	these agreements may not provide adequate remedies for the applicable type of breach;
•	our trade secrets or proprietary know-how will otherwise become known; or
•	our competitors will independently develop similar technology or proprietary information.

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International patent protection is particularly uncertain, and if we are involved in opposition proceedings in foreign countries, we may have to expend substantial sums and management resources.

Patent law outside the United States may be different than in the United States. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States, if at all. A failure to obtain sufficient intellectual property protection in any foreign country could materially and adversely affect our business, results of operations and future prospects. Moreover, we may participate in opposition proceedings to determine the validity of our foreign patents or our competitors’ foreign patents, which could result in substantial costs and divert management’s resources and attention.

We license our patent rights from Can-Fite. Although most jurisdictions in which Can-Fite has applied for, intends to apply for, or has been issued patents have patent protection laws similar to those of the United States, some of them do not. For example, Can-Fite expects to do business in Brazil and India in the future. However, the Brazilian drug regulatory agency, ENVISA, has the authority to nullify patents on the basis of its perceived public interest and the Indian patent law does not allow patent protection for new uses of pharmaceuticals (many of the Can-Fite’s current patent applications are of such nature). Additionally, due to uncertainty in patent protection law, the Can-Fite has not filed applications in many countries where significant markets exist, including Indonesia, Pakistan, Russia, African countries and Taiwan.

Risks Related to Our Industry

We are subject to government regulations and we may experience delays or may be unsuccessful in obtaining required regulatory approvals within or outside of the United States to market our proposed product candidates, and even if we obtain approval, the approved indications may impair our ability to successfully market the product or make commercial distribution not feasible.

Various aspects of our operations are subject to federal, state or local laws, rules and regulations, any of which may change from time to time. Costs arising out of any regulatory developments could be time-consuming and expensive and could divert management resources and attention and, consequently, could adversely affect our business operations and financial performance.

Delays in regulatory approval, limitations in regulatory approval and withdrawals of regulatory approval may have a material adverse effect on the Company. If we experience significant delays in testing or receiving approvals or sign-offs to conduct clinical trials, our product development costs, or our ability to license product candidates, will increase. If the FDA grants regulatory approval to market a product, this approval will be limited to those diseases and conditions for which the product has demonstrated, through clinical trials, to be safe and effective. Any product approvals that we receive in the future could also include significant restrictions on the use or marketing of our products. Product approvals, if granted, can be withdrawn for failure to comply with regulatory requirements or upon the occurrence of adverse events following commercial introduction of the products. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our product candidates or us. If approval is withdrawn for a product, or if a product were seized or recalled, we would be unable to sell or license that product and our revenues would suffer. In addition, outside the United States, our ability to market any of our potential products is contingent upon receiving market application authorizations from the appropriate regulatory authorities. These foreign regulatory approval processes may include all of the risks associated with the FDA approval process described above, if not more.

We expect the healthcare industry to face increased limitations on reimbursement as a result of healthcare reform, which could adversely affect third-party coverage of our products and how much or under what circumstances healthcare providers will prescribe or administer our products.

In both the United States and other countries, sales of our products will depend in part upon the availability of reimbursement from third-party payors, which include governmental authorities, managed care organizations and other private health insurers. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services.

Increasing expenditures for healthcare have been the subject of considerable public attention in the United States. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would effect changes in the U.S. healthcare system have been introduced or proposed in Congress and in some state legislatures, including reducing reimbursement for prescription products and reducing the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products.

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In 2010, Congress enacted and the President signed into law the Patient Protection and Affordable Care Act, as amended, or the Affordable Care Act, which will significantly expand access to health care coverage, but may lead to reduction in reimbursement for supplies, including pharmaceuticals, and services. The Centers for Medicare & Medicaid Services, or CMS, is in the process of issuing regulations to implement the new law which will affect Medicare, Medicaid and other third-party payors. Medicare, which is the single largest third-party payment program and which is administered by CMS, covers prescription drugs in one of two ways. Medicare part B covers outpatient prescription drugs that are administered by physicians and Medicare part D covers other outpatient prescription drugs, but through private insurers. Medicaid, a health insurance program for the poor, is funded jointly by CMS and the states, but is administered by the states. States are authorized to cover outpatient prescription drugs, but that coverage is subject to caps and to substantial rebates.

Although we cannot predict the full effect on our business of the implementation of existing legislation, including the Affordable Care Act or the enactment of additional legislation, we believe that legislation or regulations that reduce reimbursement for or restrict coverage of our products could adversely affect how much or under what circumstances healthcare providers will prescribe or administer our products. This could materially and adversely affect our business by reducing our ability to generate revenue, raise capital, obtain additional collaborators and market our products. In addition, we believe the increasing emphasis on managed care in the United States has and will continue to put pressure on the price and usage of pharmaceutical products, which may adversely impact product sales.

We are subject to federal anti-kickback laws and regulations. Our failure to comply with these laws and regulations could have adverse consequences to us.

There are extensive U.S. federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties. These federal laws include: the anti-kickback statute, which prohibits certain business practices and relationships, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other federal healthcare programs; the physician self-referral prohibition, commonly referred to as the Stark Law; the anti-inducement law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program; the False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs; and the Civil Monetary Penalties Law, which authorizes the U.S. Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both, and debarment. As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to reduce or eliminate waste and to control fraud and abuse in governmental healthcare programs. Private enforcement of healthcare fraud has also increased, due in large part to amendments to the Civil False Claims Act in 1986, or the False Claims Act, that were designed to encourage private persons to sue on behalf of the government. The Fraud Enforcement and Recovery Act of 2009 may further encourage whistleblowers to file suit under the qui tam provisions of the False Claims Act. A violation of any of these federal and state fraud and abuse laws and regulations could have a material adverse effect on our liquidity and financial condition. An investigation into the use by physicians of any of our products once commercialized may dissuade physicians from either purchasing or using them, and could have a material adverse effect on our ability to commercialize those products.

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Risks Relating to Our Operations in Israel

Potential political, economic and military instability in the State of Israel, where our senior management, our head executive office and Can-Fite’s research and development facilities are located, may adversely affect our results of operations.

Our head executive office and the facilities of Can-Fite, upon whom we rely for our initial research and development activities, as well as some of our planned clinical sites and suppliers are located in Israel. Our officers and most of our directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and results of operations and could make it more difficult for us to raise capital. During the winters of 2012 and 2008, Israel was engaged in an armed conflict with Hamas, a militia group and political party operating in the Gaza Strip, and during the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group and political party. These conflicts involved missile strikes against civilian targets in various parts of Israel, and negatively affected business conditions in Israel. To date, Israel faces political tension with respect to its relationships with Turkey, Iran and other Arab neighbor countries. In addition, recent political uprisings and social unrest in various countries in the Middle East and North Africa are affecting the political stability of those countries. This instability may lead to deterioration of the political relationships that exist between Israel and these countries, and have raised concerns regarding security in the region and the potential for armed conflict. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations. For example, any major escalation in hostilities in the region could result in a portion of our employees and service providers being called up to perform military duty for an extended period of time. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Any future deterioration in the political and security situation in Israel will negatively impact our business.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Our operations may be disrupted as a result of the obligation of Israeli citizens to perform military service.

Many Israeli citizens are obligated to perform one month, and in some cases more, of annual military reserve duty until they reach the age of 45 (or older, for reservists with certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, financial condition and results of operations.

Investors may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws against us, EyeFite and both companies’ executive officers and directors or asserting U.S. securities laws claims in Israel.

EyeFite’s directors and officers, as well as most of our directors and officers, are not residents of the United States and some of their, our and EyeFite’s assets are located outside the United States. Service of process upon EyeFite’s or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or EyeFite, and some of our directors and executive officers may be difficult to obtain within the United States. The Company and EyeFite have been informed by their legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or EyeFite or our respective officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us, EyeFite and/or our respective officers and directors.

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Moreover, among other reasons, including but not limited to, fraud, a lack of due process, a judgment which is at variance with another judgment that was given in the same matter and if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

Because a certain portion of our expenses is incurred in currencies other than the U.S. Dollar, our results of operations may be harmed by currency fluctuations and inflation.

Our reporting and functional currency is the U.S. Dollar, but some portion of our clinical trials and operations expenses are in NIS and Euro. As a result, we are exposed to some currency fluctuation risks. We may, in the future, decide to enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the currencies mentioned above in relation to the U.S. Dollar. These measures, however, may not adequately protect us from adverse effects.

Risks Relating to Ownership of Our Common Stock

We have not paid, and do not intend to pay, dividends on our common stock and therefore, unless our common stock appreciates in value, our investors may not benefit from holding our common stock.

We have not paid any cash dividends on our common stock since inception. We do not anticipate paying any cash dividends our common stock in the foreseeable future. As a result, investors in our common stock will not be able to benefit from owning our common stock unless the market price of our common stock becomes greater than the price paid for the stock by such investors.

The public trading market for our common stock is volatile and may result in higher spreads in stock prices, which may limit the ability of our investors to sell their Shares at a profit, if at all.

Our common stock trades in the over-the-counter market and is quoted on the Over-the-Counter Bulletin Board, or OTCBB, and in the Over-the-Counter Markets on the OTCQB. The over-the-counter market for securities has historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations may adversely affect the market price of our common stock and result in substantial losses to our investors. In addition, the spreads on stock traded through the over-the-counter market are generally unregulated and higher than on stock exchanges, which means that the difference between the price at which shares could be purchased by investors in the over-the-counter market compared to the price at which they could be subsequently sold would be greater than on these exchanges. Significant spreads between the bid and asked prices of the stock could continue during any period in which a sufficient volume of trading is unavailable or if the stock is quoted by an insignificant number of market makers. Historically our trading volume has been insufficient to significantly reduce this spread and we have had a limited number of market makers sufficient to affect this spread. These higher spreads could adversely affect investors who purchase the shares at the higher price at which the shares are sold, but subsequently sell the shares at the lower bid prices quoted by the brokers. Unless the bid price for the stock exceeds the price paid for the shares by the investor, plus brokerage commissions or charges, the investor could lose money on the sale. For higher spreads such as those on over-the-counter stocks, this is likely a much greater percentage of the price of the stock than for exchange listed stocks. There is no assurance that at the time an investor in our common stock wishes to sell the shares, the bid price will have sufficiently increased to create a profit on the sale.

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We do not know whether a market for our common stock will be sustained or what the market price of our common stock will be and as a result it may be difficult for you to sell your shares of our common stock.

Although our common stock now trades on the OTCBB and OTCQB, an active trading market for our shares may not be sustained. It may be difficult for you to sell your shares without depressing the market price for the Shares or at all. As a result of these and other factors, you may not be able to sell your Shares at or above the offering price or at all. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of common stock as consideration. Although we intend to apply for the listing of our common stock on the NYSE MKT, an active trading market for our common stock may never develop or may not be sustained if one develops. If an active market for our common stock does not develop or is not sustained, it may be difficult to sell your common stock.

Our Board can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect common stockholders or which could be used to resist a potential take-over of the Company.

Under our certificate of incorporation, our Board is authorized to issue up to 1,000,000 shares of preferred stock, none of which are issued and outstanding as of the date of this prospectus. Also, our Board, without stockholder approval, may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares. If the Board causes shares of preferred stock to be issued, the rights of the holders of our common stock could be adversely affected. The Board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Preferred shares issued by the Board could include voting rights, or even super voting rights, which could shift the ability to control the Company to the holders of the preferred stock. Preferred shares could also have conversion rights into shares of common stock at a discount to the market price of the common stock which could negatively affect the market for our common stock. In addition, preferred shares would have preference in the event of liquidation of the corporation, which means that the holders of preferred shares would be entitled to receive the net assets of the corporation distributed in liquidation before the common stock holders receive any distribution of the liquidated assets. We have no current plans to issue any shares of preferred stock.

The market price of our common stock may fluctuate significantly, which could result in substantial losses by our investors.

The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	increase in the number of shareholders from this offering;
•	announcements of technological innovations, new products or product enhancements by us or others;
•	announcements by us of significant strategic partnerships, out-licensing, in-licensing, joint ventures, acquisitions or capital commitments;
•	expiration or terminations of licenses, research contracts or other collaboration agreements;
•	public concern as to the safety of drugs we, our licensees or others develop;
•	success of research and development projects;
•	success in clinical and preclinical studies;
•	developments concerning intellectual property rights or regulatory approvals;
•	variations in our and our competitors’ results of operations;
•	changes in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;
•	changes in government regulations or patent decisions;
•	developments by our licensees;
•	developments in the biotechnology industry;
•	the results of product liability or intellectual property lawsuits;
•	future issuances of common stock or other securities;
•	the addition or departure of key personnel;
•	announcements by us or our competitors of acquisitions, investments or strategic alliances;
•	general market conditions, including the volatility of market prices for shares of biotechnology companies generally, and other factors, including factors unrelated to our operating performance; and
•	the other factors described in this “Risk Factors” section.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our common stock and result in substantial losses by our investors.

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Further, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations in the past. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility of our common stock might be worse if the trading volume of our common stock is low. In the past, following periods of market volatility, stockholders have often instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and attention of management from our business, even if we are successful. Future sales of our common stock could also reduce the market price of such stock.

Moreover, the liquidity of our common stock is limited, not only in terms of the number of shares that can be bought and sold at a given price, but by delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us, if any. These factors may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our common stock. In addition, without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate its investment in our common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the prices at which our common stock will trade in the future.

Some or all of the “restricted” shares of our common stock issued in connection with the closing of the reverse acquisition transaction in November 2011 or held by other of our stockholders may be offered from time to time in the open market pursuant to an effective registration statement or Rule 144 promulgated under Regulation D of the Securities Act, or Rule 144, and these sales may have a depressive effect on the market for our common stock.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Following the completion of this offering, our Board will have the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares, including shares of common stock issuable upon the exercise of outstanding warrants and options, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote, and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock.

The sale of a substantial number of shares or our common stock after this offering may cause the market price of our shares of common stock to decline.

Sales of a substantial number of shares of common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. The shares of common stock outstanding prior to this offering will be eligible for sale in the public market at various times in the future. All of our directors and executive officers, as well as our principal shareholder, Can-Fite, have agreed with the underwriters, subject to certain exceptions, not to dispose of, exercise, convert or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the completion of this offering, subject to extension in some circumstances, except with the prior written consent of the representatives of the underwriters. Upon expiration of this lock-up period, up to approximately 41,228,969 shares of common stock held by affiliates and others may become eligible for sale, subject to the restrictions under Rule 144.

You will incur immediate and substantial dilution in the net tangible book value of your Shares.

If you purchase Shares in this offering, the value of your Shares based on our actual book value will immediately be less than the price you paid. This reduction in the value of your equity is known as dilution. This dilution occurs in large part because our existing stockholders paid substantially less than the public offering price when they acquired their shares of common stock. Based upon the issuance and sale of         Shares by us in this offering at a public offering price of $         per Share, you will incur immediate dilution of $         in the net tangible book value per Share. For more information, see “Dilution.”

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Because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected.

Our common stock may be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for investors to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of our common stock publicly at times and prices that they feel are appropriate.

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USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $          from the sale of          Shares of our common stock in this offering (or approximately $          million if the underwriter exercises its over-allotment option in full), based on the public offering price of $          per Share, after deducting the underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds to pay the expenses of this offering, to continue the clinical trials of CF101 for use in treating DES and glaucoma, to conduct the Phase II study for the development of CF101 for uveitis and to repay approximately $700,000, as of July 2, 2013, owed to Can-Fite, the payment of which was deferred upon mutual agreement as described elsewhere in this prospectus. Of the amount owed to Can-Fite, we intend to pay half upon the completion of this offering and half on or before December 31, 2013. We also intend to use the proceeds to conduct additional preclinical studies of CF101 and for the development of new drug candidates (pending our ability to license or acquire such new drug candidates after this offering). However, other than confidentiality and non-disclosure agreements, we have not entered into any agreements or commitments with respect to any such licenses or acquisitions at this time. We expect to use the remaining net proceeds for working capital and other general corporate purposes. Pending such usage, we expect to invest the proceeds in short term instruments.

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MARKET FOR OUR COMMON STOCK

Market Information

Our common stock is quoted on the OTCBB and OTCQB under the symbol “OPLI”. There was not an active market and no trading volume during the first three quarters of fiscal 2011 and very limited trading volume thereafter.

	CLOSING BID		CLOSING ASK
	HIGH	LOW	HIGH	LOW
2013
Second Quarter	$1.00	$0.52	$1.55	$0.9585
First Quarter	$1.20	$0.40	$1.50	$0.98

2012
First Quarter	$3.20	$1.40	$3.35	$1.90
Second Quarter	$2.25	$1.25	$3.30	$2.89
Third Quarter	$2.12	$0.13	$2.96	$2.00
Fourth Quarter	$1.50	$0.13	$2.37	$0.975

2011
First Quarter	$0.51	$0.51	$2.50	$2.50
Second Quarter	$0.51	$0.51	$2.50	$2.50
Third Quarter	$0.20	$0.025	$2.50	$2.50
Fourth Quarter	$1.90	$0.025	$2.50	$1.60

The above quotations, as provided by OTC Markets Group, Inc., reflect inter-dealer prices and do not include retail markup, markdown or commissions. In addition, these quotations may not necessarily represent actual transactions.

We intend to apply for the listing of the Shares on the NYSE MKT under the symbol “          .” We make no representation that such application will be approved or that the Shares will trade on such market either now or at any time in the future.

Holders

As of July 1, 2013, there were approximately 21 stockholders of record holding 46,985,517 shares of our common stock. This number does not include an indeterminate number of stockholders whose shares are held by brokers in street name.

Dividends

We have not paid, nor declared, any cash dividends since our inception in 1999 and do not intend to declare or pay any such dividends in the foreseeable future. Payments of any cash dividends in the future will depend on our financial condition, results of operation and capital requirements, as well as other factors deemed relevant to our Board. Our ability to pay cash dividends is subject to limitations imposed by state law.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of December 31, 2012, certain information with respect to compensation plans (including individual compensation arrangements) under which our common stock is authorized for issuance:

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EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,272,615	(1)	$1.37	3,627,385	(2)

Equity compensation plans not approved by security holders	—		—	—
Total	1,272,615			3,627,385

(1)	Represents options granted under our 2012 Plan.
(2)	Represents shares available for future issuance under the 2012 Plan.

For information regarding the 2012 Plan, see “Executive Compensation—Equity Awards”.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents, total debt, and capitalization as of March 31, 2013:

•	on an actual basis; and

•	on an as adjusted basis to reflect our receipt of the net proceeds from our sale of the Shares in this offering at a public offering price of $ per Share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Summary Consolidated Financial Data,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2013
	Actual	As Adjusted
	(In thousands, except share and per share amounts)
Cash and cash equivalents	$530	$
Total debt	$993	$
Stockholders’ equity:
Undesignated preferred stock: 1,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	$—		$—
Common stock: $0.001 par value; 100,000,000 shares authorized, 46,985,517 shares issued and outstanding, actual; 100,000,000 shares authorized, shares issued and outstanding, as adjusted	47
Accumulated other comprehensive income	63
Additional paid-in capital	4,864
Retained earnings	(4,006)
Total stockholders’ equity	968
Total capitalization	$1,961	$

The number of shares of common stock to be outstanding following this offering is based on 46,985,517 shares outstanding as of July 2, 2013. Unless we specifically state otherwise, the information contained in this prospectus:

•	is based on the assumption that the underwriter will not exercise the over-allotment option granted to them by us;

•	excludes 1,507,615 shares issuable upon exercise of all stock options outstanding as of July 2, 2013, which have a weighted-average exercise price of $1.38 per share;

•	excludes 2,160,102 shares issuable to Can-Fite upon the exercise of warrants, with an exercise price of $1.144 per share;

•	excludes 3,255,413 shares issuable upon the exercise of warrants, which have an exercise price of $1.72; and

•	excludes 3,392,385 shares of common stock available for future grants or issuances pursuant to our 2012 Plan.

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DILUTION

If you purchase Shares in this offering, your ownership interest in us will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock as adjusted to give effect to this offering. Dilution results from the fact that the per share offering price of the Shares is substantially in excess of the book value per share attributable to the shares of common stock held by existing stockholders.

Our net tangible book value as of March 31, 2013, was approximately $968,000, or $0.02 per share of our common stock. We calculate net tangible book value per share by taking the amount of our total tangible assets, reduced by the amount of our total liabilities, and then dividing that amount by the total number of shares of common stock outstanding.

After giving effect to our sale of the Shares in this offering at a public offering price of $          per Share, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma net tangible book value as adjusted to give effect to this offering on March 31, 2013, would have been $           , or $           per share of our common stock. This amount represents an immediate increase in net tangible book value of $          per share to existing stockholders and an immediate and substantial dilution in net tangible book value of $          per share to purchasers purchasing Shares in this offering at the public offering price.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per Share	$
Increase in net tangible book value per share attributable to purchasers purchasing Shares in this offering
Pro forma net tangible book value per share of common stock, as adjusted to give effect to this offering
Dilution per share to purchasers in this offering	$

Dilution is determined by subtracting pro forma net tangible book value per share of common stock, as adjusted to give effect to this offering, from the public offering price per share of common stock.

The following table summarizes, as of March 31, 2013, the differences between the number of shares purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by purchasers. As the table shows, new purchasers purchasing shares in this offering will pay an average price per share substantially higher than our existing stockholders paid. The table below is based on           shares of common stock outstanding immediately after the consummation of this offering and does not give effect to the shares of common stock reserved for future issuance under the 2012 Plan or outstanding warrants. A total of 4,900,000 shares of common stock has been reserved for future issuance under the 2012 Plan, by which we have granted options to purchase 1,507,615 shares thereunder as of July 2, 2013. We have also reserved for issuance 5,415,515 shares of common stock for issuance upon the exercise of all outstanding warrants. The table below is based upon a public offering price of $            per Share for Shares purchased in this offering and excludes underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration			Average Price Per
	Number	Percent		Amount	Percent		Share
(millions)
Existing stockholders	46,985,517		%	$4,661		%	$0.11
Purchasers in this offering

Total			%	$		%	$

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An increase or decrease in the assumed public offering price by $1.00 per share would increase or decrease our pro forma net tangible book value per share after this offering by $           , and would increase or decrease the dilution to new purchasers by $            per Share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Forward-Looking Statements.”

Overview

We are a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. We have in-licensed certain patents and patent applications protecting the use in the ophthalmic field of our current pipeline drug under development, a synthetic A3 adenosine receptor, or A3AR, agonist, CF101 (known generically as IB-MECA). CF101 is being developed to treat three ophthalmic indications: DES; glaucoma and uveitis. We are currently: (i) conducting a Phase III trial of CF101 for DES, under an Investigational New Drug application, or IND, with the United States Food and Drug Administration, or FDA; (ii) conducting a Phase II trial of CF101 for the treatment of glaucoma; and (iii) preparing for Phase II study of CF101 for uveitis.

CF101 is a highly-selective, orally bioavailable small molecule synthetic drug, which targets the A3AR. We believe that CF101 has a favorable safety profile and a potent anti-inflammatory activity, mediated via its capability to inhibit the production of inflammatory cytokines, such as TNF-α, MMPs, IL-1, and IL-6. This is mediated by activation of the A3AR, which is highly expressed in inflammatory tissues in contrast to normal tissues where expression levels of the receptor are very low. We believe that the anti-inflammatory and neuroprotective effects of CF101 make it an attractive candidate for use in the treatment of a variety of ophthalmic indications.

Plan of Operation

We did not generate any revenue in the first quarter of 2013 and we do not expect to generate any revenues for the remainder of 2013. Through our subsidiary, EyeFite, which holds the license to all the intellectual property related to our technology, we are developing therapeutic products for the treatment of ophthalmic disorders. As of March 31, 2013, we had $530,000 in cash and cash equivalents. As of March 31, 2013, we also held 17,873,054 (or 714,922 after a recently effected reverse share split) ordinary shares of Can-Fite (traded on the TASE) presented in our balance sheet as $1,031,000 in marketable securities under short-term assets available for sale and $261,000 in restricted securities under long-term assets presented at cost basis. On June 17, 2013, we sold over the TASE 268,095 ordinary shares of Can-Fite held by us for consideration of $510,714. After the sale, the Company owns 446,827 post-reverse split ordinary shares of Can-Fite. Although we can provide no assurances, we believe that such funds will be sufficient to continue our business and operations as currently conducted. However, we will require the funds from this offering to fund our operations during 2014 and beyond.

In addition, in February 2013, we obtained a formal letter from Can-Fite stating that Can-Fite would defer receiving payments owed to it under the Services Agreement beginning on January 31, 2013 for the performance of the clinical trials of CF101 in ophthalmic indications until the completion of this offering or a similar fundraising by us. Any such deferred payments will bear interest at a rate of 3% per annum from the due date of each invoice issued by Can-Fite to us until the time we make such deferred payments. For a long term solution, including financing our activities during 2014 and beyond, we will require the funds from this or a similar offering for the purpose of further testing our products, managing our business and obtaining certifications necessary in order to market them.

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Results of Operations

For the Quarters ended March 31, 2013 and 2012

For the period from June 27, 2011 (EyeFite’s inception date) to March 31, 2013, we did not generate any revenues from operations. Operating expenses during the fiscal quarter ended March 31, 2013 were $801,000, compared with $710,000 for the fiscal quarter ended March 31, 2012, and finance income was $59,000, compared to finance expenses of $2,114,000 for the comparable prior period. Net losses for the quarters ended March 31, 2013 and 2012 were $742,000 and $2,824,000, respectively. Expenses for the period mentioned above consisted of research and development of $596,000, with $508,000 for the comparable prior year period, and of general and administrative expenses of $205,000, with $202,000 for the comparable prior year period. The general and administrative expenses were mainly due to Chief Executive Officer salaries, director share based payments, management fees and professional services fees relating to our reporting requirements. Although there was no material change in the general and administrative expenses for the quarters ended March 31, 2013 and 2012, the Company did not pay salaries in the first quarter of 2012, but the cost of professional services increased. The finance income was mainly from a change in the fair value of derivatives in the amount of $59,000.

For the Years ended December 31, 2012 and 2011

For the year ended December 31, 2012, we did not generate any revenues from operations. Expenses for the year ended December 31, 2012 were $2,511,000 with finance income of $648,000 for a net loss of $1,863,000. Expenses for the period mentioned above consisted of research and development expenses of $1,827,000 and of general and administrative expenses of $684,000. These expenses were mainly due to professional, legal and accounting fees relating to our reporting requirements and to directors’ stock based compensation. The finance income was mainly from a change in the fair value of derivatives.

We did not generate any revenues from operations during the years ended December 31, 2011. Expenses during the period from June 27, 2011 to December 31, 2011 were $351,000 with finance expense of $1,050,000 for a net loss of $1,401,000. Expenses for the period mentioned above in 2011 consisted of research and development expenses of $216,000 and of general and administrative expenses of $135,000. These expenses were mainly due to professional, legal and accounting fees relating to our reporting requirements. The finance expenses were mainly due to a change in the fair value of our derivatives. The results in 2011 reflect five weeks of operations from November 21, 2011, the closing date of the reverse acquisition transaction, until December 31, 2011.

We are a development stage company and it is not possible for us to predict with any degree of accuracy the outcome of our research, development or commercialization efforts. As such, it is not possible for us to predict with any degree of accuracy any significant trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net sales or revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause financial information to not necessarily be indicative of future operating results or financial condition. However, to the extent possible, certain trends, uncertainties, demands, commitments and events are identified in the preceding paragraphs.

Liquidity and Capital Resources

Since the reverse acquisition transaction completed in November 2011, we have funded our operations primarily through the private placement of shares of our common stock which took place on the same date as the reverse acquisition transaction. In this private placement, we raised approximately $3,500,000 in net proceeds after the deduction of offering expenses. As of March 31, 2013, we had $530,000 in cash and cash equivalents. We also held 17,873,054 (or 714,922 after a recently effected reverse share split) ordinary shares of Can-Fite (traded on the TASE) presented in our balance sheet as $1,031,000 in marketable securities under short-term assets available for sale and $261,000 in restricted securities under long-term assets presented at cost basis. On June 17, 2013, we sold over the TASE 268,095 ordinary shares of Can-Fite held by us for consideration of $510,714. After the sale, the Company owns 446,827 post-reverse split ordinary shares of Can-Fite. Net cash used in operating activities was approximately $2,700,000 for the year ended December 31, 2012, compared with net cash used in operating activities of approximately $60,000 for the period from the closing date of the reverse acquisition transaction until December 31, 2011. Net cash used in operating activities was approximately $195,000 for the three months ended March 31, 2013, compared with net cash used in operating activities of approximately $974,000 for the three months ended March 31, 2012, and $2,965,000 for the period from the closing date of the reverse acquisition transaction until March 31, 2013. The increase in net cash used in operating activities during 2012 as compared to the period from the closing date of the reverse acquisition transaction until the end of 2011, was primarily the result of the Company’s five-weeks of operations in 2011. There was no net cash provided by investing activities for either of the years ended December, 31, 2012 or 2011.

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There was no net cash provided by financing activities for the year ended December 31, 2012, for the three months ended March 31, 2013 and 2012, as compared to net cash provided by financing activities of approximately $3,500,000 for the period from November 21, 2011 until December 31, 2011. The changes in cash flows from financing activities relate to the amount we raised on November 21, 2011 as part of the acquisition of EyeFite.

Developing drugs, conducting clinical trials and commercializing products is expensive and we will need to raise substantial additional funds to achieve our strategic objectives. Although we believe our existing cash resources will be sufficient to fund our current projected cash requirements to operate our business as currently conducted, we will require the funds from this offering to fund our operations during 2014 and beyond.

During the prior two fiscal years, changes in inflation and other price changes did not materially affect our financial condition, business or operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our consolidated financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity capital expenditures or capital resources.

Reverse Recapitalization

The reverse acquisition transaction with Can-Fite was accounted for as a reverse recapitalization which is outside the scope ASC 805, Business Combinations. Under reverse recapitalization accounting, EyeFite is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. Assets acquired and liabilities assumed are reported at their historical amounts. As a result, the consolidated financial statements of the legal parent company should represent a continuation of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal parent company and a recapitalization at the equity of the accounting acquirer. Additionally, the income statement for the period reflects the accounting acquirer for the full period together with the post- acquisition results of the parent company, here OphthaliX. These consolidated financial statements include the accounts of the Company since the effective date of the reverse recapitalization and the accounts of EyeFite since inception.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP. In doing so, we must make estimates and assumptions that affect our reported amounts of assets, liabilities, and expenses, as well as related disclosure of contingent assets and liabilities. In some cases, we could reasonably have used different accounting policies and estimates. Changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies and estimates, which we discuss further below. We have reviewed our critical accounting policies and estimates with our Board.

Holdings in Can-Fite

In accordance with ASC320, an accounting for our investment in the equity securities depends on the remaining period of the tradability restriction in the respective market for the shares.

Shares that are restricted for less than one year should be re-measured to reflect fair value each cutoff date. These securities are classified as available-for-sale securities carried at fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity under accumulated other comprehensive income in the consolidated balance sheet. The rest of the restricted shares that have trade restrictions for more than one year should be accounted as a financial asset, on a cost basis (based on the valuation of an expert as of transaction date).

For investments classified as available-for-sale securities, unrealized gains and losses are recorded in accumulated other comprehensive income, a separate component of stockholders’ equity, realized gains and losses on sales of available-for-sale securities, as determined on a specific identification basis, are included in the consolidated statement of operations.

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We recognize an impairment charge when a decline in the fair value of investments in debt securities is below the cost basis of such securities and judged to be other-than-temporary. Factors considered in making such a determination include the duration and severity of the impairment, the reason for the decline in value, the potential recovery period and our intent to sell, including whether it is more likely than not that we will be required to sell the investment before recovery of cost basis. For securities that are deemed other-than-temporarily impaired, the amount of impairment is recognized in “other-than-temporary impairment, net of gain on sale of marketable securities previously impaired” in the statement of income and is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income. During 2012, we recorded other-than-temporary impairment charge of $323,000.

As of March 31, 2013, we held 17,873,054 (or 714, 922 after a recently effected reverse share split) shares of Can-Fite’s issued and outstanding ordinary shares which have certain resale restriction provisions. Such restrictions provide that for the first 12 months after the grant, none of such shares may be sold and then for the next eight consecutive quarters, not more than 1% of our holdings may be sold in each such quarter; provided that, the amount to be sold on any one day may not exceed the average daily trading volume during the eight-week period preceding such sale.

As of March 31, 2013, we held $1,031,000 in marketable securities classified in short term assets, designated as available-for-sale and $261,000 in restricted marketable securities classified in long term assets, presented at cost basis as of March 31, 2013 (i.e., the Can-Fite ordinary shares).

Because part of our investment in Can-Fite's ordinary shares is restricted, we need to adjust the restricted shares' fair value in order to reflect such restriction on such shares' price. In estimating the fair value of the Can-Fite restricted shares that we hold, we used Black-Scholes option-pricing model with the following weighted-average assumptions as of December 31, 2011 December 31, 2012 and March 31, 2013: risk-free interest rates ranging from 2.69% to 3.21% , from 1.66% to 1.74% and from 1.55% to 1.69%, respectively; dividend yields of 0%; volatility factors of 76.3% to 77.06%; and a weighted-average contractual life of the restricted shares of between 0.14 and 2.64 years.

As a result, the fair value of the Can-Fite shares held by us on November 21, 2011 reflects the resale restrictions. The fair value of these shares based on an external expert’s valuation as of December 31, 2012 and 2011 was $1,229,000 and $1,508,000 respectively. For accounting purposes their fair value represents a discount from their market value of $366,000 and $588,000, respectively.

On June 17, 2013, we sold over the TASE 268,095 ordinary shares of Can-Fite held by us for consideration of $510,714. After the sale, the Company owns 446,827 post-reverse split ordinary shares of Can-Fite.

Income Taxes

We and our subsidiary account for income taxes and uncertain tax positions in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

We and our subsidiary provide a full valuation allowance to reduce deferred tax assets to the amounts that are more likely-than-not to be realized.

We adopted ASC 740-10. ASC 740-10 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with ASC 740. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of December 31, 2012, this standard had no effect on our financial statements.

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Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents, short-term bank deposits, marketable securities, trade receivables and other account receivables.

Cash and cash equivalents are deposited with major banks in Israel. Such deposits in Israel may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold our investments are institutions with high credit standing, and accordingly, minimal credit risk exists with respect to these investments.

Derivative Related to the Services Agreement

In connection with the recapitalization transaction described in Note 1(b) of the consolidated financial statements, on November 21, 2011, EyeFite entered into the Services Agreement with Can-Fite. See “Business—The Services Agreement”.

According to the Services Agreement, as additional consideration for its services, we agreed to pay to Can-Fite additional fees (“Additional Fees”) equal to 2.5% of any revenues received by us (or any affiliate of our company including our wholly owned subsidiary, EyeFite) for rights to CF101 from third-party sublicensees (including up-front payments, developmental or commercial milestones, royalties on net sales and any similar payments, but not including payments to support or reimburse us for research, development, manufacturing or commercial expenses or for equity). Can-Fite has the right, until the earlier of (a) November 21, 2016 and (b) the closing of the acquisition of our company by another entity, resulting in the exchange of our outstanding common shares such that the stockholders of our company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity, to convert its Additional Fees right into a warrant (the “Warrant”) to purchase 2,160,102 shares of our common stock (the “Exchange Right”). The exercise price for the Warrant is an aggregate of $2.5 million, based on a per share exercise price of $1.144. The Warrant may also be exercised on a cashless basis.

Our management has considered ASC 815 in order to evaluate whether the Exchange Right (contingent call option to holders) instrument is a financial instrument that has the characteristics of a derivative. In particular, management has also evaluated ASC 815-10-15-74(a) scope exception.

Based on the analysis above, our management concluded that the Exchange Right does not have fixed settlement provisions, and therefore, should be classified as a liability at inception. The Exchange Right will be re-measured at fair value each reporting period until the date of exercise or expiration with the change in value reported in the statement of operations (as part of financial income/expenses).

Consequently, we recorded as part of the recapitalization transaction a liability related to the Exchange Right in the amount of $438,000 based on its fair value on November 21, 2011. Issuance expenses that were allocated to this component, which amounted to $50,000, were expensed immediately and are included as part of financial expenses in the consolidated statements of operations (see Note 7 of the consolidated financial statements for the re-measurement at year end).

The fair value of the Exchange Right was determined using the binomial option-pricing model. This option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected term.

The fair value of the Exchange Right as of December 31, 2012 and 2011 amounted to $470,000 and $1,436,000 respectively, was determined using the binomial option-pricing model. The aforementioned option-pricing model requires a number of assumptions, of which most significant are the expected stock price volatility and the expected term.

We consider an active market to be one in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis, and views an inactive market as one in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers. Since the quoted market value of our common stock was based on a sporadically traded stock with little or no volume, our management determined our stock price fair value based on ASC 820 Fair Value Measurement using the income approach assisted by a third party specialist. Consequently, we used the estimates stock price fair value in the underlying assumptions of the computation of the fair value of the derivative related to the Services Agreement.

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Accounting for Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation” (“ASC 718”). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in our consolidated statement of comprehensive loss.

We recognize compensation expenses for the value of our awards granted based on the straight-line method over the requisite service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

We estimate the fair value of stock options granted using the Black-Scholes option-pricing model. This option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Expected volatility was calculated based upon historical volatilities of similar entities in the related sector index.

Under the 2012 Plan we may grant, among other awards, stock options, restricted stock and restricted stock units of the Company to our officers, directors, employees and consultants. See “Executive Compensation—Equity Awards”.

Jumpstart Our Business Startups Act of 2012

We are an emerging growth company within the meaning of the rules under the Securities Act, and we will utilize certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. For example, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. The JOBS Act also permits us, as an “emerging growth company,” to take advantage of an extended transition period to comply with certain new or revised accounting standards if such standards apply to companies that are not issuers. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards when they are required to be adopted by issuers. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

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BUSINESS

Business Overview

We are a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. We have in-licensed certain patents and patent applications protecting the use in the ophthalmic field of our current pipeline drug under development, a synthetic A3AR agonist, CF101 (known generically as IB-MECA). CF101 is being developed by us to treat three ophthalmic indications: keratoconjunctivitis sicca, also known as dry eye syndrome, or DES; glaucoma and uveitis. We are currently: (i) conducting a Phase III trial of CF101 for the treatment of DES, under an Investigational New Drug, or IND, application with the United States Food and Drug Administration, or FDA; (ii) conducting a Phase II trial of CF101 for the treatment of glaucoma or related syndromes of ocular hypertension; and (iii) preparing for the Phase II study of CF101 for the treatment of uveitis.

CF101 is a highly-selective, orally bioavailable small molecule synthetic drug, which targets the A3AR. We believe that CF101 has a favorable safety profile and a potent anti-inflammatory activity, mediated via its capability to inhibit the production of inflammatory cytokines, such as TNF-α, MMPs, IL-1, and IL-6. This is mediated by activation of the A3AR, which is highly expressed in inflammatory tissues in contrast to normal tissues where expression levels of the receptor are very low. We believe that the anti-inflammatory and neuro-protective effects of CF101 make it an attractive candidate for use in the treatment of a variety of ophthalmic diseases. While Can-Fite is continuing to develop CF101 for autoimmune inflammatory indications, including RA and psoriasis, we are focusing, under the License Agreement, on the development of CF101 for ophthalmic indications.

A Phase II study of CF101 in 76 patients with moderate-to-severe DES achieved its primary endpoint and demonstrated CF101’s ability to improve signs of ocular surface inflammation. The trial was a multicenter, randomized, double-masked, placebo-controlled, parallel-group study. Patients were treated orally with either 1.0 mg CF101 pills or matching vehicle-filled placebo pills, twice daily for 12 weeks, followed by a two-week post-treatment observation. The primary endpoints of the Phase II trial were based on an improvement of more than 25% over baseline at week 12 in one of the following parameters: (i) tear break-up time, or BUT; (ii) superficial punctate keratitis (epithelial staining of the cornea) assessed by fluorescein staining, or FS, results; and (iii) Schirmer tear test 1 results, which are assessed by using paper strips inserted into the eye for several minutes to measure the production of tears. The CF101-treated group experienced a statistically significant increase in the proportion of patients who achieved more than 25% improvement in FS and in the clearance of FS, as compared to the placebo group. CF101 was well-tolerated and exhibited an excellent safety profile with no serious adverse events. The most commonly reported adverse events included constipation, headache, palpitations, itching, abdominal pain, arthralgia, myalgia, fatigue and dry mouth.

Our ongoing Phase III trial is being conducted in the United States, Europe and Israel. The trial is randomized, double-masked, placebo-controlled and has enrolled 237 patients with moderate-to-severe DES. The patients are being randomized to receive two oral doses of CF101 (0.1 mg and 1.0 mg) or a placebo, for a period of 24 weeks. The primary efficacy endpoint will be complete clearing of corneal staining. We plan to initiate an additional Phase III study involving CF101 for the treatment of moderate-to-severe DES after the conclusion of the current study.

We retain full development and commercial rights to CF101 with respect to ophthalmic indications. We intend to seek a development and commercial partner for CF101 after the availability of results from the first Phase III trial in the treatment of DES.

We believe our pipeline drug applications represent a significant market opportunity. For instance, according to GlobalData, the global DES market size was approximately $1.6 billion in 2012 and was expected to grow to approximately $5.5 billion by 2022, the global market for glaucoma drugs was estimated at approximately $3.0 billion in 2010 and the global uveitis therapeutics market is expected to grow from $0.32 billion in 2010 to $1.6 billion by 2017. Our product candidate has not been approved for sale or marketing and, to date, there have been no commercial sales of our product candidate.

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Our Strategy

Our strategy is to build a specialized ophthalmic biopharmaceutical company that in-licenses and develops an innovative and effective small molecule drug portfolio with a mechanism of action that mediates the pathogenesis of ophthalmic diseases and is safe and well-tolerated by patients. We continue to develop and test our existing pipeline, while also examining the potential of licensing or acquiring other small molecules for ophthalmic indications. We generally focus on drugs with global market potential and we seek to create global partnerships with academic institutions and biotechnology or pharmaceutical companies to effectively assist us in developing our portfolio and to market our products.

Key elements of our strategy include:

•	Continuing to advance our development of CF101 for the treatment of ophthalmic diseases, which currently includes the ongoing Phase III trial of CF101 in the treatment of DES, the ongoing Phase II trial in glaucoma and the planned Phase II trial in uveitis.

•	Forming a development and commercialization partnership for CF101 after obtaining results from the first Phase III trial in the treatment of DES. We intend to commercialize our products through out-licensing agreements with third parties who may perform any or all of the following tasks: completing development, securing regulatory approvals, manufacturing, marketing and sales.

•	Exploring opportunities to license or acquire additional drug candidates for the treatment of ophthalmic indications. CF101 is directed at ophthalmic diseases that have major global markets. Our intent is to explore opportunities to license or acquire other small molecules for the treatment of ophthalmic diseases.

We believe that our strategy will increase the likelihood of advancing clinical development and potential commercialization of our product candidates, as well as increase awareness of our brand and our potential market share.

Product Pipeline

CF101 for the Treatment of Ophthalmic Indications

We are developing CF101 for the treatment of DES, glaucoma and uveitis. Set forth below are general descriptions of the ophthalmic diseases with respect to which CF101 has underwent, is currently undergoing, or is in preparation for clinical trials.

Dry Eye Syndrome: DES is an eye disease caused by eye dryness, which, in turn, is caused by either decreased tear production or increased tear film evaporation. The tear film is comprised of the lower mucous layer which helps the tear film adhere to the eyes, a middle layer of water and an upper oil layer that seals the tear film and prevents evaporation. The tear film keeps the eye moist, creates a smooth surface for light to pass through the eye, nourishes the front of the eye and provides protection from injury and infection. DES is usually caused by aqueous tear deficiency, or inadequate tear production, whereby the lachrymal gland, the gland that secretes the aqueous layer of the tear film, does not produce sufficient tears to keep the entire conjunctiva, or the tissue inside the eyelids that covers the sclera, and cornea covered by a complete layer of tear film. In rare cases, aqueous tear deficiency may be a symptom of collagen vascular diseases, including RA, Wegener’s granulomatosis, an incurable form of vasculitis (the inflammatory destruction of blood vessels), systemic lupus erythematosus, an autoimmune connective tissue disease, Sjögren’s syndrome, an autoimmune process in which patients suffer from mouth and eye dryness, and autoimmune diseases associated with Sjögren’s syndrome. DES can also be caused by abnormal tear composition resulting in rapid evaporation or premature destruction of tears. Additional causes include, but are not limited to, age, use of certain drugs and the use of contact lenses.

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DES is characterized by eye irritation symptoms, blurred and fluctuating vision, tear film instability, increased tear osmolarity and ocular surface epithelial disease. DES causes constant ocular discomfort, typically dryness, burning, a sandy-gritty eye irritation and a decrease in visual function. Over an extended period of time, DES can lead to tiny abrasions on the surface of the eyes. In advanced cases, the epithelium undergoes pathologic changes, namely squamous metaplasia, a non-cancerous change of surface-lining cells, and loss of goblet cells, which secrete mucin, which in turn dissolves in water to form mucous. Some severe cases result in thickening of the corneal surface, corneal erosion, epithelial defects, corneal ulceration (sterile and infected), corneal neovascularization, or excessive ingrowth of blood vessels, corneal scarring, corneal thinning, and even corneal perforation. In the most severe cases, DES may result in deterioration of vision.

Glaucoma: Glaucoma is an eye disease in which the optic nerve is damaged. This optic nerve damage involves loss of retinal ganglion cells, or neurons located near the inner surface of the retina, in a characteristic pattern. There are many different subtypes of glaucoma, but they can all be considered to be a type of optic neuropathy. Raised intraocular pressure, or IOP, is the most important and only modifiable risk factor for glaucoma. However, some individuals may have high IOP for years and never develop optic nerve damage. This is known as ocular hypertension. Others may develop optic nerve damage at a relatively low IOP, and, thus, glaucoma. Untreated glaucoma can lead to permanent damage of the optic nerve and resultant visual field loss, which over time can progress to blindness.

Glaucoma can be roughly divided into two main categories, “open angle” and “closed angle” glaucoma. The angle refers to the area between the iris and cornea through which fluid must flow to exit the eye. The difficulty or inability of such fluid to exit the eye causes an acute increase of pressure and pain. Closed angle glaucoma can appear suddenly, is often painful and visual loss can progress quickly. However, the discomfort often leads patients to seek medical attention before permanent damage occurs. Open angle, chronic glaucoma tends to progress at a slower rate and patients may not notice they have lost vision until the disease has progressed significantly.

Uveitis: Uveitis is inflammation of the middle layer of the eye, or the uvea, caused by an immune reaction. Uveitis can be associated with auto-immune inflammatory diseases and various eye infections. Uveitis is a common cause of blindness. The most common form of uveitis is anterior uveitis, which involves inflammation in the front part of the eye. It is often called iritis because it usually only affects the iris, the colored part of the eye. The inflammation may be associated with autoimmune diseases, but most cases occur in healthy people. The disorder may affect only one eye and is most common in young and middle-aged people.

Posterior uveitis affects the back part of the uvea, and involves primarily the choroid, a layer of blood vessels and connective tissue in the middle part of the eye. This type of uveitis is called choroiditis. If the retina is also involved, it is called chorioretinitis. Anterior uveitis affects the front part of the uvea, and involves primarily the iris and the cilliary body. This type of uveitis is called iridocyclitis. These conditions may develop as a result of a body-wide, or systemic, infection or an autoimmune disease. Another form of uveitis is pars planitis. This inflammation affects the narrowed area, or the pars plana, between the iris, or colored part of the eye, and the choroid. Pars planitis usually occurs in young men and is generally not associated with any other disease. However, some evidence suggests it may be linked to Crohn’s disease and, possibly, multiple sclerosis.

CF101 –Clinical and Pre-Clinical Profile

Clinical Studies of CF101 - Overview

The information below is based on the various studies conducted with CF101, including clinical studies in patients with non-ophthalmic related diseases. All of the studies were conducted by Can-Fite or by Can-Fite’s partners or affiliates.

Phase III Clinical Studies of CF101

Based on positive results demonstrated in our Phase II study of CF101 in patients with moderate-to-severe DES described below served, the FDA approved an IND for a Phase III trial in the same patient population in September 2010 and the Phase III trial is currently being conducted by us in the United States, Europe and Israel. The randomized, double-masked Phase III clinical trial enrolled 237 patients with moderate-to-severe DES who will be randomized to receive two oral doses of CF101 (0.1 and 1.0 mg) or a placebo, for a period of 24 weeks. The primary efficacy endpoint will be complete clearing of corneal staining. On March 15, 2013, we announced that patient enrollment for the study was completed and that the results of this study are expected in the fourth quarter of 2013. We plan on initiating an additional Phase III study involving CF101 for the treatment of moderate-to-severe DES after the conclusion of the current study.

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Phase II Clinical Studies of CF101

CF101 has completed five Phase II studies in DES, RA and psoriasis in 730 patients (527 patients treated with CF101 and 203 patients treated with a placebo) for an aggregate exposure of approximately 150 patient years, and has demonstrated a favorable safety profile at doses up to 4 mg BID for up to 12 weeks. In these Phase II studies, no dose-response relationship was evident between CF101 and adverse events. Moreover, no clinically significant changes in vital signs, electrocardiograms, blood chemistry or hematology were observed. CF101, given as a standalone therapy, reached the primary endpoint in a Phase II clinical study in DES, as further detailed below. In addition to the ophthalmic indications, positive data were observed utilizing CF101 as a standalone drug in two Phase II clinical studies in psoriasis and RA. However, two Phase IIb studies in RA utilizing CF101 in combination with methotrexate failed to reach the primary endpoints. Can-Fite continues to develop CF101 as a standalone therapy for autoimmune inflammatory indications including RA and psoriasis, in parallel to our development of CF101 for ophthalmic indications. Safety data from these studies is being shared between Can-Fite and us.

Phase I Clinical Studies of CF101

CF101 has been studied comprehensively in normal volunteer trials to assess safety, pharmacokinetic metabolism and food interaction. Two Phase I studies in 40 healthy volunteers, single dose and repeated dose, indicated that CF101 is rapidly absorbed (reaching a maximal concentration within one to two hours) with a half-life of eight to nine hours. Some mild adverse events (principally, increased heart rate) were observed at doses higher than single doses of 10.0 mg and twice-daily doses of 5.0 mg. Such increase in heart rate was not accompanied by any change in QT intervals. The drug showed linear kinetics, in that the concentration that results from the dose is proportional to the dose and the rate of elimination of the drug is proportional to the concentration, and low inter-subject variability, meaning that the same dose of the drug does not produce large differences in pharmacological responses in different individuals. A fed-fast Phase I study (with and without food) demonstrated that food causes some attenuation in CF101 absorption; accordingly CF101is administered to patients on an empty stomach. An additional Phase I study of the absorption, metabolism, excretion and mass balance of 4.0 mg (C14) CF101 was conducted in six healthy male subjects and demonstrated that CF101 was generally well-tolerated in this group.

Based on the findings from Phase I clinical studies, 4.0 mg BID, or twice daily, was selected as the upper limit for initial Phase II clinical trials.

Clinical Studies of CF101 for the Treatment of Ophthalmic Diseases – By Indication

CF101 for the Treatment of DES

A Phase II study in DES was conducted by Can-Fite after discovering that some patients in the Phase IIa study for another condition also experienced improvement in DES symptoms. The study prompted an application for two patents relating to DES and Sjörgen’s Syndrome, an autoimmune disease manifested by dryness in the mouth and eyes. Since then, a Phase II study of CF101 in patients with moderate-to-severe DES was successfully completed, meeting its primary endpoint and demonstrating the drug’s ability to improve signs of ocular surface inflammation in these patients. The study protocol and detailed data were published in a renowned ophthalmology journal, Ophthalmology, the full text of which can be found on our website. The trial was a multicenter, randomized, double-masked, placebo-controlled, parallel-group study with 76 patients (39 CF101 and 37 placebo). Patients were treated orally with either 1.0 mg CF101 pills or matching vehicle-filled placebo pills, BID for 12 weeks, followed by a two-week post-treatment observation. The primary endpoint of the Phase II trial was based on an improvement of more than 25% over baseline at week 12 in one of the following parameters: (i) tear break-up time, or BUT; (ii) superficial punctate keratitis (epithelial staining of the cornea) assessed by fluorescein staining, or FS, results; and (iii) Schirmer tear test 1 results, which are assessed by using paper strips inserted into the eye for several minutes to measure the production of tears. The results of the Phase II trial demonstrated the ability of CF101 to improve signs of ocular surface inflammation of the patients studied. The CF101-treated group experienced a statistically significant increase in the proportion of patients who achieved more than 25% improvement in FS and in the clearance of FS, as compared to the placebo group. See Figure 1.

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CF101-treated group (blue line) as compared to the placebo group (pink line) over a 12-week dosing period. The difference between the groups is apparent and significant (p=0.006). The measurement made at week 14, which is two weeks post-dosing, shows a clear reduction in effect. This deterioration of the effect post-dosing is a sign of the anti-inflammatory effect of CF101, which was reduced in correlation with the cessation of dosing.

Figure 1: DES efficacy as determined utilizing FS

Patients treated with CF101 1.0 mg BID showed statistically significant FS clearing in almost all sub-segments of the cornea, especially the central cornea or pupil segment. See Figure 2.

Percentage of patients that achieved clearing of FS in the various regions of the cornea at week 12.

Figure 2: DES efficacy by FS clearing in the different corneal segments

Clinical laboratory safety tests included ophthalmic examinations, IOP measurements, electrocardiographic evaluations, vital sign measurements, and monitoring of adverse events. CF101 was well-tolerated and exhibited an excellent safety profile with no serious adverse events. No clinically significant changes in vital signs, electrocardiograms, blood chemistry or hematology values were observed. However, adverse events resulting in discontinuation of the study were observed in two patients: myalgia and recurrent corneal erosion. The frequency of adverse events was comparable in both groups. The most commonly reported adverse events included constipation, headache, palpitations, itching, abdominal pain, arthralgia, myalgia, fatigue and dry mouth.

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The Phase II Complete Study Report, or CSR, demonstrated positive results in patients with moderate-to-severe DES and also served as the basis for an IND with the FDA for a Phase III trial in the same patient population. The FDA approved the IND in September 2010 and the Phase III trial is currently being conducted by us in the United States, Europe and Israel. The randomized, double-masked Phase III clinical trial enrolled 237 patients with moderate-to-severe DES who will be randomized to receive two oral doses of CF101 (0.1 and 1.0 mg) or a placebo, for a period of 24 weeks. The primary efficacy endpoint will be complete clearing of corneal staining. On March 15, 2013, we announced that patient enrollment for the study was completed and that the results of this study are expected in the fourth quarter of 2013. We plan on initiating an additional Phase III study involving CF101 for the treatment of moderate-to-severe DES after the conclusion of the current study.

We retain full development and commercial rights to CF101 with respect to ophthalmic indications. We intend to seek a development and commercial partner for CF101 after the availability of results from the first Phase III trial in the treatment of DES.

Although the Phase II DES trial was not designed to assess the drug effect on IOP, the latter was tested as a safety parameter and at week 12, the CF101-treated group had a 1.1-mmHg, or 6%, decrease from baseline, which was statistically significant (p=0.048) when compared with the placebo. See Figure 3.

Figure 3: IOP decrease observed in the DES Phase II study

CF101 for the Treatment of Glaucoma

We believe that the statistically significant decrease in IOP in the Phase II trial for DES, although observed in subjects without ocular hypertension, is clinically significant and indicates that CF101 may also have potential as a glaucoma therapy, as the main goal of glaucoma therapy is to reduce IOP. This finding led to a patent application for the use of CF101 for lowering IOP. This result, together with the neuroprotective and anti-inflammatory effects demonstrated in our studies and the studies of others, led to a rapid progression into clinical study for this indication. A Phase II study in patients with glaucoma or related syndromes of ocular hypertension is currently ongoing in Israel and Europe. This trial is a randomized, double-masked, placebo-controlled, parallel-group study of the safety and efficacy of daily CF101 administered orally in subjects with elevated IOP. The objectives of this study are to determine the safety and efficacy of oral CF101 in lowering IOP when administered BID for 16 weeks in subjects with elevated IOP. This trial is being performed in two segments. In the first segment, subjects are being randomized to receive either CF101 1.0 mg or a matching placebo, given orally every 12 hours for 16 weeks. We are enrolling 44 subjects in the first segment, randomized in a 3:1 ratio of CF101 1.0 mg treatment to the placebo. At the conclusion of the first segment, a Data Review Committee, or DRC, is to review safety and efficacy data and advise on progression of the trial to the second segment. The second segment, if conducted, will enroll up to approximately 88 subjects in up to three dose groups, CF101 1.0 mg, CF101 2.0 mg or the placebo every 12 hours randomized in a 3:3:2 ratio, respectively. At its discretion, the DRC may also recommend increasing enrollment in the CF101 1.0 mg group or other changes to the protocol design. In May 2010, the Israeli Ministry of Health approved the study protocol and patient enrollment was initiated subsequently. The conclusion of the first segment of the study is expected in the second quarter of 2014. Neither the Company nor Can-Fite has filed an IND for this indication as CF101 for the treatment of glaucoma is not currently being clinically tested in the United States and there are no near-term plans to do so.

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CF101 for the Treatment of Uveitis

Former pre-clinical pharmacology studies conducted by Can-Fite in collaboration with the U.S. National Institutes of Health, or the NIH, under a Cooperative Research and Development Agreement at its National Eye Institute, a worldwide leader in uveitis research, demonstrated that CF101 had been effective in inhibiting the development of posterior uveitis in an experimental animal model. Additional preclinical studies conducted by us showed that CF101 was effective in treating anterior uveitis in experimental animal models. The efficacy of CF101 in treating both anterior and posterior uveitis in experimental animal models supports further testing of CF101 for the treatment of patients with either anterior or posterior uveitis, thereby enabling us to address a larger market than either indication alone. However, because of such increase in potential patients, CF101 does not fall in the FDA definition of an orphan drug for the uveitis clinical application. Can-Fite, together with the NIH, has applied for a patent for the use of CF101 for the treatment of uveitis. Can-Fite has licensed its share of this intellectual property to us and together we are currently in discussions with the NIH to obtain an exclusive license on the NIH’s share of this intellectual property. We are currently in preparation for an exploratory Phase II study for uveitis, and are planning to submit the study protocol during the third quarter of 2013. Neither the Company nor Can-Fite has filed an IND for this indication as CF101 for the treatment of uveitis is not currently being clinically tested in the United States and there are no near-term plans to do so.

Pre-Clinical Studies of CF101 - Overview

The information below is based on the various studies conducted with CF101, including preclinical studies. All of the studies were conducted by Can-Fite or by Can-Fite’s partners or affiliates.

Pre-clinical studies are a set of experiments carried out in animals to show that a certain drug does not evoke toxicity. Based on the animal studies and safety data, one can approach the FDA and request permission to conduct a Phase I study in human beings.

The toxicity of CF101 has been evaluated following 28-day, 90-day, six-month and nine-month good laboratory practice repeated-dose toxicity studies in male and female mice (28-day, 90-day and six-month), dogs (single-dose only), and monkeys (28-day, 90-day and nine-month). Even though the dose of CF101 in these studies was escalated to an exposure that is many times higher than the dose used in human clinical studies, as is usually the case, no toxic side effects were identified.

Effects on cardiovascular parameters were evaluated in conscious instrumented monkeys and anesthetized dogs. These studies demonstrated no significant cardiovascular risk.

Genotoxicity studies were conducted in bacterial and mammalian mutation assays in vitro (i.e., laboratory) and in an in vivo (i.e., animal) mouse micronucleus assay. These studies were all negative, indicating no deleterious action on cellular genetic material.

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Reproductive toxicology studies that we completed in mice and rabbits did not reveal evidence of negative effects on male or female fertility. In mouse teratology studies, or studies for abnormalities of physiological developments, craniofacial and skeletal abnormalities were observed at doses greater than 10 mg/kg; however, no such effects were observed at 3 mg/kg, demonstrating the safety of the drug in this concentration range. Teratogenicity, or any developmental anomaly in a fetus, was not observed in rabbits given doses (greater than 13 mg/kg) that induced severe maternal toxicity in such rabbits.

Studies of P450 enzymes, or enzymes that participate in the metabolism of drugs, showed that CF101 caused no P450 enzyme inhibition, or increased drug activity, or induction, or reduced drug activity. Studies carried out with radiolabeled (C14) CF101 in rats showed that the drug is excreted essentially unchanged. These studies also showed that the drug is widely distributed in all body parts, except the central nervous system.

The License Agreement

On November 21, 2011, we entered into the License Agreement with EyeFite, our wholly-owned subsidiary, and Can-Fite according to which Can-Fite (i) granted to EyeFite a sole and exclusive worldwide license for the use of CF101, Can-Fite’s therapeutic drug candidate, solely in the field of ophthalmic diseases and (ii) assigned to EyeFite its rights, title and interest in and to any and all INDs, to CF101 in the ophthalmic field. The license granted to EyeFite allows EyeFite to sublicense its rights to CF101 to third parties, subject to the satisfaction of certain conditions. Pursuant to the License Agreement, EyeFite has sole responsibility for preparing and maintaining all regulatory documentation with respect to approvals of CF101 in the field of ophthalmic diseases and all approvals and related regulatory documentation will be EyeFite’s sole and exclusive property. EyeFite is also required to assume responsibility for making payments to Can-Fite’s licensor, the NIH, pursuant to, and for the term of, a license agreement between Can-Fite and the NIH for certain patent rights relating to CF101, including (i) a nonrefundable minimum annual royalty of $25,000, (ii) earned royalties of 4.0% to 5.5% on net sales in territories where such patents exist and (iii) additional payments ranging from $25,000 to $500,000 upon the achievement of various development milestones for each indication (including the initiation of Phase I, II and III clinical trials and regulatory approval in the United States, Europe or Japan). We estimate that a total of approximately $100,000 in such milestone payments will be payable by EyeFite to the NIH. EyeFite will also be required to make payments to the NIH of 20% of sublicensing revenues, excluding royalties and net of the required milestone payments, for the term of the license agreement between Can-Fite and the NIH. If EyeFite fails to make a required payment to the NIH, Can-Fite would be entitled to terminate the license granted to EyeFite under the License Agreement upon 30-days’ prior written notice. The License Agreement will remain in effect until the expiration of the last of the patents licensed thereunder, which as of the date hereof is 2031, unless earlier terminated by one or both of the parties in accordance with the License Agreement. Can-Fite may terminate the License Agreement upon certain bankruptcy and insolvency events of EyeFite and upon EyeFite’s material breach of the License Agreement, upon 30-days’ prior written notice. EyeFite may terminate the License Agreement upon three-months’ prior written notice for any reason and upon 30-days’ prior written notice for Can-Fite’s material breach of the License Agreement. All inventions resulting from the development and commercialization of CF101 under the License Agreement belong to Can-Fite, whether such were invented solely by Can-Fite, solely by EyeFite or by both entities. However, the License Agreement also grants EyeFite an exclusive license to use any such inventions in the field of ophthalmic diseases around the world for no additional consideration.

Pursuant to the License Agreement, Can-Fite has the sole right to make elections with respect to patent term extension of or supplemental protection certificates with respect to the licensed Can-Fite patents and the sole right to seek and maintain any data exclusivity periods available for CF101. The NIH retains responsibility for maintenance of the NIH licensed patents pursuant to the license agreement between Can-Fite and the NIH. Also pursuant to the License Agreement, Can-Fite has retained the right to prosecute and maintain the patents licensed to us.

The license agreement between Can-Fite and the NIH imposes certain payment, reporting, confidentiality and other obligations on Can-Fite. In the event that Can-Fite was to breach any of its obligations and fail to cure, the NIH would have the right to terminate the agreement. In addition, the NIH has the right to terminate the agreement upon Can-Fite’s bankruptcy, insolvency, or receivership. Otherwise, the agreement will terminate on June 30, 2015, the date on which the last patent licensed by Can-Fite under such agreement expires. Further, the NIH retains a paid-up, worldwide license to practice the licensed inventions under the agreement with Can-Fite for government purposes and may require Can-Fite to grant sublicenses when necessary to fulfill health or safety needs and retains “march-in” rights, i.e., the right to terminate the license, if, among other things, the invention is needed for a public use such as addressing a public health crisis or the licensee or sublicensee fails to take within a reasonable time to take effective steps to achieve practical application of the licensed invention. If any dispute arises with respect to Can-Fite’s arrangements with the NIH, such dispute may disrupt our operations and would likely have a material adverse impact on us if resolved in a manner that is unfavorable to Can-Fite.

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The Services Agreement

On November 21, 2011, EyeFite and Can-Fite entered into a Services Agreement pursuant to which Can-Fite manages, as an independent contractor, all activities relating to pre-clinical and clinical studies performed for the development of the ophthalmic indications of CF101. The Services Agreement will remain in force for an unlimited period of time unless earlier terminated as follows: (i) by either party upon six-months’ prior written notice to the other party; or (ii) at any time for cause by either EyeFite (which includes a breach of trust by Can-Fite, Can-Fite’s material breach of the Services Agreement or customary bankruptcy and insolvency events on the part of Can-Fite) or Can-Fite (which includes EyeFite’s material breach of the Services Agreement or the License Agreement, or customary bankruptcy and insolvency events on the part of EyeFite). As consideration for Can-Fite’s services pursuant to the Services Agreement, EyeFite must pay to Can-Fite a services fee (consisting of all expenses and costs incurred by Can-Fite plus 15%, except in relation to patent payments which shall be treated on a pass through basis) and the Additional Fees. The Company must pay the Additional Fees to Can-Fite within 30 days of receipt by the Company.

In February 2013, we obtained a formal letter from Can-Fite stating that Can-Fite would defer receiving payments owed to it under the Services Agreement beginning on January 31, 2013 for the performance of the clinical trials of CF101 in ophthalmic indications until the completion of this offering or a similar fundraising by us. Any such deferred payments will bear interest at a rate of 3% per annum from the due date of each invoice issued by Can-Fite to us until the time we make such deferred payments. Of the amount owed to Can-Fite, we intend to use a portion of the proceeds from this offering to pay half upon the completion of this offering and half on or before December 31, 2013.

Seasonality

Our business and operations are generally not affected by seasonal fluctuations or factors.

Raw Materials and Suppliers

We believe that the raw materials that we require to manufacture CF101 are widely available from numerous suppliers and are generally considered to be generic industrial chemical supplies. We do not rely on a single or unique supplier for the current production of CF101.

Manufacturing

The relevant manufacturers of our drug products for our current preclinical and clinical trials are compliant with both current Good Manufacturing Practices, or cGMP, and current Good Laboratory Practices, or cGLP. We anticipate that we will continue to rely on third parties to produce our drug products for clinical trials and commercialization. Can-Fite used the Chinese chemical manufacturer Chemspec International Limited, which produces APIs as well as other specialty chemicals, as the manufacturer of CF101.

There can be no assurance that our drug candidates, if approved, can be manufactured in sufficient commercial quantities, in compliance with regulatory requirements and at an acceptable cost. We and our contract manufacturers are, and will be, subject to extensive governmental regulation in connection with the manufacture of any pharmaceutical products or medical devices. We and our contract manufacturers must ensure that all of the processes, methods and equipment are compliant with cGMP and cGLP for drugs on an ongoing basis, as mandated by the FDA and other regulatory authorities, and conduct extensive audits of vendors, contract laboratories and suppliers.

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Contract Research Organizations

Currently under the Services Agreement with Can-Fite, we outsource certain clinical development activities to contract research organizations, or CROs. Our clinical CROs comply with guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, which attempt to harmonize the FDA and the European Medicines Agency, or the EMA, regulations and guidelines. Also through Can-Fite under the Services Agreement, we create and implement the drug development plans and manage the CROs according to the specific requirements of the drug candidate under development. To the extent clinical research is conducted by Can-Fite or the CROs (or us in the future), compliance with certain federal regulations, including but not limited to 21 C.F.R. parts 50, 54, 56, 58 and 318, which pertain to, among other things, institutional review boards, informed consent, financial conflicts of interest by investigators, good laboratory practices and submitting IND applications, may be required.

Marketing and Sales

We do not currently have any marketing or sales capabilities. We intend to license to, or enter into strategic alliances with, larger companies in the pharmaceutical business, which are equipped to market and/or sell our products, if any, through their well-developed marketing capabilities and distribution networks throughout the world.

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our therapeutic candidates, technology and know-how, to operate without infringing the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that we believe are important to the development of our business. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary position.

Patents

Pursuant to the License Agreement, EyeFite has a field-of-use exclusive license under a patent portfolio owned or in-licensed by Can-Fite (the “Licensed IP”). The Licensed IP includes patent and patent applications owned by Can-Fite or in-licensed by Can-Fite from others covering the composition-of-matter and manufacture of CF101 and certain other A3AR agonists and the use of CF101 and such other A3AR agonists for the treatment of a variety of ophthalmic diseases, including DES, glaucoma and uveitis. The field of use of the exclusive license to EyeFite includes the use of CF101 in the field of ophthalmology (the “Field”). EyeFite is not aware of any issued or pending patent applications that could or would restrict or inhibit its ability to operate.

The patent portfolio for CF101 owned or in-licensed by Can-Fite and relating to the Field is described below and includes both issued patents and pending patent applications that were licensed by Can-Fite to EyeFite for the use within the Field:

•	a family of composition of matter patents that protects certain small molecules that are A3AR agonists, such as CF101, including a United States patent and a European patent that was validated in the United Kingdom, France, Germany, Switzerland, Italy, Belgium and Luxembourg; the former of which will expire in 2015 and the latter in 2014. Neither we nor Can-Fite will be able to extend the foregoing expiration dates, and as such, as of June 30, 2015, the license agreement between Can-Fite and the NIH will expire. We do not expect that we will be able to submit an NDA seeking approval of CF101 prior to the composition of matter patents’ respective expiration date. However, because CF101 may be an NCE, following approval of an NDA, we, if we are the first applicant to obtain NDA approval, may be entitled to five years of data exclusivity in the United States with respect to such NCEs. Analogous data and market exclusivity provisions, of varying duration, may be available in Europe and other foreign jurisdictions. We may also be entitled to the rights under Can-Fite’s pharmaceutical use issued patents with respect to CF101, which provide patent exclusivity within the Field until the mid-2020s. While the Company believes that it may be able to protect its exclusivity in the Field through such use patent portfolio and such period of exclusivity, the lack of composition of matter patent protection may diminish our ability to maintain a proprietary position for its intended uses of CF101. Moreover, we cannot be certain that we will be the first applicant to obtain an FDA approval for any indication of CF101 and we cannot be certain that we will be entitled to NCE exclusivity. Such diminution of our proprietary position could have a material adverse effect on our business, results of operation and financial condition.

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•	two families of patents and pending patent applications which pertain to the use of A3AR agonists for the treatment of DES and/or Sjorgen’s Syndrome. A patent in the family pertaining to Sjogren’s Syndrome was granted in Japan and an application was recently allowed in Europe. Patents in the family pertaining to DES were granted in the United States, Australia, Canada, China, Japan, South Korea and Mexico. In the DES family, patent applications are pending in the United States, European Patent Office, or the EPO (designating all member states of the European Patent Convention, or the EPC), Brazil and Israel. Some of these patents and pending patent applications have a filing date of July 18, 2005 and a priority date of July 28, 2004 and others have a filing date of February 1, 2006 and a priority date of January 27, 2006. The patents already issued will, and those that may be issued with respect to the pending patent applications would, expire in 2025 or 2026, respectively;

•	a family of pending patent applications which pertains to the use of A3AR agonists for the treatment or reduction of IOP. These patent applications were recently allowed in Australia and the United States, and further applications are pending in the United States, in the EPO (designating all EPC member states), Israel, Japan, China, Hong Kong, Canada, Mexico and South Korea, each with a filing date of May 16, 2010 and a priority date of May 17, 2009. The patents that may be issued with respect to these pending patent applications would expire in 2030;

•	a family of pending patent applications which pertain to the method for synthesizing CF101. These patent applications are pending in the United States, the EPO (designating all EPC member states), India, Japan and China. The patent application in Israel was recently allowed. Each patent application has a filing date of March 13, 2008 and a priority date of March 14, 2007. The patents that may be issued with respect to these pending applications would expire in 2028; and

•	a family of pending patent applications under joint ownership of Can-Fite and the NIH and licensed, to the extent of Can-Fite’s ownership, to EyeFite, which pertain to the use of A3AR agonists for the treatment of uveitis. These patent applications are pending in the United States, the EPO (this EPO application designates all EPC member states), Israel, Japan, China, Canada, Mexico, South Korea and the Russian Federation, each with a filing date of February 27, 2011 and a priority date of March 3, 2010. Patents that may be issued with respect to these pending patent applications would expire in 2031. We are in discussions with the NIH to obtain a license with respect to its ownership of such pending patent applications and the patents that may be issued pursuant to the same.

We believe that our licensed patents provide broad and comprehensive coverage for the use of CF101 for the treatment of certain ophthalmic disorders. In addition, pursuant to the License Agreement, Can-Fite has contractually agreed to be responsible for the preparation, filing, prosecution and maintenance of its intellectual property rights and our licensed rights. Can-Fite may also bring any action for infringement of its intellectual property rights which are licensed to us, to the extent that we do not bring any such action. However, the patent positions of biopharmaceutical companies, such as Can-Fite and ourselves, are generally uncertain and involve complex legal and factual questions. Can-Fite’s ability to maintain and solidify its proprietary position for the technology licensed to us will depend on its success in obtaining effective claims and enforcing those claims once granted. There is no certainty that any of Can-Fite’s pending patent applications or those pending patent applications that it licenses, including those licensed to us, will result in the issuance of any patents. The issued patents and those that may issue in the future, including those licensed to Can-Fite, may be challenged, narrowed, circumvented or found to be invalid or unenforceable, which could limit its ability to stop competitors from marketing related products or the length of term of patent protection that we may have for our products under the License Agreement. We cannot be certain that Can-Fite was the first to invent the inventions claimed in its owned or licensed patents or pending patent applications. In addition, our competitors may independently develop similar technologies or duplicate any technology developed by Can-Fite or us, and the rights granted under any issued patents may not provide us, as a licensee thereunder, with any meaningful competitive advantages against these competitors. Furthermore, because of the extensive time required for development, testing and regulatory review of a potential product, before any of our products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of such patent. For more risks associated with the protection of our licensed intellectual property, see “Risk Factors—Risks Relating to Our Intellectual Property”.

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Trade Secrets

We may rely, in some circumstances, on trade secrets to protect our technology. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements and assignment of inventions agreements with our employees, consultants, scientific advisors and contractors. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, such agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors or others.

Competition

The pharmaceutical industry is characterized by rapidly evolving technology, intense competition and a highly risky, costly and lengthy research and development process. Adequate protection of intellectual property, successful product development, adequate funding and retention of skilled, experienced and professional personnel are among the many factors critical to success in the pharmaceutical industry.

We believe that the characteristics of CF101, as exhibited in our clinical studies to date, including its good safety profile, clinical activity, simple and less frequent delivery through oral administration and its low cost of production, position it well against the competition in the ophthalmic markets, where treatments, when available, often include frequent self-administered eye drops, which may be more difficult than taking pills and may result in less than the full dose of the drug actually entering the eye, have undesirable side effects and do not always treat the underlying cause of the disease.

On the other hand, other drugs on the market, new drugs under development (including drugs that are in more advanced stages of development in comparison to our drug pipeline) and additional drugs that were originally intended for other purposes, but were found effective for purposes targeted by us, may all be competitive to the current drug in our pipeline. In fact, some of these drugs are well established and accepted among patients and physicians in their respective markets, can be efficiently produced and marketed, and are relatively safe. Moreover, other companies of various sizes engage in activities similar to ours. Most, if not all, of our competitors have substantially greater financial and other resources available to them. Competitors include companies with marketed products and/or an advanced research and development pipeline. The competitive landscape in the ophthalmic therapeutics field includes Novartis/Alcon, Allergan, Pfizer, Roche/Genentech, Merck (which acquired Inspire Pharmaceuticals), Santen (which acquired Novagali), Bausch & Lomb (which acquired ISTA Pharmaceuticals), GlaxoSmithKline, Sanofi-Aventis (which acquired Fovea) and more.

DES

According to Datamonitor, DES is the most common problem of adult patients aged 40 and over who seek eye care. As of 2010, 49.3 million people in the seven major markets (i.e., United States, France, Germany, Italy, Spain, United Kingdom and Japan) suffered from DES. We believe that the number of people who suffer from DES will increase as the population in each of these countries ages. According to GlobalData, as of 2012, the global DES market size was approximately $1.6 billion and is expected to grow to approximately $5.5 billion by 2022.

The current products available to treat DES include Restasis®, Refresh® by Allergan, and Celluvisc®, Hyalein®, Vismed® and Systane® by Alcon. Restasis® is the only FDA-approved prescription therapy indicated to treat DES and, as such, it dominates the U.S. market with respect to the treatment of DES. Restasis® is not registered in Europe. There are several artificial tear products which are available for purchase over-the-counter, such as Refresh®, available to treat DES, which are used either alone (in mild to moderate cases) or in combination with other treatments (in moderate-to-severe cases). Eye drops are currently the most common method of treating DES and the most common practice is to have patients self-administer such drops several times daily. Patients may have difficulty complying with this regimen as it may be more difficult than taking pills and may result in less than the full dose of the drug actually entering the eye. In addition to the foregoing, several therapies are in advanced clinical stages of development for DES.

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We believe that CF101, which is administered orally, represents an attractive treatment option for patients suffering from DES because we believe that oral administration allows for increased patient compliance with self-administration, especially in light of the fact that many of the people who suffer from DES are aging and may have difficulty self-administering eye drops. We also believe that there are needs with respect to the treatment of DES that are not being met by existing therapies, such as drugs that allow for less frequent administration than existing products, drugs that treat the underlying cause of DES and drugs that can act as anti-inflammatory agents.

Glaucoma

According to Datamonitor, as of 2010, seven million people in the seven major markets suffered from glaucoma. GlobalData estimated that the market for glaucoma drugs was $3.0 billion in 2010. We expect that the number of people who suffer from glaucoma will increase as the population in each of the seven major markets ages.

The main drugs used to treat glaucoma include Xalatan®, Travatan® and Cosopt®. Xalatan® is recommended by the European Glaucoma Society and American Academy of Ophthalmologists as the first choice for the treatment of glaucoma. According to a Pfizer annual report, Xalatan®, which is marketed by Pfizer, is the leading drug used to treat glaucoma, and had global sales of over $1.7 billion in 2010. Sales of Xalatan® decreased to $1.25 billion in 2011 and are expected to continue to decrease likely as a result of the expiration of patents covering Xalatan® during 2011 and the launch of new generic brands. Travatan® was first launched in the United States in 2001 and then Europe and the certain other markets in 2002. According to Evaluate Pharma, Travatan®, marketed by Alcon, experienced sales of approximately $600 million in 2010. Travatan® is administered once each day, which ophthalmologists cite as a significant advantage over other drugs used to treat glaucoma. Cosopt® is the oldest combination therapy in the glaucoma market. Due to the expiration of patents covering Cosopt® in 2008, some ophthalmologists have begun to look to other brands or generic drugs in the treatment of glaucoma. Another leading company in this field is Allergan, which markets Lumigan®, Ganfort™, Alphagan®, and Combigan®, with over $1.0 billion in aggregate revenues in 2011. We anticipate that that the glaucoma therapeutics market will witness major revenue depletion over the next few years due to a string of upcoming patent expirations, which started with the expiration of the Xalatan® patent.

Several therapies are in advanced clinical development for glaucoma. In addition, in 2012, the FDA approved tafluprost ophthalmic solution, Zioptan by Merck, the first preservative-free prostaglandin analog ophthalmic solution, or a solution derived from fatty acids, for the treatment of glaucoma.

While several anti-glaucoma drugs exist, the glaucoma therapeutics market has a high level of unmet need, which mainly arises from the lack of approved drugs targeting the disease’s progression. Many therapies approved provide only symptomatic relief. The therapies which are available for the treatment of glaucoma have shown low to moderate efficacy and safety profiles. Accordingly, there is a significant need for drugs that reduce IOP. In addition, part of the pathogenesis of glaucoma is damage to the optic nerve, so drugs that, in addition to lowering IOP, have a neuroprotective effect, would also satisfy an unmet need. Based on its toxicological profile, we believe that CF101 has the potential to have fewer side effects than existing drugs for the treatment of glaucoma. At the same time, CF101 offers the potential to act as a neuroprotective agent that prevents the death of retinal cells, as well as the potential to lower IOP. We also believe that CF101 will offer less frequent administration than most existing therapies.

Uveitis

According to Data Monitor, uveitis is estimated as the fifth or sixth leading cause of blindness in the United States. The incidence of uveitis worldwide varies from 14 to 52.4 per 100,000 people, while the overall prevalence around the world is reported as 0.73%. We estimate that there are approximately one million uveitis patients around the world. According to GlobalData, in 2010, the uveitis market was $0.32 billion and is estimated to reach $1.6 billion by 2017. The current treatments for uveitis include corticosteroids, anti-metabolites, T-cell inhibitors, alkylating agents and biological drugs, which often involve serious adverse side effects and lack of efficacy. Accordingly, we believe that a need exists for drugs used in the treatment of uveitis that are less toxic and more effective. There currently are several therapies in advance clinical development for anterior and posterior uveitis.

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We believe that a need exists for drugs used for the treatment of uveitis that are less toxic and more effective than currently available therapies. Former pre-clinical pharmacology studies demonstrated that CF101 is effective in inhibiting the development of posterior and anterior uveitis and has a favorable safety profile in experimental animal models. We are currently conducting the preparatory work for an open label pilot Phase II study of uveitis.

Insurance

We maintain insurance for directors’ and officers’ liability with a coverage limit of $10.0 million aggregate for any and all losses arising out of any and all claims against our directors and officers, except for certain wrongful acts and certain claims arising out of securities offerings.

Our majority stockholder, Can-Fite, which conducts our current clinical studies pursuant to the Services Agreement, maintains worldwide product and clinical trial liability insurance with a coverage limit of approximately $3.0 million with respect to the use of CF101 in all clinical trials, including for indications other than ophthalmic diseases.  Can-Fite also procures additional insurance coverage for each specific clinical trial it conducts, which includes coverage for a certain number of trial participants and varies based on the particular clinical trial.  Certain of such policies are based on compliance with the Declaration of Helsinki, which is a set of ethical principles regarding human experimentation developed for the medical community by the World Medical Association and certain protocols from various health authorities throughout the world, some of which may be costly to comply with.

We believe that our insurance policies are adequate and customary for a business of our kind. However, because of the nature of our business, we cannot assure you that we will be able to maintain insurance on a commercially reasonable basis or at all, or that any future claims will not exceed our insurance coverage.

Environmental Matters

We and our agents, including Can-Fite pursuant to the Services Agreement, are subject to various environmental, health and safety laws and regulations, including those governing air emissions, water and wastewater discharges, noise emissions, the use, management and disposal of hazardous, radioactive and biological materials and wastes and the cleanup of contaminated sites. We believe that our business, operations and facilities, including those of our agents and service providers, such as Can-Fite, are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations. Can-Fite’s laboratory personnel in Israel have ongoing communication with the Israeli Ministry of Environmental Protection in order to verify compliance with relevant instructions and regulations. In addition, all laboratory personnel participate in instruction on the proper handling of chemicals, including hazardous substances before commencing employment, and during the course of their employment. In addition, all information with respect to any chemical substance is filed and stored as a Material Safety Data Sheet, as required by applicable environmental regulations. Based on information currently available to us, we do not expect environmental costs and contingencies to have a material adverse effect on us. The operation of testing facilities, however, entails risks in these areas. Significant expenditures could be required in the future if these facilities are required to comply with new or more stringent environmental or health and safety laws, regulations or requirements.

Government Regulation

We operate in a highly controlled regulatory environment. Stringent regulations establish requirements relating to analytical, toxicological and clinical standards and protocols in respect of the testing of pharmaceuticals. Regulations also cover research, development, manufacturing and reporting procedures, both pre- and post-approval. In many markets, especially in Europe, marketing and pricing strategies are subject to national legislation or administrative practices that include requirements to demonstrate not only the quality, safety and efficacy of a new product, but also its cost-effectiveness relating to other treatment options. Failure to comply with regulations can result in stringent sanctions, including product recalls, withdrawal of approvals, seizure of products and criminal prosecution.

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Before obtaining regulatory approvals for the commercial sale of our product candidates, we must demonstrate through preclinical studies and clinical trials that our product candidates are safe and effective. Historically, the results from preclinical studies and early clinical trials often have not accurately predicted results of later clinical trials. In addition, a number of pharmaceutical products have shown promising results in clinical trials but subsequently failed to establish sufficient safety and efficacy results to obtain necessary regulatory approvals. We have incurred and will continue to incur substantial expense for, and devote a significant amount of time to, preclinical studies and clinical trials. Many factors can delay the commencement and rate of completion of clinical trials, including the inability to recruit patients at the expected rate, the inability to follow patients adequately after treatment, the failure to manufacture sufficient quantities of materials used for clinical trials, and the emergence of unforeseen safety issues and governmental and regulatory delays. If a product candidate fails to demonstrate safety and efficacy in clinical trials, this failure may delay development of other product candidates and hinder our ability to conduct related preclinical studies and clinical trials. Additionally, as a result of these failures, we may also be unable to obtain additional financing.

Governmental authorities in all major markets require that a new pharmaceutical product be approved or exempted from approval before it is marketed, and have established high standards for technical appraisal, which can result in an expensive and lengthy approval process. The time to obtain approval varies by country and some products are never approved. The lengthy process of conducting clinical trials, seeking approval and the subsequent compliance with applicable statutes and regulations, if approval is obtained, are very costly and require the expenditure of substantial resources.

A summary of the U.S., EU and Israeli regulatory processes follow below.

United States

In the United States, the Public Health Services Act and the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the safety and effectiveness standards for our products and the raw materials and components used in the production of, testing, manufacture, labeling, storage, record keeping, approval, advertising and promotion of our products on a product-by-product basis.

Preclinical tests include in vitro and in vivo evaluation of the product candidate, its chemistry, formulation and stability, and animal studies to assess potential safety and efficacy. Certain preclinical tests must be conducted in compliance with good laboratory practice regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring them to be replicated. After laboratory analysis and preclinical testing, a sponsor files an Investigational New Drug application, or IND, with the FDA to begin human testing. Typically, a manufacturer conducts a three-phase human clinical testing program which itself is subject to numerous laws and regulatory requirements, including adequate monitoring, reporting, record keeping and informed consent. In Phase I, small clinical trials are conducted to determine the safety and proper dose ranges of our product candidates. In Phase II, clinical trials are conducted to assess safety and gain preliminary evidence of the efficacy of our product candidates. In Phase III, clinical trials are conducted to provide sufficient data for the statistically valid evidence of safety and efficacy. The time and expense required for us to perform this clinical testing can vary and is substantial. We cannot be certain that we will successfully complete Phase I, Phase II or Phase III testing of our product candidates within any specific time period, if at all. Furthermore, the FDA, the Institutional Review Board responsible for approving and monitoring the clinical trials at a given site, the Data Safety Monitoring Board, where one is used, or we may suspend the clinical trials at any time on various grounds, including a finding that subjects or patients are exposed to unacceptable health risk.

If the clinical data from these clinical trials (Phases I, II and III) are deemed to support the safety and effectiveness of the candidate product for its intended use, then the Company may proceed to seek to file with the FDA an NDA seeking approval to market a new drug for one or more specified intended uses. The Company has not completed its clinical trials for any candidate product for any intended use and therefore, the Company cannot ascertain whether the clinical data will support and justify filing an NDA. Nevertheless, if and when the Company is able to ascertain that the clinical data supports and justifies filing an NDA, the Company intends to make such appropriate filings. The Company anticipates submitting NDAs for all indications for which it is testing its product candidates, including, but not limited to, DES, glaucoma and uveitis.

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The purpose of an NDA is to provide the FDA with sufficient information so that it can assess whether it ought to approve the candidate product for marketing for specific intended uses. The NDA normally contains, among other things, sections describing the chemistry, manufacturing, and controls, non-clinical pharmacology and toxicology, human pharmacokinetics and bioavailability, microbiology, the results of the clinical trials, and the proposed labeling which contains, among other things, the intended uses of the candidate product.

We cannot take any action to market any new drug or biologic product in the United States until our appropriate marketing application has been approved by the FDA. The FDA has substantial discretion over the approval process and may disagree with our interpretation of the data submitted. The process may be significantly extended by requests for additional information or clarification regarding information already provided. As part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians. Satisfaction of these and other regulatory requirements typically takes many years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures on our activities. We cannot be certain that the FDA or other regulatory agencies will approve any of our products on a timely basis, if at all. Success in preclinical or early stage clinical trials does not assure success in later-stage clinical trials. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications or uses and these limitations may adversely affect the commercial viability of the product. Delays in obtaining, or failures to obtain regulatory approvals, would have a material adverse effect on our business.

Even after we obtain FDA approval, we may be required to conduct further clinical trials (i.e., Phase IV trials) and provide additional data on safety and effectiveness. We are also required to gain separate approval for the use of an approved product as a treatment for indications other than those initially approved. In addition, side effects or adverse events that are reported during clinical trials can delay, impede or prevent marketing approval. Similarly, adverse events that are reported after marketing approval can result in additional limitations being placed on the product’s use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after marketing approval, can result in product liability claims against us.

In addition to regulating and auditing human clinical trials, the FDA regulates and inspects equipment, facilities, laboratories and processes used in the manufacturing and testing of such products prior to providing approval to market a product. If after receiving FDA approval, we make a material change in manufacturing equipment, location or process, additional regulatory review and approval may be required. We also must adhere to cGMP regulations and product-specific regulations enforced by the FDA through its facilities inspection program. The FDA also conducts regular, periodic visits to re-inspect our equipment, facilities, laboratories and processes following the initial approval. If, as a result of these inspections, the FDA determines that our equipment, facilities, laboratories or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek civil, criminal or administrative sanctions and/or remedies against us, including the suspension of our manufacturing operations.

We have currently received no approvals to market our products from the FDA or other foreign regulators.

We are also subject to various federal, state and international laws pertaining to health care “fraud and abuse,” including anti-kickback laws and false claims laws. The federal anti-kickback law, which governs federal healthcare programs (e.g., Medicare, Medicaid), makes it illegal to solicit, offer, receive or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. Many states have similar laws that are not restricted to federal healthcare programs. Federal and state false claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third party payers (including Medicare and Medicaid), claims for reimbursement, including claims for the sale of drugs or services, that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. If the government or a whistleblower were to allege that we violated these laws there could be a material adverse effect on us, including our stock price. Even an unsuccessful challenge could cause adverse publicity and be costly to respond to, which could have a materially adverse effect on our business, results of operations and financial condition. A finding of liability under these laws can have significant adverse financial implications for us and can result in payment of large penalties and possible exclusion from federal healthcare programs. We will consult counsel concerning the potential application of these and other laws to our business and our sales, marketing and other activities and will make good faith efforts to comply with them. However, given their broad reach and the increasing attention given by law enforcement authorities, we cannot assure you that some of our activities will not be challenged or deemed to violate some of these laws.

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European Economic Area

Although we are not currently seeking regulatory approval in the EU, we may do so in the future. As such, a summary of the EU regulatory processes follows below.

A medicinal product may only be placed on the market in the European Economic Area, or EEA, composed of the 27 EU member states, plus Norway, Iceland and Lichtenstein, when a marketing authorization has been issued by the competent authority of a member state pursuant to Directive 2001/83/EC (as recently amended by Directive 2004/27/EC), or an authorization has been granted under the centralized procedure in accordance with Regulation (EC) No. 726/2004 or its predecessor, Regulation 2309/93. There are essentially three community procedures created under prevailing European pharmaceutical legislation that, if successfully completed, allow an applicant to place a medicinal product on the market in the EEA.

Centralized Procedure

Regulation 726/2004/EC now governs the centralized procedure when a marketing authorization is granted by the European Commission, acting in its capacity as the European Licensing Authority on the advice of the EMA. That authorization is valid throughout the entire community and directly or (as to Norway, Iceland and Liechtenstein) indirectly allows the applicant to place the product on the market in all member states of the EEA. The EMA is the administrative body responsible for coordinating the existing scientific resources available in the member states for evaluation, supervision and pharmacovigilance of medicinal products. Certain medicinal products, as described in the Annex to Regulation 726/2004, must be authorized centrally. These are products that are developed by means of a biotechnological process in accordance with Paragraph 1 to the Annex to the Regulation. Medicinal products for human use containing a new active substance for which the therapeutic indication is the treatment of acquired immune deficiency syndrome, or AIDS, cancer, neurodegenerative disorder or diabetes must also be authorized centrally. Starting on May 20, 2008, the mandatory centralized procedure was extended to autoimmune diseases and other immune dysfunctions and viral diseases. Finally, all medicinal products that are designated as orphan medicinal products pursuant to Regulation 141/2000 must be authorized under the centralized procedure. An applicant may also opt for assessment through the centralized procedure if it can show that the medicinal product constitutes a significant therapeutic, scientific or technical innovation or that the granting of authorization centrally is in the interests of patients at the community level. For each application submitted to the EMA for scientific assessment, the EMA is required to ensure that the opinion of the Committee for Medicinal Products for Human Use, or CHMP, is given within 210 days after receipt of a valid application. This 210 days period does not include the time that the applicant to answer any questions raised during the application procedure, the so-called ‘clock stop’ period. If the opinion is positive, the EMA is required to send the opinion to the European Commission, which is responsible for preparing the draft decision granting a marketing authorization. This draft decision may differ from the CHMP opinion, stating reasons for diverging for the CHMP opinion. The draft decision is sent to the applicant and the member states, after which the European Commission takes a final decision. If the initial opinion of the CHMP is negative, the applicant is afforded an opportunity to seek a re-examination of the opinion. The CHMP is required to re-examine its opinion within 60 days following receipt of the request by the applicant. All CHMP refusals and the reasons for refusal are made public on the EMA website. Without a centralized marketing authorization it is prohibited to place a medicinal product that must be authorized centrally on the market in the EU.

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Mutual Recognition and Decentralized Procedures

With the exception of products that are authorized centrally, the competent authorities of the member states are responsible for granting marketing authorizations for medicinal products placed on their national markets. If the applicant for a marketing authorization intends to market the same medicinal product in more than one member state, the applicant may seek an authorization progressively in the community under the mutual recognition or decentralized procedure. Mutual recognition is used if the medicinal product has already been authorized in a member state. In this case, the holder of this marketing authorization requests the member state where the authorization has been granted to act as reference member state by preparing an updated assessment report that is then used to facilitate mutual recognition of the existing authorization in the other member states in which approval is sought (the so-called concerned member state(s)). The reference member state must prepare an updated assessment report within 90 days of receipt of a valid application. This report together with the approved Summary of Product Characteristics, or SmPC (which sets out the conditions of use of the product), and a labeling and package leaflet are sent to the concerned member states for their consideration. The concerned member states are required to approve the assessment report, the SmPC and the labeling and package leaflet within 90 days of receipt of these documents. The total procedural time is 180 days.

The decentralized procedure is used in cases where the medicinal product has not received a marketing authorization in the EU at the time of application. The applicant requests a member state of its choice to act as reference member state to prepare an assessment report that is then used to facilitate agreement with the concerned member states and the grant of a national marketing authorization in all of these member states. In this procedure, the reference member state must prepare, for consideration by the concerned member states, the draft assessment report, a draft SmPC and a draft of the labeling and package leaflet within 120 days after receipt of a valid application. As in the case of mutual recognition, the concerned member states are required to approve these documents within 90 days of their receipt.

For both mutual recognition and decentralized procedures, if a concerned member state objects to the grant of a marketing authorization on the grounds of a potential serious risk to public health, it may raise a reasoned objection with the reference member state. The points of disagreement are in the first instance referred to the Co-ordination Group on Mutual Recognition and Decentralized Procedures, or CMD, to reach an agreement within 60 days of the communication of the points of disagreement. If member states fail to reach an agreement, then the matter is referred to the EMA and CHMP for arbitration. The CHMP is required to deliver a reasoned opinion within 60 days of the date on which the matter is referred. The scientific opinion adopted by the CHMP forms the basis for a binding European Commission decision.

Irrespective of whether the medicinal product is assessed centrally, de-centrally or through a process of mutual recognition, the medicinal product must be manufactured in accordance with the principles of good manufacturing practice as set out in Directive 2003/94/EC and Volume 4 of the rules governing medicinal products in the European community. Moreover, community law requires the clinical results in support of clinical safety and efficacy based upon clinical trials conducted in the European community to be in compliance with the requirements of Directive 2001/20/EC, which implements good clinical practice in the conduct of clinical trials on medicinal products for human use. Clinical trials conducted outside the European community and used to support applications for marketing within the EU must have been conducted in a way consistent with the principles set out in Directive 2001/20/EC. The conduct of a clinical trial in the EU requires, pursuant to Directive 2001/20/EC, authorization by the relevant national competent authority where a trial takes place, and an ethics committee to have issued a favorable opinion in relation to the arrangements for the trial. It also requires that the sponsor of the trial, or a person authorized to act on his behalf in relation to the trial, be established in the community.

National Procedure

This procedure is available for medicinal products that do not fall within the scope of mandatory centralized authorization and are intended for use in only on EU member state. Specific procedures and timelines differ between member states, but the duration of the procedure is generally 210 days and based on a risk/efficacy assessment by the competent authority of the member state concerned, followed by determination of SmPC, package leaflet and label text/layout and subsequently grant of the marketing authorization. Marketing authorizations granted on this basis are not mutually recognized by other member states.

There are various types of applications for marketing authorizations:

Full Applications. A full application is one that is made under any of the community procedures described above and “stands alone” in the sense that it contains all of the particulars and information required by Article 8(3) of Directive 2001/83 (as amended) to allow the competent authority to assess the quality, safety and efficacy of the product and in particular the balance between benefit and risk. Article 8(3)(l) in particular refers to the need to present the results of the applicant’s research on (i) pharmaceutical (physical-chemical, biological or microbiological) tests, (ii) preclinical (toxicological and pharmacological) studies and (iii) clinical trials in humans. The nature of these tests, studies and trials is explained in more detail in Annex I to Directive 2001/83/EC. Full applications would be required for products containing new active substances not previously approved by the competent authority, but may also be made for other products.

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Abridged Applications. Article 10 of Directive 2001/83/EC contains exemptions from the requirement that the applicant provide the results of its own preclinical and clinical research. There are three regulatory routes for an applicant to seek an exemption from providing such results, namely (i) cross-referral to an innovator’s results without consent of the innovator, (ii) well established use according to published literature and (iii) consent to refer to an existing dossier of research results filed by a previous applicant.

Cross-referral to Innovator’s Data

Articles 10(1) and 10(2)(b) of Directive 2001/83/EC provide the legal basis for an applicant to seek a marketing authorization on the basis that its product is a generic medicinal product (a copy) of a reference medicinal product that has already been authorized, in accordance with community provisions. A reference product is, in principle, an original product granted an authorization on the basis of a full dossier of particulars and information. This is the main exemption used by generic manufacturers for obtaining a marketing authorization for a copy product. The generic applicant is not required to provide the results of preclinical studies and of clinical trials if its product meets the definition of a generic medicinal product and the applicable regulatory results protection period for the results submitted by the innovator has expired. A generic medicinal product is defined as a medicinal product:

•	having the same qualitative and quantitative composition in active substance as the reference medicinal product;

•	having the same pharmaceutical form as the reference medicinal product; and

•	whose bioequivalence with the reference medicinal product has been demonstrated by appropriate bioavailability studies.

Applications in respect of a generic medicinal product cannot be made before the expiry of the protection period. Where the reference product was granted a national marketing authorization pursuant to an application made before October 30, 2005, the protection period is either six years or 10 years, depending upon the election of the particular member state concerned. Where the reference product was granted a marketing authorization centrally, pursuant to an application made before November 20, 2005, the protection period is 10 years. For applications made after these dates, Regulation 726/2004 and amendments to Directive 2001/83/EC provide for a harmonized protection period regardless of the approval route utilized. The harmonized protection period is in total 10 years, including eight years of research data protection and two years of marketing protection. The effect is that the originator’s results can be the subject of a cross-referral application after eight years, but any resulting authorization cannot be exploited for a further two years. The rationale of this procedure is not that the competent authority does not have before it relevant tests and trials upon which to assess the efficacy and safety of the generic product, but that the relevant particulars can, if the research data protection period has expired, be found on the originator’s file and used for assessment of the generic medicinal product. The 10-year protection period can be extended to 11 years where, in the first eight years post-authorization, the holder of the authorization obtains approval for a new indication assessed as offering a significant clinical benefit in comparison with existing products.

If the copy product does not meet the definition of a generic medicinal product or if certain types of changes occur in the active substance(s) or in the therapeutic indications, strength, pharmaceutical form or route of administration in relation to the reference medicinal product, Article 10(3) of Directive 2001/83/EC provides that the results of the appropriate preclinical studies or clinical trials must be provided by the applicant.

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Well-established Medicinal Use

Under Article 10a of Directive 2001/83/EC, an applicant may, in substitution for the results of its own preclinical and clinical research, present detailed references to published literature demonstrating that the active substance(s) of a product have a well-established medicinal use within the community with recognized efficacy and an acceptable level of safety. The applicant is entitled to refer to a variety of different types of literature, including reports of clinical trials with the same active substance(s) and epidemiological studies that indicate that the constituent or constituents of the product have an acceptable safety/efficacy profile for a particular indication. However, use of the published literature exemption is restricted by stating that in no circumstances will constituents be treated as having a well-established use if they have been used for less than 10 years from the first systematic and documented use of the substance as a medicinal product in the EU. Even after 10 years’ systematic use, the threshold for well-established medicinal use might not be met. European pharmaceutical law requires the competent authorities to consider among other factors the period over which a substance has been used, the amount of patient use of the substance, the degree of scientific interest in the use of the substance (as reflected in the scientific literature) and the coherence (consistency) of all the scientific assessments made in the literature. For this reason, different substances may reach the threshold for well-established use after different periods, but the minimum period is 10 years. If the applicant seeks approval of an entirely new therapeutic use compared with that to which the published literature refers, additional preclinical and/or clinical results would have to be provided.

Informed Consent

Under Article 10c of Directive 2001/83/EC, following the grant of a marketing authorization the holder of such authorization may consent to a competent authority utilizing the pharmaceutical, preclinical and clinical documentation that it submitted to obtain approval for a medicinal product to assess a subsequent application relating to a medicinal product possessing the same qualitative and quantitative composition with respect to the active substances and the same pharmaceutical form.

Law Relating to Pediatric Research

Regulation (EC) 1901/2006 (as amended by Regulation (EC) 1902/2006) was adopted on December 12, 2006. This Regulation governs the development of medicinal products for human use in order to meet the specific therapeutic needs of the pediatric population. It requires any application for marketing authorization made after July 26, 2008 in respect of a product not authorized in the European Community on January 26, 2007 (the time the Regulation entered into force), to include the results of all studies performed and details of all information collected in compliance with a pediatric investigation plan agreed by the Pediatric Committee of the EMA, unless the product is subject to an agreed waiver or deferral or unless the product is excluded from the scope of Regulation 1902/2006 (generics, hybrid medicinal products, biosimilars, homeopathic and traditional (herbal) medicinal products and medicinal products containing one or more active substances of well-established medicinal use). Waivers can be granted in certain circumstances where pediatric studies are not required or desirable. Deferrals can be granted in certain circumstances where the initiation or completion of pediatric studies should be deferred until appropriate studies in adults have been performed. Moreover, this regulation imposes the same obligation from January 26, 2009 on an applicant seeking approval of a new indication, pharmaceutical form or route of administration for a product already authorized and still protected by a supplementary protection certificate granted under Regulation EC 469/2009 and its precursor (EEC) 1768/92 or by a patent that qualifies for the granting of such a supplementary protection certificate. The pediatric Regulation 1901/2006 also provides, subject to certain conditions, a reward for performing such pediatric studies, regardless of whether the pediatric results provided resulted in the grant of a pediatric indication. This reward comes in the form of an extension of six months to the supplementary protection certificate granted in respect of the product, unless the product is subject to orphan drug designation, in which case the 10-year market exclusivity period for such orphan products is extended to 12 years. If any of the non-centralized procedures for marketing authorization have been used, the six-month extension of the supplementary protection certificate is only granted if the medicinal product is authorized in all member states.

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Post-authorization Obligations

In the pre-authorization phase the applicant must provide a detailed pharmacovigilance plan that it intends to implement post-authorization. An authorization to market a medicinal product in the EU carries with it an obligation to comply with many post-authorization organizational and behavioral regulations relating to the marketing and other activities of authorization holders. These include requirements relating to post-authorization efficacy studies, post-authorization safety studies, adverse event reporting and other pharmacovigilance requirements, advertising, packaging and labeling, patient package leaflets, distribution and wholesale dealing. The regulations frequently operate within a criminal law framework and failure to comply with the requirements may not only affect the authorization, but also can lead to financial and other sanctions levied on the company in question and responsible officers. As a result of the currently on-going overhaul of EU pharmacovigilance legislation the financial and organizational burden on market authorization holders will increase significantly, such as the obligation to maintain a pharmacovigilance system master file that applies to all holders of marketing authorizations granted in accordance with Directive 2001/83/EC or Regulation (EC) No 726/2004. Marketing authorization holders must furthermore collect data on adverse events associated with use of the authorized product outside the scope of the authorization. Pharmacovigilance for biological products and medicines with a new active substance will be strengthened by subjecting their authorization to additional monitoring activities. The EU is currently in the process of issuing implementing regulations for the new pharmacovigilance framework.

Any authorization granted by member state authorities, which within three years of its granting is not followed by the actual placing on the market of the authorized product in the authorizing member state ceases to be valid. When an authorized product previously placed on the market in the authorizing member state is no longer actually present on the market for a period of three consecutive years, the authorization for that product shall cease to be valid. The same two three year periods apply to authorizations granted by the European Commission based on the centralized procedure.

Israel

In November 2011, EyeFite and Can-Fite entered into the Services Agreement, pursuant to which Can-Fite will manage, as an independent contractor, all activities relating to pre-clinical and clinical studies performed for the development of the ophthalmic indications of CF101. As such, in addition to regulations of other countries where we are seeking regulatory approval, Israeli government regulation will also govern the development of our product candidates.

Israel Ministry of the Environment — Toxin Permit

In accordance with the Israeli Dangerous Substance Law — 1993, the Ministry of the Environment may grant a permit in order to use toxic materials. Because Can-Fite utilizes toxic materials in the course of operation of their laboratories relating, in part, to our products, they were required to apply for a permit to use these materials. The current toxin permit held by Can-Fite will remain in effect until January 2014.

Other Licenses and Approvals

Can-Fite has a business license from the municipality of Petah-Tikva for a drug development research laboratory located at its offices in Petah Tikva, Israel. In order to obtain this license, Can-Fite also received approval from the Petah-Tikva Association of Towns Fire Department. Can-Fite’s business license is valid until December 2014. Can-Fite also has a radioactive materials or products containing radioactive materials license, which is valid until July 25, 2013.

In 2002, Can-Fite received approval from the National Council on Animal Experiments, approving it as an institution authorized to conduct experiments on animals.

Clinical Testing in Israel

In order to conduct clinical testing on humans in Israel, special authorization must first be obtained from the ethics committee and general manager of the institution in which the clinical studies are scheduled to be conducted, as required under the Guidelines for Clinical Trials in Human Subjects implemented pursuant to the Israeli Public Health Regulations (Clinical Trials in Human Subjects), as amended from time to time, and other applicable legislation. These regulations also require authorization from the Israeli Ministry of Health, except in certain circumstances, and in the case of genetic trials, special fertility trials and similar trials, an additional authorization of the overseeing institutional ethics committee. The institutional ethics committee must, among other things, evaluate the anticipated benefits that are likely to be derived from the project to determine if it justifies the risks and inconvenience to be inflicted on the human subjects, and the committee must ensure that adequate protection exists for the rights and safety of the participants as well as the accuracy of the information gathered in the course of the clinical testing. Since we intend to perform a portion of the clinical studies on certain of our therapeutic candidates in Israel, we will be required to obtain authorization from the ethics committee and general manager of each institution in which we intend to conduct our clinical trials, and in most cases, from the Israeli Ministry of Health.

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Israel Ministry of Health

Israel’s Ministry of Health, which regulates medical testing, has adopted protocols that correspond, generally, to those of the FDA and the EMA, making it comparatively straightforward for studies conducted in Israel to satisfy FDA and the EMA requirements, thereby enabling medical technologies subjected to clinical trials in Israel to reach U.S. and EU commercial markets in an expedited fashion. Many members of Israel’s medical community have earned international prestige in their chosen fields of expertise and routinely collaborate, teach and lecture at leading medical centers throughout the world. Israel also has free trade agreements with the United States and the European Union.

Other Countries

In addition to regulations in the United States, the EU and Israel, we are subject to a variety of other regulations governing clinical trials and commercial sales and distribution of drugs in other countries. Whether or not our products receive approval from the FDA, approval of such products must be obtained by the comparable regulatory authorities of countries other than the United States before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials and product licensing vary greatly from country to country.

The requirements that we and our collaborators must satisfy to obtain regulatory approval by government agencies in other countries prior to commercialization of our products in such countries can be rigorous, costly and uncertain. In the European countries, Canada and Australia, regulatory requirements and approval processes are similar in principle to those in the United States. Additionally, depending on the type of drug for which approval is sought, there are currently two potential tracks for marketing approval in the European countries: mutual recognition and the centralized procedure. These review mechanisms may ultimately lead to approval in all European Union countries, but each method grants all participating countries some decision-making authority in product approval. Foreign governments also have stringent post-approval requirements including those relating to manufacture, labeling, reporting, record keeping and marketing. Failure to substantially comply with these on-going requirements could lead to government action against the product, us and/or our representatives.

Related Matters

From time to time, legislation is drafted, introduced and passed in governmental bodies that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA or EMA and other applicable regulatory bodies to which we are subject. In addition, regulations and guidance are often revised or reinterpreted by the national agency in ways that may significantly affect our business and our therapeutic candidates. It is impossible to predict whether such legislative changes will be enacted, whether FDA or EMA regulations, guidance or interpretations will change, or what the impact of such changes, if any, may be. We may need to adapt our business and therapeutic candidates and products to changes that occur in the future.

Employees

As of July 1, 2013, we had one part-time employee, our Chief Executive Officer, Barak Singer, and no full-time employees.

Research and Development

Research and development expenses for the year ended December 31, 2012 were approximately $1,827,000 compared to $216,000 for the period from June 27, 2011 (the inception date of EyeFite) to December 31, 2011 (the latter of which reflects five weeks of operations from November 21, 2011, the closing date of the reverse acquisition transaction, through December 31, 2011). As of the date hereof, none of such expenses are borne by customers.

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Description of Property

Our principal executive offices are located at 10 Bareket St, Petach Tikva, Israel, 4951778, which is also the office of Can-Fite, our majority stockholder. Can-Fite leases this office, which consists of 310 square meters of office space and eight parking spaces. The monthly rental payment is NIS 24,500, or approximately $6,700, all of which is paid by Can-Fite.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. There are currently no material pending, and we are currently not aware of any, legal proceedings or claims against the Company or our property that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Historical Background

We were originally incorporated in the State of Nevada on December 10, 1999, under the name Bridge Capital.com, Inc. Bridge Capital.com, Inc. was a nominally capitalized corporation that did not commence its operations until it changed its name to Denali Concrete Management, Inc., or Denali, in March 2001. Denali was a concrete placement company specializing in providing concrete improvements in the road construction industry and operated primarily in Anchorage, Alaska, placing curb and gutter, sidewalks and retaining walls for state, municipal and military projects. In December 2005, the Company ceased its principal business operations and focused its efforts on seeking a business opportunity.

We consummated our reverse acquisition of all the outstanding interests in EyeFite, pursuant to an acquisition agreement, dated November 21, 2011, by and between us and Can-Fite. This transaction was accounted for as a reverse acquisition wherein Can-Fite was treated as the acquirer for accounting purposes. In connection with the completion of this transaction on November 21, 2011, the following events occurred:

•	We entered into and consummated the transactions contemplated by a Stock Purchase Agreement, dated November 21, 2011, with Can-Fite, whereby Can-Fite purchased 36,000,000 shares of our common stock in exchange for all of the issued and outstanding ordinary shares of EyeFite. As a result of the consummation of the actions contemplated by the Stock Purchase Agreement, EyeFite became our wholly owned subsidiary and Can-Fite became our majority stockholder and a parent.

•	EyeFite and Can-Fite entered into the License Agreement, dated November 21, 2011, pursuant to which Can-Fite granted to EyeFite a sole and exclusive worldwide license for the use of CF101, Can-Fite’s therapeutic drug candidate, solely in the field of ophthalmic indications. See “The License Agreement” above.

•	EyeFite and Can-Fite entered into the Services Agreement, dated November 21, 2011, pursuant to which Can-Fite manages, as an independent contractor, all activities relating to pre-clinical and clinical studies performed for the development of the ophthalmic indications of CF101. See “The Services Agreement” above.

•	We issued a warrant agreement to Can-Fite by which Can-Fite has the right, until the earlier of (a) November 21, 2016 and (b) the closing of the acquisition of our company by another entity, resulting in the exchange of our outstanding common shares such that the stockholders of our company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity, to convert its right to the Additional Fees into 2,160,102 shares of our common stock (subject to adjustment in certain circumstances). The per share exercise price for the shares is $1.144. This warrant may be exercised on either a cash or a cashless basis, provided that if the warrant is exercised on a cashless basis, it must be exercised in whole, not in part.

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•	On November 21, 2011, we completed a private placement of shares of our common stock for gross proceeds of $3.3 million through the sale of 2,910,456 shares to third party investors and sold 2,097,626 shares of our common stock to Can-Fite in exchange for 17,873,054 (or 714,922 after a recently effected reverse share split) ordinary shares of Can-Fite, valued at $2.4 million (as determined by reference to the previous trading day’s closing price for Can-Fite shares on the TASE), and 437,005 shares to Can-Fite for gross proceeds of $500,000. In addition, the Company issued to Can-Fite and each of the other investors, for each two shares of the Company’s common stock purchased in these transactions, one warrant valid for a period of five years from the closing of the financings to acquire one share of the Company for an exercise price of $1.72.

•	On November 21, 2011, we repurchased 7,750,000 outstanding shares of our common stock from Mathew G. Rule, our sole officer and director at the time, for $7,750. In addition, we issued 1,920,000 shares of common stock to certain investors for an aggregate of $97,000, which funds were used solely to retire the outstanding shares in this recapitalization and to pay our outstanding payables as of closing. These payments included satisfaction of a promissory note in the principal amount of $56,465 and payables to the transfer agent, accountants and our legal counsel at the time.

•	In connection with the reverse acquisition transaction, the Board of the Company was expanded from one to three members, the sole prior director, Mathew G. Rule, resigned, and the following new directors were appointed: Pnina Fishman, Ilan Cohn and Guy Regev, each of whom was, and currently is, a director of Can-Fite. On February 2, 2012, the number of directors was increased to four persons and Dr. Roger Kornberg was appointed as the fourth director.

Upon completion of the reverse acquisition transaction on November 21, 2011, and after giving effect to the financings, the recapitalization, and the shares issued to raise funds to satisfy outstanding financial obligations existing prior to the closing of the reverse acquisition transaction, we had an aggregate of 46,985,517 issued and outstanding shares of common stock. Of these shares Can-Fite owned approximately 82% of our company and assumed control of us. The securities issued in the reverse acquisition transaction were not and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

With the completion of the reverse acquisition transaction, we, through our wholly owned subsidiary, became a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic diseases.

On January 25, 2012, we changed our name and trading symbol on the OTCBB and OTCQB to OphthaliX Inc. and OPLI, respectively. On February 6, 2012, Can-Fite, our majority stockholder owning 38,534,631 shares or approximately 82.01% of our issued and outstanding shares of common stock and voting rights, by written consent approved a change of the state of incorporation of the Company from the State of Nevada to the State of Delaware by merging the Company into OphthaliX Inc., a newly formed Delaware company, and approved an amendment to the Company’s Articles of Incorporation to change the capitalization of the Company by increasing the number of authorized shares of common stock, par value $.001 per share, from 50,000,000 to 100,000,000. The effective date for the approval of the change of domicile to the State of Delaware and the increase in the authorized shares of common stock was April 2, 2012.

Recent Developments

On April 22, 2013 our Board approved a grant to Mr. Barak Singer, our current Chief Executive Officer, of options to purchase 469,855 shares of our common stock at an exercise price of $1.1757 per share, which vest over a period of three years on a quarterly basis for 12 consecutive quarters (beginning as of Mr. Singer’s date of employment as the Chief Executive Officer, i.e., February 28, 2013) and which expire ten years from the grant date. Our Board also approved the grant of options to Mr. Singer to purchase an additional 469,855 shares of our common stock at an exercise price of $1.1757 per share, which vest in accordance with our 2012 Stock Incentive Plan, as amended (the “2012 Plan”), and upon the achievement of certain business and financial milestones, and expire ten years from the grant date.

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Also on April 22, 2013, pursuant to the employment agreement with our former Chief Executive Officer, Dr. Gil Ben-Menachem, the Board approved the grant of options to purchase 469,854 shares of our common stock at an exercise price of $1.1757 per share, which vest over a period of three years on a quarterly basis for 12 consecutive quarters (beginning as of Dr. Ben-Menachem’s date of employment as the Chief Executive Officer, i.e., January 1, 2013) and which expire ten years from the grant date. Our Board also approved the grant of options to Dr. Ben-Menachem to purchase an additional 469,854 shares of our common stock at an exercise price of $1.1757 per share, which vest in accordance with our 2012 Plan and upon the achievement of certain business and financial milestones. Notwithstanding the foregoing, because Dr. Ben-Menachem’s employment with us terminated on May 24, 2013, 90 days after we provided him with a notice of termination pursuant to his employment agreement, of the aforementioned options, he is only entitled to receive options to purchase an aggregate of 39,155 shares of our common stock.

On May 6, 2013, the Board adopted an Insider Trading Policy, a Foreign Corrupt Practices Act Policy, a Code of Ethics and a Code of Conduct. The Code of Ethics and the Code of Conduct are currently available on the Company’s website at www.ophthalix.com. The information on or accessible through our website does not constitute a part of, and is not incorporated into, this prospectus.

On May 9, 2013, we granted options, which were modified on May 29, 2013 as to number and exercise price, to purchase 58,750 shares of our common stock to Itay Weinstein, our Chief Financial Officer. These options have an exercise price of $2.00 per share and expire on May 29, 2023. 29,375 of these options vest immediately and the remaining 29,375 will vest over a period of three years on a quarterly basis for 12 consecutive quarters from the date of the grant. Also, on May 9, 2013 (as modified on May 29, 2013), our Board approved the grant of options, with the same terms as the options granted to Mr. Weinstein, to certain members of our Board, our Secretary and a director of EyeFite. The option grants to our Secretary and the EyeFite director were made but later rescinded by our Board on June 13, 2013 and the respective grantees waived any rights in and to such options. The options to be granted to the members of our Board, which also required the approval of our stockholders, were never granted due to the failure to obtain such stockholder approval.

On May 10, 2013, we issued a press release in regard to a third party’s independently generated data that validates the utilization of A3AR agonists for lowering IOP and for the treatment of glaucoma, which it presented at the ARVO 2013 Annual Meeting in Seattle, Washington.

On June 17, 2013, we sold over the TASE 268,095 ordinary shares of Can-Fite held by us for consideration of NIS 1,838,570, or $510,714.

On July 1, 2013, we appointed Dr. Michael Belkin to serve as a member of our Board.

On July 2, 2013, we filed a preliminary proxy statement with the SEC to solicit consents from our stockholders to effect a reverse stock split with respect to our common stock. Upon receipt of the requisite consents, we intend to effect such reverse stock split in August 2013. The impact of such reverse stock split on us, our stockholders and the information contained in this registration statement on Form S-1 will be reflected in an amendment to this registration statement on Form S-1 to be filed with the SEC.

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MANAGEMENT

Current Management

The following table sets forth as of July 1, 2013, the name and age of, and position or positions held by, our executive officers and directors, and the backgrounds of such persons:

Name	Age	Position(s)	Director Since	Background
Pnina Fishman, Ph.D.	64	Chairman of the Board	2011	Pnina Fishman, Ph.D. co-founded Can-Fite (TASE: CFBI; OTC: CANFY), has served as Chief Executive Officer of Can-Fite since September 2005 and is a Can-Fite board member. She served as our Chief Executive Officer from November 21, 2011 through December 31, 2012. Dr. Fishman is the scientific founder of Can-Fite and was previously a professor of Life Sciences and headed the Laboratory of Clinical and Tumor Immunology at the Felsenstein Medical Research Institute, Rabin Medical Center, Israel. Dr. Fishman has authored or co-authored over 150 publications and presented the findings of her research at many major scientific meetings. Her past managerial experience included seven years as Chief Executive Officer of Mor Research Application, the technology transfer arm of Clalit Health Services, the largest healthcare provider in Israel. Mor Research Application was also the first clinical research organization in Israel. Dr. Fishman currently also serves as a member of the board of directors of F.D. Consulting Ltd., Ultratrend Ltd. and EyeFite. Dr. Fishman holds a Ph.D. in Immunology from the Bar Ilan University in Ramat Gan, Israel.

Barak Singer	41	Chief Executive Officer	-	Mr. Singer was appointed as our Chief Executive Officer on February 28, 2013, and has more than ten years of experience in investment banking, venture capital and business development. He has also been the Vice President of Business Development at Can-Fite since 2011. Prior to joining Can-Fite, Mr. Singer was Vice President of Business Development at Xenia Venture Capital, or Xenia. Before joining Xenia and from 2001 to 2009, Mr. Singer was Managing Director and Co-Head of Investment Banking at Tamir Fishman & Co, or Tamir Fishman, the Israeli strategic affiliate of RBC Capital Markets. Mr. Singer focused on capital raising and mergers and acquisitions and led Tamir Fishman investment banking activities in the life science field. Before joining Tamir Fishman, Mr. Singer was a paralegal at S. Horowitz & Co, a leading Israeli commercial law firm. Mr. Singer holds a B.A. and an LL.B. from the IDC in Herzeliya, Israel.

Itay Weinstein	42	Chief Financial Officer	-	Mr. Itay Weinstein is a Partner at Shimony C.P.A. and has been employed there since 1999. He has served as our Chief Financial Officer since November 21, 2011. Mr. Weinstein is also the Controller for Can-Fite and has served as such since 2003. Prior to joining Shimony C.P.A., Mr. Weinstein served as auditor at Oren Horowitz. Mr. Weinstein holds a B.A. in economics and accounting from the Tel-Aviv University, Israel, and has been a licensed CPA since 1999. Mr. Weinstein is also a board member of Uno Management and Consulting Ltd.

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Ilan Cohn, Ph.D.	58	Director	2011	Ilan Cohn, Ph.D. is a patent attorney and senior partner at the patent attorney firm Reinhold Cohn & Partners, where he has been an attorney since 1986. Dr. Cohn co-founded Can-Fite, served as its Chief Executive Officer until September 2004 and is currently Chairman of the Can-Fite board of directors. Dr. Cohn holds a Ph.D. in biology and is a patent attorney with many years of experience in the biopharmaceutical field. He has served on the board of directors of a number of life science companies, including Ansan Pharmaceuticals, Inc., which was a U.S. public company during his tenure. Dr. Cohn has also been involved in the past in management of venture capital funds focused on investments in the life sciences industry. Dr. Cohn served a number of years as a co-chairman of the Biotech Committee of the US-Israeli Science and Technology Commission. Dr. Cohn is also currently a member of the board of directors of I.C.R.C. Management Ltd, Famillion BVI Ltd. and Famillion Ltd. (a subsidiary of Famillion BVI Ltd.). Dr. Cohn holds a Ph.D. in Biology from the Hebrew University of Jerusalem.

Guy Regev	44	Director	2011	Guy Regev is currently the Chief Executive Officer of Shaked Global Group Ltd, a privately-held equity investment firm that provides value added capital to environmental-related companies and technologies, or Shaked. Mr. Regev joined Shaked at the beginning of 2008. Shaked is a major shareholder in Can-Fite and Mr. Regev is a director of Can-Fite. Mr. Regev has also been a director of the Company since November 21, 2011. Prior to joining Shaked, from 2001 to 2008, Mr. Regev was Vice President of Commercial Business at Housing & Construction Holding, or HCH, Israel’s largest infrastructure company. His duties included being responsible for the consolidation and financial recovery of various business units within HCH. Prior to that, Mr. Regev carried several roles within the group including as a Chief Financial Officer and later the Chief Executive Officer of Blue-Green Ltd., the environmental services subsidiary of HCH. Between 1999 and 2001, Mr. Regev was a manager at Deloitte & Touche, Israel. Mr. Regev holds an LLB degree in Law (Israel) and is a licensed lawyer and has been a licensed CPA since 1999. Mr. Regev has over 12 years of experience in accounting, financial management and control and general management of commercial enterprises. Mr. Regev is also a director of Knollan Ltd, The Green Way Ltd, Shtang Construction and Engineering Ltd, TGW Holdings Ltd, Aeronautics Ltd, Blue I Water Technologies Ltd. and R.I.B.E. Consulting & Investment Ltd., Can-Fite, Shaked and Aqua Investments Ltd.

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Dr. Roger Kornberg, Ph.D.	66	Director	2012	Dr. Roger D. Kornberg, Ph.D. co-founded Cocrystal Discovery, Inc. in 2008. Dr. Kornberg has been a Professor, Department of Structural Biology and Medicine for Stanford University since 1978. From 1984 to 1992, he served as the Chair of the Department of Structural Biology at Stanford and Professor of Harvard Medical School. He serves as the Chairman of Scientific Advisory Board at Cocrystal Discovery, Inc. He serves as a member of the board of directors at Cocrystal Discovery, Inc. He has been a Director of Protalix BioTherapeutics, Inc. (NYSE MKT: PLX) since February 7, 2008 and Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) since July 17, 2007. He serves as a Member of Scientific Advisory Board at Pacific Biosciences, Inc. (alternately Pacific Biosciences of California, Inc.) (NASDAQ: PACB). He has been a Member of Scientific Advisory Board at Epiphany Biosciences, Inc. since February 15, 2007. He serves as a Member of Scientific Advisory Board at BioCancell Therapeutics Ltd. He is a member of the U.S. National Academy of Sciences, an honorary member of other academies and professional societies in the United States, Europe, and Japan and a fellow of the American Academy of Arts and Sciences. He is an author of over 200 published papers. He was awarded the 2006 Nobel Prize in Chemistry for his seminal studies of the molecular basis of eukaryotic transcription, the biological process by which genetic information from DNA is copied to RNA. His Nobel Prize-winning work included discovery of Mediator, a protein complex required to facilitate gene transcription, as well the solution of the three-dimensional crystal structure of RNA polymerase II, the most complex protein structure solved to date. In addition to the Nobel Prize, Dr. Kornberg has been honored for his work with the Eli Lilly Award, the Passano Award, the Ciba-Drew Award, the Gairdner International Award (shared with R. Roeder), the Hoppe-Seyler Lecture Award, the Harvey Prize from the Technion (Israel Institute of Technology), the ASBMB-Merck Award, the Welch Prize in 2001, the Pasarow Award in Cancer Research, the Le Grand Prix Charles-Leopold Mayer in 2002 and the 2005 Alfred P. Sloan Jr. Prize. He is a recipient of honorary degrees from universities in Europe and Israel, including the Hebrew University, where he is a Visiting Professor. Dr. Kornberg received a BA Degree from Harvard in 1967 and a Ph.D. in Chemistry from Stanford University in 1972 and did his postdoctoral studies with Aaron Klug and Francis Crick at the Medical Research Council (MRC) Laboratory of Molecular Biology in Cambridge (UK) where he discovered the Nucleosome.

Michael Belkin	72	Director	2013	Dr. Michael Belkin is, and has been since 1980, a Professor, and since 2010, a Professor Emeritus, of Ophthalmology at Tel Aviv University in Tel Aviv, Israel, and the director of the Ophthalmic Technologies Laboratory at the university’s Eye Research Institute at the Sheba Medical Center since 1997. Since 2006, Dr. Belkin has also served as Senior Consultant of the Eye Research Institute at the Singapore National Eye Institute. He was awarded a master’s degree in natural sciences by Cambridge University, England, and received a doctorate in medicine from the Hebrew University of Jerusalem. Dr. Belkin previously served as Director of Research, Development and Non-Conventional Warfare Medicine in the Israel Defense Forces Medical Corps, the first full-time Director of the Tel Aviv University Eye Research Institute, Chairman of the Tel Aviv University Department of Ophthalmology and the President of the Israel Society of Eye and Vision Research, of which he was one of the founders. He is an author of over 250 scientific publications and over 20 patents. He is an internationally recognized eye researcher and has received various research awards. His laboratory is dedicated to enabling the transfer of technologies from university-level research to clinical practice by providing expertise and facilities for laboratory, preclinical and clinical studies. He is an entrepreneur and advisor to several ophthalmic companies in the fields of lasers, optics, ophthalmic devices, pharmaceutics and biotechnology. One of his ideas, the ExPRESS miniature glaucoma shunt, is currently used worldwide. Dr. Belkin is an active, long-standing, member of the Association for Research in Vision and Ophthalmology (ARVO), the American Academy of Ophthalmology, the Biomedical Optics Society section of the International Society of Optical Engineering (SPIE), the American Glaucoma Society and many others. He serves as chairman and member of various international and local scientific and professional committees as well as scientific journals’ editorial boards. Dr. Belkin is also currently a director of Elmedtech, a startup non-public company in the United States.

Directors are elected to hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. Annual meetings of the stockholders, for the election of directors to succeed those whose terms expire, are to be held at such time each year as designated by the Board, which date shall be within 13 months of the last annual meeting of stockholders. Our officers are elected by the Board, which is required to consider such elections at its first meeting after every annual meeting of stockholders. Each officer holds his office until his successor is elected and qualified or until his earlier resignation or removal.

There are no family relationships between any director or executive officer.

Experience, Qualifications, Attributes and Skills of Directors

We look to our directors to lead us through our continued growth as an early-stage public biopharmaceutical company.  We believe our directors bring their leadership experience from a variety of life science companies and professional backgrounds which we require to continue to grow and bring value to our stockholders. Each of Dr. Fishman and Dr. Cohn have significant experience with early stage private and public companies in Israel and bring a depth of knowledge in building stockholder value, growing a company from inception and navigating significant corporate transactions and the public company process, particularly small biopharmaceutical and life science companies. Dr. Kornberg’s medical and research background and experience allows him to contribute significant medical and scientific expertise.  Mr. Regev has venture capital and operational backgrounds and offers expertise in financing and growing small companies.

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Board Leadership Structure and Role in Risk Oversight

In accordance with our bylaws, the Board elects our officers, including our Chief Executive Officer, Chief Financial Officer, and such other officers as the Board may appoint from time to time. The Board has currently separated the positions of Chairman of the Board and Chief Executive Officer, and Dr. Pnina Fishman currently serves as our Chairman and Barak Singer currently serves as our Chief Executive Officer. The Board periodically considers whether changes to our overall leadership structure are appropriate.

Our Chairman is responsible for chairing meetings of the Board. Our bylaws provide that if our Chairman is unable to preside at meetings of the Board, our Chief Executive Officer, if such officer is a director, shall preside at such meetings, unless the Board determines otherwise. Our Chairman is also responsible for chairing meetings of shareholders. In her absence, the Board may appoint another party to chair the shareholders’ meeting.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, regulatory risks, and others. Management is responsible for the day-to-day management of risks the company faces, while our Board, as a whole, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. Our Chairman meets regularly with our Chief Executive Officer and Chief Financial Officer to discuss strategy and risks facing our business. Senior management attends board meetings and is available to address any questions or concerns raised by our Board on risk management-related and any other matters. The Board receives presentations from senior management on strategic matters involving our operations and intends to hold regular strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for our business.

Controlled Company Exception

After the completion of this offering, Can-Fite will continue to beneficially own more than 50% of our common stock and voting power. As a result, we will be a “controlled company” within the meaning of the NYSE MKT corporate governance standards. Under the NYSE MKT corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. Following this offering, assuming that we are accepted for listing on the NYSE MKT, we may utilize these exemptions. As a result, following this offering, we may not have a majority of independent directors on our board of directors, and we may not have a nominating and corporate governance committee or a compensation committee that is composed entirely of independent directors. Also, such committee may not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE MKT corporate governance requirements. In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the NYSE MKT corporate governance rules. Nevertheless, under the NYSE MKT corporate governance standards and given our status as a smaller reporting company, we will still be required to have an audit committee composed of at least two independent directors with a written charter addressing the committee’s purpose and responsibilities.

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Independent Directors

Our securities are currently not listed on a national securities exchange or in an inter-dealer quotation system which has requirements that directors be independent. However, we intend to apply for the listing of the Shares on the NYSE MKT under the symbol “ .” We make no representation that such application will be approved or that the Shares will trade on such market either now or at any time in the future. Nevertheless, we intend to adopt the independence standards of the NYSE MKT to determine the independence of our directors and those directors serving on any of our committees. These standards, which also require compliance with SEC standards, provide that a person will be considered an independent director if he or she is not an executive officer or employee of the company and is, in the view of the company’s board of directors, free of any relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. In addition to the foregoing standards: (i) directors serving on audit committees must also not have participated in the preparation of the financial statements of the issuer or any current subsidiary at any time during the past three years; and (ii) with respect to directors serving on compensation committees and, in the case of a company that does not have a compensation committee, the company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the company which is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to (A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director and (B) whether such director is affiliated with the company, a subsidiary of the listed company or an affiliate of a subsidiary of the company. The following is a non-exclusive list of persons who shall not be considered independent:

(a) a director who is, or during the past three years was, employed by the company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year);

(b) a director who accepted or has an immediate family member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i) compensation for board or board committee service,

(ii) compensation paid to an immediate family member who is an employee (other than an executive officer) of the company,

(iii) compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year), or

(iv) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(c) a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

(d) a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments (other than those arising solely from investments in the company's securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

(e) a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the issuer's executive officers serve on the compensation committee of such other entity; or

(f) a director who is, or has an immediate family member who is, a current partner of the company's outside auditor, or was a partner or employee of the company's outside auditor who worked on the company's audit at any time during any of the past three years.

Our Board has determined that currently, only Dr. Roger Kornberg meets this standard, and therefore, would be considered to be independent.

Committees

We currently have no committees organized but we plan to organize an audit committee, a compensation committee, and a nominating and corporate governance committee during the current fiscal year. To do this, and to comply with the NYSE MKT corporate governance standards, we intend to increase the size of our Board and fill the vacancies created with independent directors. Because of its small size, the Board carries out the duties of the committees. In selecting nominees for directorships, the Board considers a broad range of characteristics related to qualifications, background and diversity of nominees based on our current business needs. The Board has not adopted written guidelines regarding nominees for director. There have been no material changes to the procedures by which security holders may recommend nominees to our Board.

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Limitation of Liability and Indemnification

For information concerning limitation of liability and indemnification applicable to our directors, executive officers, and, in certain cases, employees, please see “Description of Capital Stock” located elsewhere in this prospectus.

Code of Ethics

Our Board has adopted a code of business conduct and a code of ethics that applies to all of our employees, officers and directors. The full text of our code of business conduct and code of ethics is available on our website at www.ophthalix.com. Information on, or accessible through, our website is not part of this prospectus. We expect that any amendments to our code of business conduct and ethics, or any waivers of its requirements, will be disclosed on our website.

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EXECUTIVE COMPENSATION

Executive Compensation

No compensation was awarded to, earned by, or paid to any named executive officer for services rendered in any capacity to our company or our subsidiary for the years ended December 31, 2012 and 2011. Dr. Pnina Fishman served as our Chief Executive Officer for the year ended December 31, 2012.

In connection with Mr. Weinstein’s services as Chief Financial Officer in 2012, the Company paid Shimony C.P.A., at which Mr. Weinstein is a Partner, a fee equal to $18,000. The Company intends to pay Shimony C.P.A. a fee of $30,000 for similar services provided in 2013.

In connection with Mr. Singer’s appointment as Chief Executive Officer, on February 28, 2013, the Board approved an amendment dated February 28, 2013, to the existing employment agreement, dated February 22, 2011, between Can-Fite and Mr. Singer whereby Mr. Singer will serve as our Chief Executive officer while at the same time continuing to serve as Vice-President of Business Development of Can-Fite. He will devote approximately 50% of his time to each position and we will pay one-half of the costs under the employment agreement. Mr. Singer’s monthly base salary under the employment agreement is NIS 45,000 (approximately $11,782), of which we will pay one-half. He will also participate in a pension plan and in a severance plan. Under the terms of the employment agreement he will be entitled to 20-days’ paid vacation and 18-days’ paid sick leave per year as well as a leased vehicle (including maintenance and expense) for his use during the term of the employment agreement. We will pay one–half of these costs. The term of the employment agreement is for an indefinite period of time; provided, however, that Can-Fite may terminate Mr. Singer’s employment upon 60-days’ prior written notice and we may terminate Mr. Singer’s service as our Chief Executive Officer upon 60-days prior written notice. Under the terms of the amendment to the employment agreement, we have granted to Mr. Singer options to acquire 469,854 shares of our common stock. These time-based options vest over a period of three years on a quarterly basis over twelve consecutive quarters from the date of commencement of the employment of Mr. Singer with us (i.e., February 28, 2013). The exercise price of these time-based options is $1.1757 per share. The Board has also granted Mr. Singer options to acquire an additional 469,854 shares of our common stock at $1.1757, which will vest upon the achievement of the following milestones: 156,618 options to vest upon the commencement of the trading of the our securities on the Nasdaq or NYSE MKT; 156,618 options to vest upon the completion of an out-license transaction in relation to any of our products; and 156,618 options to vest upon the commencement of a Phase III clinical trial of CF-101 for glaucoma (in the event that the Phase II trial is unsuccessful, the Board must set a different milestone accordingly).

Except as set forth above, the Company does not currently intend to pay or award any compensation to any other named executive officer for services rendered in any capacity to our company or our subsidiary in the near future.

Equity Awards

Dr. Fishman did not hold any unexercised options, stock that had not vested or equity incentive plan awards at December 31, 2012.

2012 Plan

On February 6, 2012, the Board and the shareholders adopted the 2012 Plan. The purpose of the 2012 Plan is to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of our stockholders.

There are 4,900,000 shares of common stock authorized for non-statutory and incentive stock options, restricted stock units, and stock grants under the plan, which are subject to adjustment in the event of stock splits, stock dividends, and other situations.

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The 2012 Plan is administered by the Board. The persons eligible to participate in the 2012 Plan are as follows: (a) employees of our company and any of its subsidiaries; (b) non-employee members of the board or non-employee members of the Board of any of its subsidiaries; and (c) consultants and other independent advisors who provide services to us or any of our subsidiaries (as such terms “consultants” and “advisors” are defined and interpreted for purposes of Form S-8 under the Securities Act or any successor form). Each person who is granted an Award (as defined below) under the 2012 Plan is deemed a “Participant.” “Award” means “Options” (as defined in Section 5(a) of the 2012 Plan), “Restricted Stock” (as defined in Section 6(a) of the 2012 Plan), “Restricted Stock Units” (as defined in Section 6(a) of the 2012 Plan), “Other Stock-Based Awards” (as defined in Section 7(a) of the 2012 Plan) and “Performance Awards” (as defined in Section 8(a) of the 2012 Plan).

The 2012 Plan will continue in effect until all of the stock available for grant or issuance has been acquired through exercise of options or grants of shares, or until February 6, 2022, whichever is earlier. The 2012 Plan may also be terminated in the event of certain corporate transactions such as a merger or consolidation or the sale, transfer or other disposition of all or substantially all of our assets.

The Annex to the 2012 Plan

On January 29, 2013, the Board conditionally approved the adoption of an annex to the 2012 Plan, or the annex. On February 7, 2013, the annex was filed with the Israeli tax authorities and on March 8, 2013, the annex became effective.

The annex applies only to grantees who are residents of the State of Israel at the date of grant or those who are deemed to be residents of the State of Israel for the payment of tax at the date of grant. U.S. tax rules and regulations will not apply to any grants to a grantee who is a resident of the State of Israel at the date of grant or those who are deemed to be residents of the State of Israel for the payment of tax at the date of grant.

The purpose of the approval and adoption of the annex is to harmonize the terms and conditions of the plan with applicable Israeli law and provide specific provisions regarding optionees who are subject to Section 102(a) of the Israeli Income Tax Ordinance (New Version), 5721-1961, or the ordinance. The annex is intended to promote our interests by providing our present and future officers, our other employees (including our directors who are also employees) and our consultants with an incentive to enter into and continue in our employ and to acquire a proprietary interest in the long-term success of our company. Our Board has the authority to determine additional persons which will be granted rights under the annex.

Pursuant to the annex, our Board is authorized to grant stock options to persons subject to the Israeli ordinance. The Board may grant to employees, officers, and directors options under Section 102 of the ordinance and to consultants and other service providers options under Section 3(i) of the ordinance. The Board may designate Section 102 options as “Approved 102 Options,” for which the options and shares upon exercise must be held in trust and granted through a trustee, and as “Unapproved 102 Options,” for which the options and shares upon exercise do not have to be held in trust. As described further below, the type of option and duration of time the option and shares upon exercise are held in trust will determine the tax consequences to the participant. Of the Approved 102 Options, the Board may grant options as “Work Income Options,” for which the options and shares upon exercise must be held in trust for 12 months from the date of grant, or as “Capital Gain Options,” for which the options and shares upon exercise must be held in trust for 24 months from the date of grant. If the requirements of the Approved 102 Options are not met, the options are regarded as Unapproved 102 Options. Options granted pursuant to Section 3(i) of the ordinance and the shares issuable upon exercise may be held in trust as well, depending upon the agreement between our Board, optionee, and the trustee of the trust. Approved 102 Options which have been granted as “Capital Gains Options” enable the optionee to pay capital gains tax on such option provided the terms of the grant and Section 102 of the ordinance have been met whilst all other option grants under the annex to the plan are treated as regular income and are subject to the taxation applicable thereto. The trustee appointed under the annex is required to qualify as a trustee under Section 102 of the ordinance and shall hold any options granted under the annex in trust for the respective holding periods as designated under the annex and Section 102 of the ordinance. The grant of options under the annex to the plan requires the delivery of a grant notification letter to each optionee in which all the relevant terms and conditions of such grant are set out. The grant notification letter may include additional matters relating to the vesting of the options, exercise periods, events of termination of employment, etc. The annex sets out that for as long as options or shares purchased pursuant to thereto are held by the trustee on behalf of the optionee, all rights of the optionee over the shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution. The annex is governed by and construed and enforced in accordance with the laws of the State of Delaware.

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Compensation of Directors

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)		Option Awards(1) ($)		Total ($)
Dr. Pnina Fishman	0		0		0
Dr. Ilan Cohn	0		0		0
Guy Regev	0		0		0
Dr. Roger Kornberg	3,000	(2)	220,000	(3)	223,000

_______________________________
(1)The estimated value of options awarded was determined in accordance with FASB ASC 718. See Note 1 in the notes to the consolidated financial statements included in this prospectus for the year ended December 31, 2012. Amounts reported do not reflect amounts actually received by the director.

(2)In connection with the appointment of Dr. Kornberg to the Board, we entered into a letter agreement to pay him director fees for attendance at meetings of the Board or any committee of the Board. Dr. Kornberg receives $2,000 for attendance in person at a meeting of the Board, $750 for attendance by telephone at a meeting of the Board and $750 for attendance at each meeting of any committee of the Board. As of December 31, 2012, Dr. Kornberg attended four Board meetings by telephone.

(3) In connection with the appointment of Dr. Kornberg to the Board and the letter agreement with him, on January 29, 2012, our Board approved the grant to the Kornberg-Lorch Living Trust, established by Dr. Kornberg, of options to purchase 235,000 common shares at $2.00 per share. The options vest as follows: 19,583 on March 31, 2012 and 19,583 on the last day of each calendar quarter thereafter so long as he remains a director, until fully vested. The options were granted under our 2012 Plan and do not contain a cashless exercise option. The options expire on February 2, 2022.

On July 1, 2013, we appointed Dr. Michael Belkin to serve as a member of our Board.

In connection with the appointment of Dr. Belkin to the Board, we entered into a letter agreement to pay him director fees for attendance at meetings of the Board or any committee of the Board. Dr. Belkin will receive $2,000 for attendance in person at a meeting of the Board, $750 for attendance by telephone at a meeting of the Board and $750 for attendance at each meeting of any committee of the Board. Also in connection with the appointment of Dr. Belkin to the Board and pursuant to the letter agreement with him, on July 1, 2013, our Board approved the grant to Dr. Belkin of options to purchase 235,000 shares of our common stock at an exercise price of $1.475 per share. The options vest as follows: 19,584 vest on September 30, 2013 and 19,584 vest on the last day of each calendar quarter thereafter so long as he remains a director, until fully vested. The options were granted under our 2012 Plan and do not contain a cashless exercise option. The options expire on June 30, 2023.

We are currently considering the precise composition of our director compensation policy. We may adopt a policy of paying independent directors an annual retainer, stock options and a fee for attendance at board and committee meetings. We anticipate reimbursing each director for reasonable travel expenses related to such director’s attendance at board and committee meetings. As of the date hereof, the only compensation arrangement that we have with any of our directors is the letter agreement with Dr. Kornberg, as described in the table above.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Reverse Acquisition Transaction with Can-Fite

On November 21, 2011, we completed the reverse acquisition transaction with Can-Fite pursuant to which it became a parent and majority shareholder through the issuance of 36,000,000 shares of our common stock, or approximately 82% of our then-issued and outstanding shares of capital stock, in exchange for all of the issued and outstanding ordinary shares of EyeFite. In connection with the reverse acquisition transaction, EyeFite and Can-Fite entered into a License Agreement pursuant to which Can-Fite granted to EyeFite a sole and exclusive worldwide license for the use and development of CF101, one of Can-Fite’s lead therapeutic drug candidates, solely in the field of ophthalmic diseases. Pursuant to the License Agreement, EyeFite agreed to make royalty and milestone payments, with a minimum annual royalty payment of $25,000 to the NIH. EyeFite and Can-Fite also entered into a Services Agreement pursuant to which Can-Fite agreed to manage all activities relating to pre-clinical and clinical studies performed for the development of CF101 for the treatment of ophthalmic indications.

From November 21, 2011 through March 31, 2013, EyeFite paid $2,328,656 to Can-Fite for its services pursuant to the Services Agreement. Can-Fite has agreed to defer receiving payments owed under the Services Agreement for the performance of clinical trials of CF101 in ophthalmic indications from January 31, 2013 until the completion of a fundraising by us (including this offering) and in no event in excess of the available cash of the Company after the fulfillment of its obligations to other creditors at that time. We will pay interest at the rate of 3% per annum from the date of each quarterly invoice issued by Can-Fite until the deferred payment is satisfied. On February 28, 2013, the Board approved Can-Fite’s offer to defer payments under the Services Agreement. Of the amount owed to Can-Fite, we intend to use a portion of the proceeds from this offering to pay half upon the completion of this offering and half on or before December 31, 2013.

Also in connection with the reverse acquisition transaction with Can-Fite, we issued a warrant (the “Warrant”) to Can-Fite pursuant to which Can-Fite has the right, until the earlier of (a) November 21, 2016 and (b) the closing of the acquisition of our company by another entity, resulting in the exchange of the our outstanding shares such that our stockholders prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity, to convert its right to Additional Fees under the Services Agreement into 2,160,102 shares of our common stock (subject to adjustment in certain circumstances). The exercise per share under the Warrant is $1.144 per share. The Warrant may be exercised on either a cash or a cashless basis, provided that if the Warrant is exercised on a cashless basis, the Warrant must be exercised in whole, not in part.

Senior Management and Director Interlocking Employment Relationship between the Company and Can-Fite

Dr. Fishman, our Chairman of the Board, is the Chief Executive Officer of Can-Fite, Barak Singer, our Chief Executive Officer, is the Vice President of Business Development of Can-Fite, Itay Weinstein, our Chief Financial Officer, is the Controller for Can-Fite and Messrs. Cohn and Regev, two of our directors, are also directors of Can-Fite.

In connection with Mr. Singer’s appointment as Chief Executive Officer, on February 28, 2013, the Board approved an amendment dated February 28, 2013, to the existing employment agreement, dated February 22, 2011, between Can-Fite and Mr. Singer whereby Mr. Singer will serve as our Chief Executive officer while at the same time continuing to serve as Vice-President of Business Development of Can-Fite. He will devote approximately 50% of his time to each position and we will pay one-half of the costs under the employment agreement. Mr. Singer’s monthly base salary under the employment agreement is NIS 45,000 (approximately $11,782), of which we will pay one-half. He will also participate in a pension plan and in a severance plan. Under the terms of the employment agreement he will be entitled to 20-days’ paid vacation and 18-days’ paid sick leave per year as well as a leased vehicle (including maintenance and expense) for his use during the term of the employment agreement. We will pay one–half of these costs. The term of the employment agreement is for an indefinite period of time; provided, however, that Can-Fite may terminate Mr. Singer’s employment upon 60-days’ prior written notice and we may terminate Mr. Singer’s service as our Chief Executive Officer upon 60-days prior written notice. Under the terms of the amendment to the employment agreement, we have granted to Mr. Singer options to acquire 469,854 shares of our common stock. These time-based options vest over a period of three years on a quarterly basis over twelve consecutive quarters from the date of commencement of the employment of Mr. Singer with us (i.e., February 28, 2013). The exercise price of these time-based options is $1.1757 per share. The Board has also granted Mr. Singer options to acquire an additional 469,854 shares of our common stock at $1.1757, which will vest upon the achievement of the following milestones: 156,618 options to vest upon the commencement of the trading of the our securities on the Nasdaq or NYSE MKT; 156,618 options to vest upon the completion of an out-license transaction in relation to any of our products; and 156,618 options to vest upon the commencement of a Phase III clinical trial of CF-101 for glaucoma (in the event that the Phase II trial is unsuccessful, the Board must set a different milestone accordingly).

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of our common stock as of July 1, 2013, of (i) each person who is known to us to be the beneficial owner of more than five percent (5%) of our common stock, without regard to any limitations on conversion or exercise of convertible securities or warrants; (ii) all directors and named executive officers; and (iii) our directors and executive officers as a group. The table also sets forth certain information concerning the ownership of ordinary shares of Can-Fite BioPharma Ltd., the parent of our company, as of July 1, 2013, by (i) each of our directors and named executive officers, and (ii) our directors and executive officers as a group.

Name and Address of Beneficial Owner	OphthaliX Common Stock Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Pnina Fishman, Ph.D. Chairman of the Board	65,551		*
Barak Singer Chief Executive Officer	78,310	(2)	*
Itay Weinstein Chief Financial Officer	31,823	(3)	*
Ilan Cohn, Ph.D. Director	-		-
Guy Regev Director	255,535	(4)	*
Roger Kornberg, Ph.D. Director	117,500	(5)	*
Dr. Michael Belkin Director
Executive Officers and Directors as a Group (7 Persons)	548,719		1.17%
Can-Fite BioPharma Ltd. 10 Bareket Street Kiryat Matalon P.O. Box 7537 Petah-Tikva 49170 Israel	41,962,048	(6)	83.24%

* Less than 1%.

(1) This table is based upon information supplied by officers, directors and principal stockholders and is believed to be accurate. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or other conversion privileges currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such option, warrant, or other convertible instrument but are not deemed outstanding for computing the percentage of any other person. Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table. At July 1, 2013, we had 46,985,517 shares of common stock outstanding.

(2) Includes 78,310 shares of common stock issuable upon exercise of vested options, each with an exercise price of $1.1757 per shares and which expire on February 28, 2023.

(3) Includes 31,823 shares of common stock issuable upon exercise of vested options, each with an exercise price of $2.00 per share and which expire on May 29, 2023.

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(4) Includes 156,225 shares of common stock held in a brokerage account.

(5) Represents 117,500 shares of common stock issuable upon exercise of vested options, each with an exercise price of $2.00 per share and which expire on January 26, 2022.

(6) Includes 2,160,102 shares of common stock issuable to Can-Fite upon the exercise of the Warrant, with an exercise price of $1.144 per share and which expires on the earlier of (a) November 21, 2016 and (b) the closing of the acquisition of our Company by another entity, resulting in the exchange of the our outstanding shares such that our stockholders prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity. In addition, includes 1,267,315 shares of common stock issuable to Can-Fite upon the exercise of a warrant, with an exercise price of $1.72 per share.

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CHANGE OF ACCOUNTANTS

On November 29, 2011, our Board recommended and approved the dismissal of R.R. Hawkins & Associates International, as our independent auditor effective as of that date. The reports of this firm on our financial statements as of and for the fiscal years ended December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the fiscal year ended December 31, 2010 contained going concern qualifications because we had incurred losses since our inception and we had, at the date of such reports, current liabilities in excess of current assets. On December 5, 2011, we filed a report on Form 8-K disclosing the dismissal of this firm. During our two fiscal years ended 2010 and 2009 and during the subsequent interim period through the date of the report on Form 8-K, there were no disagreements with this firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of R.R. Hawkins & Associates International, would have caused it to make reference to the subject matter of the disagreements in connection with its reports, and no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K occurred. We furnished R.R. Hawkins & Associates International with a copy of the disclosure we made in such Form 8-K report. They furnished us with a letter addressed to the SEC stating they agreed with the statements made by us in such Form 8-K report.

On December 1, 2011, we engaged Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (“Ernst & Young”), an independent registered public accounting firm which is registered with, and governed by the rules of, the PCAOB, as our new independent registered public accountant to audit our financial statements for the year ended December 31, 2011. The decision to change our independent registered public accounting firm was approved by our Board. During the fiscal years ended December 2011 and 2010 and through the date of the Form 8-K report filed with the SEC on December 5, 2011, neither we nor anyone acting on our behalf consulted Ernst & Young with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Ernst & Young concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

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DESCRIPTION OF Securities

General

The following description of our capital stock summarizes provisions of our certificate of incorporation, or our charter, and bylaws. Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of undesignated preferred stock, $0.001 par value per share.

The following description of the material provisions of our capital stock and our charter and bylaws is only a summary, does not purport to be complete and is qualified by applicable law and the full provisions of our charter and bylaws. You should refer to our charter and bylaws as in effect upon the closing of this offering, which are included as exhibits to the Registration Statement of which this prospectus is a part.

Common Stock

As of June 17, 2013, there were 46,985,517 shares of common stock issued and outstanding subject to the following provisions:

Voting rights. Holders of common stock are entitled to one vote per share on any matter to be voted upon by stockholders. All shares rank equally as to voting and all other matters. The shares of common stock have no preemptive or conversion rights, no redemption or sinking fund provisions, are not liable for further call or assessment and are not entitled to cumulative voting rights.

Dividend rights. For as long as such stock is outstanding, the holders of common stock are entitled to receive ratably any dividends when and as declared from time to time by our Board out of funds legally available for dividends. We have not paid any cash dividends on our common stock since inception. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.

Liquidation rights. Upon a liquidation or dissolution of our company, whether voluntary or involuntary, creditors (and potentially holders of our preferred stock, if issued) will be paid before any distribution to holders of our common stock. After such distribution, holders of common stock are entitled to receive a pro rata distribution per share of any excess amount.

Anti-Takeover Provisions in Our Charter and Bylaws

Our charter and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Removal of directors and filling board vacancies. Our bylaws provide that directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all the outstanding Shares of capital stock entitled to vote generally in the election of directors voting together as a single class. Furthermore, any vacancy on our Board, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

Advance notice requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

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Amendment to bylaws and charter. As required by the Delaware General Corporation Law, or the DGCL, any amendment of our charter must first be approved by a majority of our Board and, if required by law or our charter, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to limitation of liability of directors and indemnification must be approved by no less than 66 1/3 percent of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Our bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 66 1/3 percent of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class.

Blank check preferred stock. Our charter authorizes 1,000,000 shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board were to determine that a takeover proposal is not in the best interests of us or our stockholders, our Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our charter grants our Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change in control of the Company.

Limitations of Director Liability and Indemnification of Directors, Officers, and Employees

As permitted by the DGCL, provisions in our charter and bylaws that will be in effect at the closing of this offering will limit or eliminate the personal liability of our directors. Consequently, directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

In addition, our certificate of incorporation and bylaws provide that:

•	we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions, including an exception for indemnification in connection with a proceeding (or counterclaim) initiated by such persons; and

•	we will advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to limited exceptions.

We also intend to maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control our company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that might result in a claim for such indemnification.

NYSE MKT

Before the date of this prospectus, there has been limited public trading in our common stock on the OTCBB and OTCQB. We intend to apply to have our common stock approved for listing on the NYSE MKT, subject to notice of issuance, under the symbol “ .” We make no representation that such application will be approved or that the Shares will trade on such market either now or at any time in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Corporation, Salt Lake City, Utah.

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UNDERWRITING

We have entered into an underwriting agreement, or the Underwriting Agreement, with Maxim Group LLC, acting as the sole book-runner and lead managing underwriter, with respect to the securities subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, the number of Shares provided below opposite its name.

Underwriter	Number of Shares
Maxim Group LLC
Total

The underwriter is offering the Shares, subject to its acceptance of the Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the securities offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the Shares if any such securities are taken.

Overallotment

The Underwriting Agreement provides that the Company will grant to the underwriter an option, exercisable within 45 days after the closing of this offering, to acquire up to an additional 15% of the total number of Shares to be offered by the Company pursuant to this offering, solely for the purpose of covering over-allotments.

Commission and Expenses

The underwriter has advised us that they propose to offer the Shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $              per Share. The underwriter may allow, and certain dealers may re-allow, a discount from the concession not in excess of $              per Share to certain brokers and dealers. After this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriter as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriter has informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discounts and commissions payable to the underwriter by us in connection with this offering.

	Fee Per Share(1)	Total Without Exercise of Over-Allotment	Total With Exercise of Over-Allotment
Public offering price	$	$	$
Discount	$	$	$

(1) The fees do not include the Underwriter Warrants or expense reimbursement as described below.

We have agreed to reimburse Maxim Group LLC for certain out-of-pocket expenses incurred by them, including fees and disbursements of its counsel up to an aggregate of $125,000, with respect to this offering.

We estimate that expenses payable by us in connection with the offering of our common stock, other than the underwriting discounts and commissions and the counsel fees and disbursement reimbursement provisions referred to above, will be approximately $                          ..

Upon successful completion of this offering, for a period of 12 months from the closing of this offering, we have granted Maxim Group LLC the right of participation to act as an underwriter (and to be on the cover page of the prospectus for any registered offering) or a placement agent with at least 30% of the economics, for any and all future public and private equity, equity linked or debt offerings during such 12-month period.

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Upon the closing of this offering, we have agreed to sell to the underwriter, warrants to purchase a number of shares equal to 4% of the shares of our common stock sold in this offering, excluding any shares that may be sold pursuant to the underwriter’s exercise of the over-allotment option (the “Underwriter Warrants”). The Underwriter Warrants will be exercisable at a per share exercise price equal to 120% of the public offering price, and may be exercised on a cashless basis. The Underwriter Warrants are exercisable commencing one year after the effective date of the registration statement related to this offering, and will be exercisable for years thereafter. The Underwriter Warrants are not redeemable by us. The Underwriter Warrants also provide for one demand registration of the shares of common stock underlying the Underwriter Warrants included therein at our expense, an additional demand at the underwriter’s expense and unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the seven (7) year period commencing after the closing date. The Underwriter Warrants and the shares of common stock underlying the Underwriter Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Maxim Group LLC (or permitted assignees under such rule) may not sell, transfer, assign, pledge, or hypothecate the Underwriter Warrants or the securities underlying the Underwriter Warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriter Warrants or the underlying shares of common stock for a period of 180 days from the effective date of the registration statement. Additionally, the Underwriter Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Underwriter Warrants will provide for adjustment in the number and price of such Underwriter Warrants (and the shares of common stock underlying such Underwriter Warrants) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-Up Agreements

Our executive officers, directors and our majority stockholder, Can-Fite, which hold in the aggregate approximately % of our currently outstanding shares of common stock, have agreed to a 180-day “lock-up” period from the closing of this offering of the Shares with respect to the shares of common stock that they beneficially own, including the issuance of common stock upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that, for a period of 180 days following the closing of the offering of the Shares, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the underwriter.

The underwriter has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the underwriter may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

In addition, the underwriting agreement provides that we will not, for a period of 180 days following the closing of the offering of the Shares, offer, sell or distribute any of our securities, without the prior written consent of the underwriter.

Listing

We intend to apply to have our common stock approved for listing on the NYSE MKT, subject to notice of issuance, under the symbol “ .” We make no representation that such application will be approved or that the Shares will trade on such market either now or at any time in the future.

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Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter of this offering or by its affiliates. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the Registration Statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of Shares in excess of the number of Shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Shares over-allotted by the underwriter is not greater than the number of Shares that it may purchase in the over-allotment option. In a naked short position, the number of Shares involved is greater than the number of Shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing Shares in the open market.

•	Syndicate covering transactions involve purchases of Shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Shares to close out the short position, the underwriters will consider, among other things, the price of Shares available for purchase in the open market as compared to the price at which it may purchase Shares through the over-allotment option. If the underwriters sell more Shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriter make any representations that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Financial Advisor

We have engaged Roth Capital Partners, LLC (“Roth”) as our financial advisor in connection with this offering. Roth is neither acting as an underwriter in this offering nor obligated to purchase any of the Shares. Roth will provide general financial advisory services to the Company related to this registration statement and this offering. As compensation for its services in connection with acting as our financial advisor in this offering, we agreed to pay Roth a cash fee equal to $150,000 in the event that the Company completes this offering, subject to certain adjustments based on the dollar amount raised.

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Limited Public Market

Prior to this offering, there has been a limited public market for our securities in the United States and the public offering price for our securities will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)          to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)          to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)          by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)          in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of securities shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of securities within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer.

Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final offering of securities contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

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Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer of securities contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A)          it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B)          in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors”, as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors”, as defined in the Prospectus Directive, (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

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LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus is being passed upon for us by Greenberg Traurig, P.A., Miami, Florida. The underwriter has been represented by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company and its subsidiary, EyeFite, at December 31, 2012 and 2011, and for the year ended December 31, 2012, for the period from June 27, 2011 (the inception date) to December 31, 2011 and for the period from June 27, 2011 (the inception date) to December 31, 2012, appearing in this prospectus and registration statement have been audited by Kost Forer Gabbay & Kasierer, independent registered public accountants, a member of Ernst & Young Global, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 under the Securities Act (SEC File No. 333-_________) relating to the Shares being offered by this prospectus and reference is made to such Registration Statement. This prospectus constitutes the prospectus of OphthaliX Inc., filed as part of the Registration Statement, and it does not contain all information in the Registration Statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

We currently file certain reports and documents with the SEC. Upon the effective date of the Registration Statement of which this prospectus is a part, we will be required to file additional reports and other documents with the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you on the Internet website for the SEC at http://www.sec.gov. In addition, our SEC filings and other information about our company are available on our internet website: www.ophthalix.com. We intend to make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note that our internet address is included in this prospectus as an inactive textual reference, and the information included on our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

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OPHTHALIX INC. AND ITS SUBSIDIARY

(A development stage company)

- - - - - - - - - - - - - - -

F-1

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands, except share and per share data

	March 31, 2013	December 31, 2012
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$530	$727
Investment in Parent Company	1,031	828
Related company	-	72
Other accounts receivable	137	258

Total current assets	1,698	1,885

LONG-TERM ASSETS:
Investment in Parent Company	261	401
Property and equipment, net	2	-

Total long-term assets	263	401

Total assets	$1,961	$2,286

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Related company	$420	$-
Other accounts payable and accrued expenses	162	199

Total current liabilities	582	199

NON-CURRENT LIABILITIES:

Derivative related to Service Agreement	411	470

STOCKHOLDERS' EQUITY:
Share capital
Preferred Stock -
Authorized : 1,000,000 shares at March 31, 2013 and December 31, 2012, respectively; Issued and Outstanding: 0 shares at March 31, 2013 and December 31, 2012, respectively	-	-
Common Stock of $0.001 par value -
Authorized: 100,000,000 shares at March 31, 2013 and December 31, 2012, respectively; Issued and Outstanding: 46,985,517 shares at March 31, 2013 and December 31, 2012, respectively	47	47
Additional paid-in capital	4,864	4,834
Accumulated other comprehensive income (loss)	63	-
Accumulated deficit	(4,006)	(3,264)

Total stockholders' equity	968	1,617

Total liabilities and stockholders' equity	$1,961	$2,286

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-2

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
U.S. dollars in thousands, except share and per share data

	Three months ended March 31,		Period from June 27, 2011 (inception date) to March 31,
	2013	2012	2013
	Unaudited		Unaudited

Operating expenses:
Research and development	$596	$508	$2,639
General and administrative	205	202	1,024

Total operating expenses	801	710	3,663

Financial expenses (income), net	(59)	2,114	343

Net loss	$742	$2,824	$4,006

Net loss per share:

Basic net loss per share	$0.02	$0.06

Diluted net loss per share	$0.02	$0.06

Weighted average number of shares of Common Stock used in computing basic net loss per share	46,985,517	46,985,517

Weighted average number of shares of Common Stock used in computing diluted net loss per share	49,145,619	46,985,517

Other comprehensive income (loss):

Unrealized loss (income) from investment in Parent Company, net	(63)	117	(63)

Comprehensive loss	$679	$2,941	$3,943

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-3

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
U.S. dollars in thousands, except share and per share data

			Additional		Accumulated other	Total
	Shares of Common Stock		paid-in	Accumulated	comprehensive	stockholders'
	Number	Amount	capital	deficit	income (loss)	equity

Balance as of June 27, 2011 (inception date)	36,000,000	$36	$(36)	$-	$-	$-
Net Loss for period ending November 21, 2011	-	-	-	(21)	-	(21)
Shares issued with respect to reverse acquisition of OphthaliX Inc.	5,540,431	6	(6)	-	-	-
Issuance of shares of Common Stock and warrants, net (a)	5,445,086	5	4,656	-	-	4,661
Other comprehensive income (loss), net	-	-	-	-	(44)	(44)

Net loss	-	-	-	(1,380)	-	(1,380)
Balance as of December 31, 2011	46,985,517	47	4,614	(1,401)	(44)	3,216

Stock based compensation	-	-	220	-	-	220
Other comprehensive income (loss), net	-	-	-	-	44	44

Net loss	-	-	-	(1,863)	-	(1,863)
Balance as of December 31, 2012	46,985,517	$47	$4,834	$(3,264)	$-	$1,617

(a)	Net of issuance expenses in an amount of $612.

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-4

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
U.S. dollars in thousands, except share and per share data

			Additional		Accumulated other	Total
	Shares of Common Stock		paid-in	Accumulated	comprehensive	stockholders'
	Number	Amount	capital	deficit	income (loss)	equity

Balance as of December 31, 2012	46,985,517	$47	$4,834	$(3,264)	$-	$1,617

Stock based compensation	-	-	30	-	-	30
Other comprehensive income (loss), net	-	-	-	-	63	63

Net loss	-	-	-	(742)	-	(742)
Balance as of March 31, 2013 (unaudited)	46,985,517	$47	$4,864	$(4,006)	$63	$968

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-5

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands, except share and per share data

	Three months ended March 31,		Period from June 27, 2011 (inception date) to March 31,
	2013	2012	2013
	Unaudited		Unaudited

Cash flows from operating activities:

Net loss	$(742)	$(2,824)	$(4,006)
Adjustments to reconcile net loss to net cash used in operating activities:
Decrease (increase) in other account receivables	121	(543)	(137)
Increase (decrease) in other accounts payables and accrued expenses	(37)	10	162
Decrease (increase) in related company balance	492	198	420
Changes in fair value of the derivative related to Service Agreement	(59)	2,117	23
Other than temporary impairment of investment in Parent Company	-	-	323
Stock based compensation	30	68	250

Net cash used in operating activities	(195)	(974)	(2,965)

Cash flows from investing activities:

Purchase of property and equipment	(2)	-	(2)

Net cash used in operating activities	(2)	-	(2)

Cash flows from financing activities:

Proceeds from issuance of Common shares and warrants, net	-	-	3,497

Net cash provided by financing activities	-	-	3,497

Change in cash and cash equivalents	(197)	(974)	530
Cash and cash equivalents at the beginning of the period	727	3,441	-

Cash and cash equivalents at the end of the period	$530	$2,467	$530

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-6

OPHTHALIX INC. AND ITS SUBSIDIARY

(A development stage company)

NOTE 1:-	GENERAL

a.	OphthaliX Inc. (the "Company" or "OphthaliX") (formerly: "Denali Concrete Management Inc." or "Denali"), originally incorporated in the State of Nevada on December 10, 1999 under the name Bridge Capital.com Inc. Bridge Capital.com Inc., was a nominally capitalized corporation that did not commence its operations until it changed its name to Denali Concrete Management in March 2001. The Company was a concrete placement company specializing in providing concrete improvements in the road construction industry. Denali operated primarily in Anchorage, Alaska, placing curb and gutter, sidewalks and retaining walls for state, municipal and military projects.

In December 2005, the Company ceased its principal business operations and focused its efforts on seeking a business opportunity, remaining as a public shell company in the U.S.

Eye-Fite Ltd. ("Eye-Fite" or the "Subsidiary") was founded on June 27, 2011 in contemplation with the execution of the transaction, between Can-Fite Biopharma Ltd. (the "Parent Company" or "Can Fite") a public company in Israel and the Company, as further detailed in Note 1b below.

The Company and the Subsidiary conduct research and development activities using an exclusive worldwide license for a therapeutic drug CF101 solely for the field of ophthalmic diseases after the consummation of the following transaction. See also Note 1b2.

Following the transaction the Company changed its name to OphthaliX Inc. and also changed its corporate domicile from Nevada to Delaware.

b.	Reverse recapitalization transaction and related arrangements:

1.	Recapitalization:

On November 21, 2011, (the "Closing Date") the Company acquired all the outstanding shares of Eye-Fite, in consideration for the issuance by OphthaliX to Can-Fite of 36,000,000 shares (and warrants to purchase shares) of OphthaliX representing, approximately 87% of the fully diluted issued and outstanding share capital of the Company. Immediately prior and as a condition to the closing of the transaction, OphthaliX entered into subscription agreements with new investors (the "New Investors") pursuant to which, OphthaliX received additional funds in amount of $3,330 (excluding $333 of issuance expenses paid in cash) in consideration for issuing of 2,910,456 shares of Common Stock of OphthaliX at a price per share of $1.144.

Consequently, the Company holds 17,873,054 shares of Can-Fite's outstanding Ordinary shares, (approximately 7% of Can-Fite's issued and outstanding share capital as of December 31, 2012).

F-7

OPHTHALIX INC. AND ITS SUBSIDIARY

(A development stage company)

NOTE 1:-	GENERAL (Cont.)

In addition, OphthaliX issued to Can-Fite 2,097,626 shares of Common Stock of the Company, in exchange for Ordinary shares of Can-Fite valued, at such time of grant, at $2,400.

In accordance with the Israeli Securities Law (1968), Section 15C and related Securities Regulations, the shares issued by Can-Fite to OphthaliX, have a Resale Restriction Period, which consists of one year of full restriction and a liquidation period of eight consecutive quarters, thus OphthaliX will be able to sell 12.5% of Can-Fite's issued shares, every quarter starting from November 21, 2012.

As part of the recapitalization arrangement, Can-Fite made an additional equity investment in OphthaliX in the amount of $500 in consideration with the issuance of an aggregate of 437,005 shares of Common Stock of OphthaliX at a price per share of $1.144.

In contemplation with the recapitalization transaction, it was agreed that for each two shares of Common Stock purchased by the New Investors and Can-Fite, they will be granted by the Company one warrant to acquire one share of Common Stock of the Company. The exercise price of the warrants is $1.72 per share of Common Stock. The warrants are exercisable for a period of five years from their date of grant. The warrants do not contain non standard anti-dilution provisions.

The transaction was accounted for as a reverse recapitalization which is outside the scope ASC 805, Business Combinations. Under reverse capitalization accounting, Eye-Fite is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. Assets acquired and liabilities assumed are reported at their historical amounts. Consequently, the condensed consolidated financial statements of the Company reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former shareholders of the legal acquirer and a recapitalization at the equity of the accounting acquirer. These condensed consolidated financial statements include the accounts of the Company since the effective date of the reverse capitalization and the accounts of Eye-Fite since inception.

2.	License and research and development services from Can-Fite:

In connection with consummation of the transaction, the Company and Can-Fite entered into a license agreement, pursuant to which Can-Fite granted Eye-Fite a sole and exclusive worldwide license for the use of CF101, solely in the field of ophthalmic diseases ("CF101"). Eye-Fite shall be obligated to make to the USA National Institutes of Health ("NIH"), which its patents are included in the license to Eye-Fite, for as long as the PHS Agreement is in effect, a nonrefundable minimum annual royalty fees and potential future royalties of 4.0% to 5.5% on net sales.

F-8

OPHTHALIX INC. AND ITS SUBSIDIARY

(A development stage company)

NOTE 1:-	GENERAL (Cont.)

In addition the Company will be obligated to certain milestone payments ranging from $25 to $500 upon the achievement of various development milestones for each indication. Eye-Fite will also be required to make payments of 20% of sublicensing revenues, excluding royalties and net of the required milestone payments. During the first quarter of 2013, the Company has not reached any milestone or earned revenue that would trigger such payments to Can-Fite.

In addition, following the closing of the transaction, an agreement was signed between Can-Fite, OphthaliX and Eye-Fite (the "Service Agreement"). According to the Service Agreement, Can-Fite will manage the research and development activities relating to pre-clinical and clinical studies for the development of the ophthalmic indications of CF101. According to the Service Agreement, in consideration for Can-Fite's services, Eye-Fite shall pay to Can-Fite a service fee (consisting of all expenses and costs incurred by Can-Fite plus 15%). In addition, the Company is committed to future additional payments equal to 2.5% of any and all proceeds received by Eye-Fite relating to the activities regarding the drug (the "Additional Payment").

According to the Service Agreement, Can-Fite will have the right, at any time until the expiry of 5 years from the closing of the transaction, to convert the Additional Payment into an additional 2,160,102 shares of common stock of the Company (subject to adjustment in certain circumstances).

c.	The Company devotes most of its efforts toward research and development activities. As of March 31, 2013 the Company does not have sufficient capital resources to carry its research and development activities until commercialization of the underlying products.

The Company's inability to raise funds to carry its research and development activities will have severe negative impact on its ability to remain a viable company beyond December 31, 2014. The Company is addressing its liquidity issues by implementing initiatives to raise additional funds as well as other measure that will allow the coverage of its anticipated budget deficit. Such initiatives may include monetizing part of Company's assets, by intention to realize its investment in Can-Fite's shares. In addition, in February 2013, the Company obtained a formal letter from Can-Fite stating that Can-Fite agrees to defer receiving payments owed under the Services Agreement from January 31, 2013 for the performance of the clinical trials of CF101 in ophthalmic indications until the completion of a fundraising in the Company. As of March 31, 2013 the company obligation to Can-Fite amounted to $420. Any such deferred payments will bear interest at a rate of 3% per annum from the due date of each invoice issued by Can-Fite to the Company until the time of payment by the Company.

There are no assurances that the Company will be successful in obtaining an adequate level of financing needed for its long-term research and development activities. If the Company will not have sufficient liquidity resources, the Company may not be able to continue the development of all of its products or may be required to delay part of the development programs.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2012, are applied consistently in these financial statements.

F-9

OPHTHALIX INC. AND ITS SUBSIDIARY

(A development stage company)

NOTE 3:-	UNAUDITED CONDENSED FINANCIAL STATEMENTS

The unaudited Condensed Consolidated Financial Statements of OphthaliX Inc. have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information as well as the instructions to Form 10-Q and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The Condensed Consolidated Balance Sheet as of December 31, 2012, is derived from the audited Consolidated Financial Statements for the year ended December 31, 2012. In the opinion of management, all adjustments, including normal recurring accruals, considered necessary for a fair presentation have been included. The results of operations for the three months ended March 31, 2013, are not necessarily indicative of the results that may be expected for the year ending December 31, 2013, or any future period. The information included in this Quarterly Report on Form 10-Q ("Report") should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Quantitative and Qualitative Disclosures About Market Risk,” and the Consolidated Financial Statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Condensed Consolidated Financial Statements and accompanying notes. Actual results could differ materially from those estimates under different assumptions or conditions.

NOTE 4:-	FAIR VALUE MEASUREMENTS

The Company considers an active market to be one in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis, and views an inactive market as one in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers. Since the quoted market value of the Company’s Common Stock was based on a sporadically traded stock with little volume, the Company's management determined the Company's stock price fair value based on ASC 820 Fair Value Measurement using the income approach assisted by a third party specialist. Consequently, the Company used the estimated stock price fair value in the underlying assumptions of the computation of the fair value of the derivative related to the Service Agreement.

F-10

OPHTHALIX INC. AND ITS SUBSIDIARY

(A development stage company)

NOTE 4:-	FAIR VALUE MEASUREMENTS (Cont.)

In accordance with ASC 820, the Company measures part of its investment in parent company and embedded derivatives in the Service Agreement, at fair value. The investment in parent company fair value is based on quoted prices for identical assets in active markets and other inputs (such as risk free interest and volatility) that are directly or indirectly observable in the marketplace. Shares that are restricted for less than one year should be re-measured to reflect fair value at each cutoff date. As a result of such restrictions, the Company adjusted the quoted market price in the Tel-Aviv Stock Exchange of its investment in Parent Company's shares, to reflect the discount that results from the resale restriction provisions. In measuring the fair value the Company used a Protective Put Option model. In estimating the fair value, the Company used Black-Scholes option-pricing model. These securities are classified as available-for-sale securities carried at fair value, with unrealized gains and losses reported as a separate component of shareholders' equity under accumulated other comprehensive loss in the consolidated balance sheets. The rest of the investment in Parent Company that has trade restrictions for more than one year should be accounted as a financial asset, on a cost basis (based on the valuation of an expert as of December 31, 2012). The assets are classified within Level 2 on the fair value hierarchy. Embedded derivatives are classified within Level 3 because they are valued using valuation techniques. Some of the inputs to these models are unobservable in the market and are significant.

The following table provides information by value level for financial assets and liabilities that are measured at fair value, as defined by ASC 820, on a recurring basis as of March 31, 2013 and December 31, 2012.

	March 31, 2013
	Fair value measurements
Description	Fair Value	Level 1(1)	Level 2(2)	Level 3

Investment in Parent Company	$1,031	$399	$632	$-
Derivative related to Service Agreement	(411)	-	-	(411)

Total Financial Assets, net	$620	$399	$632	$(411)

	December 31, 2012
	Fair value measurements
Description	Fair Value	Level 1(1)	Level 2(2)	Level 3

Investment in Parent Company	$828	$199	$629	$-
Derivative related to Service Agreement	(470)	-	-	(470)

Total Financial Assets, net	$358	$99	$629	$(470)

(1)	Represents the portion of the Parent Company's shares that has no trading restrictions.
(2)	Represents the portion of the Parent Company's shares that has trading restrictions.

F-11

OPHTHALIX INC. AND ITS SUBSIDIARY

(A development stage company)

NOTE 4:-	FAIR VALUE MEASUREMENTS (Cont.)

The following table presents the changes in Level 3 instruments measured on a recurring basis for the three months ended March 31, 2013. The Company's Level 3 instruments consist of derivatives.

Fair value measurements using significant unobservable inputs (Level 3):

Balance at June 27, 2011	$-

Fair value of derivatives	438
Change in fair value of derivatives	998

Balance at December 31, 2011	1,436
Change in fair value of derivatives	(966)

Balance at December 31, 2012	470
Change in fair value of derivatives	(59)

Balance at March 31, 2013 (unaudited)	$411

NOTE 5:-	EQUITY

On December 12, 2012, the Board of Directors approved the appointment of Dr. Gil Ben-Menachem as Chief Executive Officer ("CEO") of the Company effective January 1, 2013. The Board of Directors also approved an Employment Agreement with Dr. Ben-Menachem which became effective on January 1, 2013. The agreement was terminated on February 25, 2013.

In contemplation with the termination of the CEO, subsequent to the balance sheet, the Board of Directors approved the grant of options to Dr. Gil Ben-Menachem. He received options to acquire 39,155 shares of Common Stock of OphthaliX at an exercise price of $1.1757 in accordance with the terms of the Israeli Annex to the employee incentive Plan of OphthaliX and the employee incentive Plan of OphthaliX (collectively, the "Option Plan") and shall expire on February 28, 2023.

On February 28, 2013, the board of Directors approved the appointment of Mr. Barak Singer as the new Chief Executive Officer of the Company effective March 1, 2013. The Board of Directors also approved an amendment dated February 28, 2013 to the existing Employment Agreement and non-competition agreement dated February 22, 2011 between Can-Fite and Mr. Singer whereby Mr. Singer will serve as Chief Executive Officer of OphthaliX while as the same time continuing to serve as Vice-President of Business Development of Can-Fite. He will devote approximately 50% of his time to each position and we will pay one-half of the costs under the Employment Agreement.

F-12

OPHTHALIX INC. AND ITS SUBSIDIARY

(A development stage company)

NOTE 5:-	EQUITY (Cont.)

Subsequent to the balance sheet date, the Company Board of Directors approved the grant of options to Mr. Singer. In accordance with the option agreement, he shall receive options to acquire 469,855 common stock of OphthaliX at an exercise price of $1.1757 (the “Time Based Options”) and shall expire 10 years from the grant date. The Time Based Options shall vest over a period of three years on a quarterly basis over twelve consecutive quarters from the date of commencement of the employment of the CEO with OphthaliX.

In addition, the Company's Board of Directors also approved the grant of an aggregate of 469,855 options to Mr. Singer, to acquire 469,855 common stock of OphthaliX at an exercise price of $1.1757 in accordance with the terms of the Option Plan, and shall expire 10 years from the grant date. These options shall vest upon the achievement of certain businesses and financial milestones, as defined in the agreement.

NOTE 6:-	SUBSEQUENT EVENTS

On May 9, 2013, the Company’s Board of Directors granted options, which were modified on May 29, 2013 as to number and exercise price, to purchase 58,750 shares of its common stock to Itay Weinstein, its Chief Financial Officer.  These options have an exercise price of $2.00 per share and expire on May 29, 2023.  29,375 of these options vest immediately and the remaining 29,375 will vest over a period of three years on a quarterly basis for 12 consecutive quarters from the date of the grant.  Also, on May 9, 2013 (as modified on May 29, 2013), the Company’s Board of Directors approved the grant of options, with the same terms as the options granted to Mr. Weinstein, to certain members of the Company’s Board of Directors, its Secretary and a director of Eye-Fite.  The option grants to the Company’s Secretary and the Eye-Fite director were made but later rescinded by the Company’s Board of Directors on June 13, 2013 and the respective grantees waived any rights in and to such options.  The options to be granted to the members of the Company’s Board of Directors, which also required the approval of the Company’s stockholders, were never granted due to the failure to obtain such stockholder approval.

On June 17, 2013, the Company sold 268,095 ordinary shares of Can-Fite for consideration in the amount of $511.

On July 1, 2013, the Company’s Board of Directors appointed Dr. Michael Belkin to serve as a member of the Company’s Board of Directors, and also approved the grant to Dr. Belkin, of options to purchase 235,000 common shares.  These options have an exercise price of $1.475 per share and expire on June 30, 2023.  19,584 of these options vest on September 30, 2013, 19,584 on December 31, 2013 and the rest will vest over a period of three years on a quarterly basis for 12 consecutive quarters from the date of the grant.

- - - - - - - - - - - - - - -

F-13

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel Tel: 972 (3)6232525 Fax: 972 (3)5622555 www.ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

OPHTHALIX INC.

(Formerly: Denali Concrete Management Inc.)

(A development stage company)

We have audited the accompanying consolidated balance sheets of OphthaliX Inc. (a development stage company) (the "Company") and its subsidiary as of December 31, 2012 and 2011, and the related consolidated statement of comprehensive loss, changes in stockholders' equity and cash flows for the year ended December 31, 2012, for the period from June 27, 2011 (the inception date) to December 31, 2011 and for the period from June 27, 2011 (the inception date) to December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2012 and 2011, and the consolidated results of their comprehensive loss and cash flows for the year ended December 31, 2012, for the period from June 27, 2011 (the inception date) to December 31, 2011 and for the period from June 27, 2011 (the inception date) to December 31, 2012, in conformity with U.S. generally accepted accounting principles.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 21, 2013	A Member of Ernst & Young Global

F-14

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands, except share and per share data

	December 31,
	2012	2011

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$727	$3,441
Investment in Parent Company (Note 3)	828	172
Related company (Note 10)	72	-
Other accounts receivable (Note 4)	258	3

Total current assets	1,885	3,616

LONG-TERM ASSETS:
Investment in Parent Company (Note 3)	401	1,336

Total assets	$2,286	$4,952

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Related company (Note 10)	$-	$140
Other accounts payable and accrued expenses (Note 5)	199	160

Total current liabilities	199	300

NON-CURRENT LIABILITIES:

Derivative related to Service Agreement (Note 6)	470	1,436

STOCKOLDERS' EQUITY:
Share capital
Preferred Stock -
Authorized : 1,000,000 shares at December 31, 2012 and 2011, respectively; Issued and Outstanding: 0 shares at December 31, 2012 and 2011, respectively	-	-
Common Stock of $ 0.001 par value -
Authorized: 100,000,000 shares at December 31, 2012 and 2011, respectively; Issued and Outstanding: 46,985,517 shares at December 31, 2012 and 2011, respectively	47	47
Additional Paid-in capital	4,834	4,614
Accumulated other comprehensive loss	-	(44)
Accumulated deficit	(3,264)	(1,401)

Total stockholders' equity	1,617	3,216

Total liabilities and stockholders' equity	$2,286	$4,952

The accompanying notes are an integral part of the consolidated financial statements.

F-15

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
U.S. dollars in thousands, except share and per share data

	Year ended December 31,	Period from June 27, 2011 (inception date) to December 31,
	2012	2011	2012

Operating expenses:
Research and development	$1,827	$216	$2,043
General and administrative	684	135	819

Total operating expenses	2,511	351	2,862

Financial expenses (income), net	(648)	1,050	402

Net loss	$1,863	$1,401	$3,264

Net loss per share:
Basic net loss per share	$(0.04)	$(0.04)

Diluted net loss per share	$(0.06)	$(0.04)

Weighted average number of shares of Common Stock used in computing net loss per share	46,985,517	38,349,843

Weighted average number of shares of Common Stock used in computing diluted net loss per share	49,145,618	38,349,843

Other comprehensive loss
Unrealized loss from investment in Parent Company, net	(44)	44	-

Comprehensive loss	$1,819	$1,445	$3,264

The accompanying notes are an integral part of the consolidated financial statements.

F-16

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
U.S. dollars in thousands, except share and per share data

					Accumulated
	Shares of Common Stock		Additional paid-in	Accumulated	other comprehensive	Total comprehensive	Total stockholders'
	Number	Amount	capital	deficit	loss	loss	equity

Balance as of June 27, 2011 (inception date)	36,000,000	$36	$(36)	$-	$-	$-	$-
Net Loss for period ending November 21, 2011	-	-	-	(21)	-	(21)	(21)
Shares issued with respect to reverse acquisition of OphthaliX Inc.	5,540,431	6	(6)	-	-	-	-
Issuance of common stock and warrants, net (a)	5,445,086	5	4,656	-	-	-	4,661
Unrealized loss from the investment in Parent Company	-	-	-	-	(44)	(44)	(44)

Net loss	-	-	-	(1,380)	-	(1,380)	(1,380)
Total comprehensive loss						$(1,445)
Balance as of December 31, 2011	46,985,517	47	4,614	(1,401)	(44)		3,216

Stock based compensation	-	-	220	-	-	-	220
Unrealized loss from investment in Parent Company	-	-	-	-	(136)	(136)	(136)
Other than temporary impairment of investment in Parent Company	-	-	-	-	180	180	180

Net loss	-	-	-	(1,863)	-	(1,863)	(1,863)
Total comprehensive loss						$(1,819)
Balance as of December 31, 2012	46,985,517	$47	$4,834	$(3,264)	$-		$1,617

(a)	Net of issuance expenses in an amount of $612 (see Note 8.b).

The accompanying notes are an integral part of the consolidated financial statements.

F-17

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands, except share and per share data

	Year ended December 31,	Period from June 27, 2011 (inception date) to December 31,
	2012	2011	2012

Cash flows from operating activities:

Net loss	$(1,863)	$(1,401)	$(3,264)

Adjustments to reconcile net loss to net cash used in operating activities:
Increase in other account receivables	(255)	(3)	(258)
Decrease (increase) in related company balance	(212)	140	(72)
Increase in other payables and accrued expenses	39	160	199
Changes in fair value of the derivative related to Service Agreement	(966)	1,048	82
Other than temporary impairment of investment in Parent Company	323	-	323
Stock based compensation	220	-	220

Net cash used in operating activities	(2,714)	(56)	(2,770)

Cash flows from financing activities:

Proceeds from issuance of Common Stock and warrants, net	-	3,497	3,497

Net cash provided by financing activities	-	3,497	3,497

Change in cash and cash equivalents	(2,714)	3,441	727
Cash and cash equivalents at the beginning of the period	3,441	-	-

Cash and cash equivalents at the end of the period	$727	$3,441	$727

The accompanying notes are an integral part of the consolidated financial statements.

F-18

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL

a.	OphthaliX Inc. (the "Company" or "OphthaliX") (formerly: "Denali Concrete Management Inc." or "Denali"), originally incorporated in the State of Nevada on December 10, 1999 under the name Bridge Capital.com Inc. Bridge Capital.com Inc., was a nominally capitalized corporation that did not commence its operations until it changed its name to Denali Concrete Management Inc. in March 2001. The Company was a concrete placement company specializing in providing concrete improvements in the road construction industry. Denali operated primarily in Anchorage, Alaska, placing curb and gutter, sidewalks and retaining walls for state, municipal and military projects.

In December 2005, the Company ceased its principal business operations and focused its efforts on seeking a business opportunity, remaining as a public shell company in the US.

Eye-Fite Ltd. ("Eye-Fite" or the "Subsidiary") was founded on June 27, 2011 in contemplation with the execution of the transaction, between Can-Fite Biopharma Ltd. (the "Parent Company" or "Can-Fite") a public company in Israel and the Company, as further detailed in Note 1.b. below.

The Company and the Subsidiary conduct research and development activities using an exclusive worldwide license for a therapeutic drug CF101 solely for the field of ophthalmic diseases after the consummation of the following transaction. See also Note 1.b.2.

Following the transaction the Company changed its name to OphthaliX Inc. and also changed its corporate domicile from Nevada to Delaware.

b.	Reverse Recapitalization and related arrangements:

1.	Recapitalization:

On November 21, 2011, (the "Closing Date") the Company acquired all the outstanding shares of Eye-Fite, in consideration for the issuance by OphthaliX to Can-Fite of 36,000,000 shares of Common Stock (and warrants to purchase shares of Common Stock) of OphthaliX representing, approximately 87% of the fully diluted issued and outstanding share capital of the Company (the "Reverse Recapitalization"). Immediately prior and as a condition to the closing of the transaction, OphthaliX entered into subscription agreements with new investors (the "New Investors") pursuant to which, OphthaliX received additional funds in amount of $3,330 (excluding $333 of issuance expenses paid in cash) in consideration for issuing of 2,910,456 shares of Common Stock of OphthaliX at a price per share of $1.144.

In addition, OphthaliX issued to Can-Fite, 2,097,626 shares of Common Stock of the Company, in exchange for ordinary shares of Can-Fite valued, at such time of grant, at $2,400.

Consequently, the Company holds 17,873,054 shares of Can-Fite's outstanding Ordinary shares, (approximately 7% of Can-Fite's issued and outstanding share capital as of December 31, 2012).

In accordance with the Israeli Securities Law (1968), Section 15C and related Securities Regulations, the shares issued by Can-Fite to OphthaliX, have a Resale Restriction Period, which consists of one year of full restriction and a liquidation period of eight consecutive quarters, thus OphthaliX will be able to sell 12.5% of Can-Fite's issued shares, every quarter starting from November 21, 2012. See also Note 2.e.

F-19

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL (Cont.)

As part of the recapitalization arrangement, Can-Fite made an additional equity investment in OphthaliX in the amount of $500 in consideration with the issuance of an aggregate of 437,005 shares of Common Stock of OphthaliX at a price per share of $1.144.

In contemplation of the Reverse Recapitalization, it was agreed that for each two shares of Common Stock purchased by the New Investors and Can-Fite, they will be granted, by the Company, one warrant to acquire one share of Common Stock of the Company. The exercise price of the warrants is $1.72 per Common share. The warrants are exercisable for a period of five years from their date of grant. The warrants do not contain non-standard anti-dilution provisions, (See Note 8.b).

The Transaction was accounted for as a reverse recapitalization which is outside the scope ASC 805, Business Combinations. Under reverse capitalization accounting, Eye-Fite is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. Assets acquired and liabilities assumed are reported at their historical amounts. Consequently, the consolidated financial statements of the Company reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former shareholders of the legal acquirer and a recapitalization at the equity of the accounting acquirer. These consolidated financial statements include the accounts of the Company since the effective date of the reverse capitalization and the accounts of Eye-Fite since inception.

2.	License and research and development services from Can-Fite:

In connection with consummation of the transaction, the Company and Can-Fite entered into a license agreement, pursuant to which Can-Fite granted Eye-Fite a sole and exclusive worldwide license for the use of CF101, solely in the field of ophthalmic diseases ("CF101"). Eye-Fite shall be obligated to make to the USA National Institutes of Health ("NIH"), which its patents are included in the license to Eye-Fite, for as long as the PHS Agreement is in effect, a nonrefundable minimum annual royalty fees and potential future royalties of 4.0% to 5.5% on net sales.

In addition, the Company will be obligated to certain milestone payments ranging from $25 to $500 upon the achievement of various development milestones for each indication. Eye-Fite will also be required to make payments of 20% of sublicensing revenues, excluding royalties and net of the required milestone payments. During 2012 the Company has not reached any milestone or earned revenue that would trigger such payments to Can-Fite.

In addition, following the closing of the transaction, an agreement was signed between Can-Fite, OphthaliX and Eye-Fite (the "Service Agreement"). According to the Service Agreement, Can-Fite will manage the research and development activities relating to pre-clinical and clinical studies for the development of the ophthalmic indications of CF101. According to the Service Agreement, in consideration for Can-Fite's services, Eye-Fite shall pay to Can-Fite a service fee (consisting of all expenses and costs incurred by Can-Fite plus 15%). In addition, the Company is committed to future additional payments equal to 2.5% of any and all proceeds received by Eye-Fite relating to the activities regarding the drug (the "Additional Payment").

According to the Service Agreement, Can-Fite has the right, at any time until the expiry of 5 years from the closing of the transaction, to convert the Additional Payment into an additional 2,160,102 shares of Common Stock of the Company (subject to adjustment in certain circumstances - See also Note 6).

F-20

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL (Cont.)

c.	Since its inception, the Company incurred operating losses and negative cash flows in the amount of $3,264 and $2,770, respectively. The Company devotes most of its efforts toward research and development activities. As of December 31, 2012 the Company does not have sufficient capital resources to carry its research and development activities until commercialization of the underlying products. The Company is addressing its liquidity issues by implementing initiatives to raise additional funds as well as other measure that will allow the coverage of its anticipated budget deficit. Such initiatives may include monetizing part of Company's assets, by intention to realize its investment in Can-Fite's shares. In addition, In February, 2013, the Company obtained a formal letter from Can-Fite stating that Can-Fite agrees to defer receiving payments owed under the Services Agreement from January 31, 2013 for the performance of the clinical trials of CF101 in ophthalmic indications until the completion of a fundraising in the Company.

Any such deferred payments will bear interest at a rate of 3% per annum from the due date of each invoice issued by Can-Fite to the Company until the time of payment by the Company. There are no assurances that the Company will be successful in obtaining an adequate level of financing needed for its long-term research and development activities. If the Company will not have sufficient liquidity resources, the Company may not be able to continue the development of all of its products or may be required to delay part of the development programs.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

a.	Use of estimates:

The preparation of financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.	Financial statements in U.S. dollars:

The accompanying financial statements have been prepared in U.S. dollars, the functional and reporting currency of the Company.

Although the majority of the Company and its Subsidiary's operations are conducted in Israel, most of their expenses are in the U.S dollar. Therefore, the Company's management believes that the U.S dollar is the currency of the primary economic environment in which the Company and its Subsidiary operate.

Transactions and balances denominated in U.S. dollars are presented at their original amounts. Monetary accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars in accordance with ASC 830-10, "Foreign Currency Matters". All transaction gains and losses of the re-measurement of monetary balance sheet items are reflected in the consolidated statements of comprehensive loss as financial income or expenses, as appropriate.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiary. Intercompany transactions and balances have been eliminated upon consolidation.

F-21

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

d.	Cash equivalents:

Cash equivalents include short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less from time of deposit.

e.	Investment in Parent Company:

In accordance with ASC320, the accounting for the Company's investment in the equity securities depend on the remaining period of the tradability restriction in its respective market of the shares, described in Note 1.b.

Shares that are restricted for less than one year should be re-measured to reflect fair value at each cutoff date. These securities are classified as available-for-sale securities carried at fair value, with unrealized gains and losses reported as a separate component of shareholders' equity under accumulated other comprehensive loss in the consolidated balance sheets. The rest of the restricted shares that have trade restrictions for more than one year should be accounted as a financial asset, on a cost basis (based on the valuation of an expert as of transaction date).

For investments classified as available-for-sale securities, unrealized gains and losses are recorded in accumulated other comprehensive loss, a separate component of stockholders' equity, realized gains and losses on sales of available-for-sale securities, as determined on a specific identification basis, are included in the consolidated statement of comprehensive loss.

The Company recognizes an impairment charge when a decline in the fair value of its investments in securities is below the cost basis of such securities is judged to be other than temporary. Factors considered in making such a determination include the duration and severity of the impairment, the reason for the decline in value, the potential recovery period and the Company's intent to sell, including whether it is more likely than not that the Company will be required to sell the investment before recovery of cost basis. For securities that are deemed other-than-temporarily impaired, the amount of impairment is recognized as part of financial expenses (income), net in the statement of comprehensive loss and is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive loss. During 2012, the Company recorded other than temporary impairment of $323. (See also Note 3).

f.	Research and development expenses:

All research and development costs are expensed as incurred.

g.	Accounting for stock-based compensation:

The Company accounts for stock-based compensation in accordance with ASC 718, "Compensation - Stock Compensation" ("ASC 718"). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company's consolidated statement of comprehensive loss.

The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

F-22

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option-pricing model. The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Expected volatility was calculated based upon historical volatilities of similar entities in the related sector index. The expected option term represents the period that the Company's stock options are expected to be outstanding and is determined based on the simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

The Company applies ASC 505-50, "Equity-Based Payments to Non-Employees" with respect to options and warrants issued to non-employees.

h.	Basic and diluted net loss per share:

Basic net loss per share is computed based on the weighted average number of shares of Common Stock, par value $0.001 per share (the "Common Stock") outstanding during each period. Diluted net loss per share is computed based on the weighted average number of shares of Common Stock outstanding during each period, plus dilutive potential Common Stock considered outstanding during the period, in accordance with ASC topic 260, "Earnings Per Share" ("ASC 260").

The total weighted average number of shares related to the outstanding warrants and options excluded from the calculations of diluted net earnings per share due to their anti-dilutive effect was 747,267 and 2,692,972 for the year ended December 31, 2012 and for the period ended December 31, 2011, respectively.

i.	Income taxes:

The Company and its subsidiary account for income taxes and uncertain tax positions in accordance with ASC 740, "Income Taxes". ASC 740 prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiary provide a full valuation allowance, to reduce deferred tax assets to the amounts that are more likely-than-not to be realized.

The Company implements a two-step approach to recognize and to measure uncertain tax positions in accordance with ASC 740. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of December 31, 2012 and 2011, no liability for unrecognized tax benefits was recorded as a result of the implementation of ASC 740.

j.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, marketable securities and other account receivables.

Cash and cash equivalents are deposited with major banks in Israel. Management believes that the financial institutions that hold the Company's investments are institutions with high credit standing, and accordingly, minimal credit risk exists with respect to these investments.

F-23

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

k.	Fair value of financial instruments:

The carrying amounts of the Company's financial instruments, including cash and cash equivalents, marketable securities, accounts receivable, other accounts payable and accrued expenses, approximate fair value because of their generally short-term maturities.

The Company adopted ASC 820, "Fair Value Measurements and Disclosures". ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 -	Observable input that reflects quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 -	Include other inputs that are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be derived from observable market data. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, foreign exchange rates, and credit ratings.

Level 3 -	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

NOTE 3: -	INVESTMENT IN PARENT COMPANY

The Company currently holds 17,873,054 shares of Can-Fite's outstanding Ordinary shares that have certain a resale restriction provisions (also see Note 1.b.). As a result of such restrictions, the Company adjusted the quoted market price in the Tel-Aviv Stock Exchange of its investment in Parent Company's shares, to reflect the discount that results from the resale restriction provisions. In measuring the fair value the Company used a Protective Put Option model. In estimating the fair value, the Company used Black-Scholes option-pricing model with the following weighted-average assumptions as of December 31, 2012: risk-free interest rates ranging from 1.66% to 1.74%; dividend yields of 0%; volatility factors of 77.06%; and a weighted-average contractual life of the options of between 0.14 and 0.89 years.

The Company reviews various factors in determining whether it should recognize an other-than-temporary impairment charge for its marketable securities, including its intent and ability to hold the investment for a period of time sufficient for any anticipated recovery in market value, the length of time and extent to which the fair value has been less than its cost basis. Based on the Company’s consideration of these factors, as of December 31, 2012 the Company recognized other-than-temporary impairment in a total amount of $323 related to its holding of Can-Fite shares, which is presented as part of financial expenses, in the Consolidated Statements of Comprehensive Loss.

F-24

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 3: -	INVESTMENT IN PARENT COMPANY (Cont.)

As of December 31, 2012, the Company's investment in Parent Company is $828 classified as short term assets and $401 is classified in long term assets, presented at cost. During 2012, the Company recorded other than temporary impairment of $323. Such impairment reduced the cost basis of its short term and long term investments in Parent Company by $180 and $143, respectively.

NOTE 4:-	OTHER ACCOUNTS RECEIVABLE

	December 31,
	2012	2011

Prepaid expenses	$249	$-
Tax authorities	9	3

	$258	$3

NOTE 5:-	OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	December 31,
	2012	2011

Accounts Payable	4	6
Accrued expenses	$195	$154

	$199	$160

NOTE 6:-	DERIVATIVE RELATED TO SERVICE AGREEMENT

In contemplation with the Reverse Recapitalization described in Note 1.b, on November 21, 2011 the Company entered into the Service Agreement.

According to the Service Agreement, in consideration for Can-Fite's services, Eye-Fite shall pay to Can-Fite a service fee (consisting of all expenses and costs incurred by Can-Fite plus 15%). Furthermore, the Company is required to pay Can-Fite an additional payment of 2.5% from all future proceeds received by OphthaliX or any of its affiliates in relation to CF101. Can-Fite has the right (the "Exchange Right" or the "Derivative"), at any time from November 21, 2011 until the 5th-year anniversary thereof, to convert its exchange right for the additional payment into a warrant (the "Warrant") to purchase 2,160,102 shares of Common Stock of the Company. The exercise price for the Warrant shall be as follows: (i) in the event that within 12 months of November 21, 2011, the Company or any of its affiliates completes any transaction which has a "bio-dollar" value of more than $100 million (a "Qualified Financing Arrangement"), then the exercise price shall be the par value of the shares of Common Stock, and (ii) at any other time, then the exercise price for all the shares shall be an aggregate of US$2.5 Million, equal to a per share exercise price of $1.144.

The Company's management applied ASC 815 to evaluate whether the Exchange Right (contingent call option to holders) instrument is a financial instrument that has the characteristics of a derivative. In specific the Company's management had also evaluated ASC 815-10-15-74(a) scope exception.

F-25

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 6:-	DERIVATIVE RELATED TO AGREEMENT (Cont.)

The Company's management concluded that the Exchange Right doesn't have fixed settlement provisions, and therefore, should be classified as liability at inception. The Exchange Right is being re-measured at fair value each reporting period until date of exercise or expiration with the change in value reported in the statement of comprehensive loss (as part of financial income/expenses).

Consequently, the Company recorded as part of the Reverse Recapitalization a liability related to the Exchange Right in the amount of $438 based on its fair value. Issuance expenses that were allocated to this component, amounted to $50, were expensed immediately and were included as part of financial expenses in the consolidated statements of comprehensive loss for the period ended in December 31, 2011 (see Note 7 for the re-measurement at year end).

The fair value of the Derivative as of December 31, 2012 and 2011 amounted to $ 470 and $ 1,436 respectively, was determined using the binomial option-pricing model. The aforementioned option-pricing model requires a number of assumptions, of which most significant are the expected stock price volatility and the expected term. In estimating the derivative fair value, the Company used the following assumptions:

	December 31		Issuance
	2012	2011	date

Risk-free interest rate (1)	0.54%	0.83%	0.92%
Expected volatility (2)	79.13%	76.30%	76.26%
Expected life (in years) (3)	3.92	4.92	5
Expected dividend yield (4)	0	0	0

(1)	Risk-free interest rate - based on the yields from U.S. treasury bonds with different periods to maturity (according to different projection periods).

(2)	Expected volatility - was calculated based on actual historical stock price movements of the Company over a term that is equivalent to the expected term of the option.

(3)	Expected life - the expected life of the conversion feature was based on the term of the derivative.

(4)	Expected dividend yield - was based on the fact that the Company has not paid dividends to Ordinary its stockholders in the past and does not expect to pay dividends to stockholders in the foreseeable future.

The Company considers an active market to be one in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis, and views an inactive market as one in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers. Since the quoted market value of the Company’s Common Stock was based on a sporadically traded stock with little or no volume, the Company's management determined the Company's stock price fair value based on ASC 820 Fair Value Measurement using the income approach assisted by a third party specialist. Consequently, the Company used the estimates stock price fair value in the underlying assumptions of the computation of the fair value of the derivative related to the Service Agreement.

F-26

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 7:-	FAIR VALUE MEASUREMENTS

In accordance with ASC 820, the Company measures its marketable securities and embedded derivatives at fair value. Marketable securities fair value is based on quoted prices for identical assets in active markets and other inputs (such as risk free interest and volatility) that are directly or indirectly observable in the marketplace. The assets are classified within Level 1 and Level 2 on the fair value hierarchy. Derivatives are classified within Level 3 because they are valued using valuation techniques. Some of the inputs to these models are unobservable in the market and are significant.

The following table provides information by value level for financial assets and liabilities that are measured at fair value, as defined by ASC 820, on a recurring basis as of December 31, 2012 and 2011.

	December 31, 2012
	Fair value measurements
Description	Fair Value	Level 1(1)	Level 2(2)	Level 3

Investment in Parent Company	$828	$199	$629	$-

Derivative related to Service Agreement	(470)	-	-	(470)

Total Financial Assets, net	$358	$199	$629	$(470)

	December 31, 2011
	Fair value measurements
Description	Fair Value	Level 1(1)	Level 2(2)	Level 3

Investment in Parent Company	$172	$-	$172	$-

Derivative related to Service Agreement	(1,436)	-	-	$(1,436)

Total Financial Assets, net	$(1,264)	$-	$172	$(1,436)

(1)	Represents the portion of the Parent Company's shares that has no trading restrictions.
(2)	Represents the portion of the Parent Company's shares that has trading restrictions.

The following table presents the changes in Level 3 instruments measured on a recurring basis for the year ended December 31, 2012 and 2011. The Company's Level 3 instruments consist of Derivative (see Note 6).

Fair value measurements using significant unobservable inputs (Level 3):

Balance at June 27, 2011	$-

Fair value of derivatives (see Note 6)	438
Change in fair value of derivatives	998

Balance at December 31, 2011	1,436

Change in fair value of derivatives	(966)

Balance at December 31, 2012	$470

F-27

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 8:-	SHARE CAPITAL

a.	Shares of Common Stock:

The shares of Common Stock represent the Legal acquirer, meaning OphthaliX's share capital as of the transaction date.

Shares of Common Stock confer upon the holders the right to receive notice to participate and vote in the general meetings of the Company, the right to receive dividends, if declared.

b.	Warrants:

In contemplation with the Reverse Recapitalization, it was agreed that for each two shares of Common Stock purchased by the New Investors and Can-Fite, they will be granted by the Company one warrant to acquire one share of Common Stock of the Company. The exercise price of the warrants is $1.72 per share of Common Stock. The warrants are exercisable for a period of five years from their date of grant. The warrants do not contain non standard anti-dilution provisions.

According to ASC 815-40-15 and 25 instructions, the Company's management evaluated whether the warrants are entitled to the scope exception in ASC 815-10-15-74 (as the warrants meet the definition of a derivative under ASC 815-10-15-83). Based on their straight forward terms (i.e. fix exercise price, no DRP or other provisions that will preclude them from being considered indexed to the Company own stock) the Company's management concluded that the warrants should be classified as equity at inception.

In contemplation of the transaction, the Company issued a total of 532,870 warrants to consultants and brokers involved in the transaction with a fair value in total of $329 (the "Adviser Warrants").

Therefore, the fair value of the Adviser Warrants were accounted as issuance expenses, whereas $304 allocated to equity component and were deducted from additional paid in capital, $ 25 were allocated to a derivative component and expensed immediately as part of financial expenses. All the Adviser Warrants are fully vested. The Company estimates the fair value of Adviser Warrants granted using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rates of 0.92%, dividend yield of 0%, volatility factors of the expected market price of the Parent Company's Ordinary shares of 76.23% and expected life of the options of 3.72 years. The Warrant's exercise price is $1.144 and the intrinsic value is $458.

On November 12, 2012, the Board of Directors, complying with the undertaking taken as part of the recapitalization of the Company on November 21, 2011, formerly resolved to issue to certain investors and Can-Fite, 1,455,228 and 1,267,315 warrants to acquire 1,455,228 and 1,267,315 shares of Common Stock of the Company, respectively (the "Warrants"). The exercise price of such Warrants is $1.72 per share. The Warrants are exercisable for a period of five years from their date of grant and do not contain any non standard anti-dilution provisions.

c.	Stock option plan and grant:

On January 2, 2012, the Board of Directors approved the adoption of the 2012 Stock Incentive Plan (the "2012 Plan"). The 2012 Plan was approved by the Company's stockholders and became effective on February 6, 2012. Under the 2012 Plan, the Company may grant its officers, directors, employees and consultants, Stock options, Restricted Stocks and Restricted Stock Units ("RSUs") of the Company. Each Stock option granted shall be exercisable at such times and terms and conditions as the Board of Directors may specify in the applicable option agreement, provided that no option will be granted with a term in excess of 10 years.

F-28

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 8:-	SHARE CAPITAL (Cont.)

Upon the adoption of the 2012 Stock Option Plan the Company reserved for issuance 4,900,000 shares of Common Stock, $0.001 par value each. As of December 31, 2012 the Company has 4,665,000 shares of Common Stock available for future grant under the 2012 Plan.

On January 2013, the Board of Directors approved the adoption of an annex 2012 Plan. See Note 11.

In January 2012, the Company granted to one of its board members, options to purchase 235,000 shares of Common Stock of the Company at an exercise price of $2.00 per share. The options shall be vested in a period of 36 months so long as he remains a director until fully vested. The options were granted under the Company's 2012 Stock Incentive Plan and shall expire 10 years from the grant date. The agreement prohibits the Board Member from employment or connection with, or holding any office in, any business or undertaking which competes with any business of the Company or is a customer or supplier of the Company. During the year ended December 31, 2012 the Company recorded stock based compensation expense in total amount of $220.

The Company used a Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rates of 0.85%-1.03% dividend yield of 0%, volatility factors of the expected market price of the Parent Company's Ordinary shares of 80% and expected life of the options of 5.23 years.

As of December 31, 2012, the total unrecognized estimated compensation cost related to non-vested stock options granted prior to that date was $117 which is expected to be recognized over a weighted average period of approximately 2 years.

NOTE 9:-	INCOME TAXES

The Company and its Israeli subsidiary are separately taxed under the domestic tax laws of the state of incorporation of each entity.

a.	Net operating losses carryforward:

The Company is subject to U.S. income taxes. As of December 31, 2012, the Company has net operating loss carryforwards for federal income tax purposes of approximately $476 which expires in the years 2018 to 2032. The Company has no operating loss carry forwards for state income tax purposes. Utilization of the U.S. net operating losses may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

The Company's subsidiary in Israel has estimated accumulated losses for tax purposes as of December 31, 2012, in the amount of approximately $825 which may be carried forward and offset against taxable income in the future for an indefinite period.

b.	According to the law in Israel the results of the Israeli subsidiary for tax purposes are measured in nominal values.

F-29

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 9:-	INCOME TAXES (Cont.)

c.	Profit (loss) before taxes is comprised as follows:

	Year ended December 31,
	2012	2011

Domestic (USA)	$40	$(1,161)
Foreign (Israel)	(1,903)	(240)

	$(1,863)	$(1,401)

d.	Deferred taxes:

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company and its subsidiary's' deferred tax assets are comprised of operating loss carryforward and other temporary differences. Significant components of the Company and its subsidiaries deferred tax assets are as follows:

	December 31,
	2012	2011

Reserves and allowances, net	$172	$36
Operating loss carryforward	397	56

Net deferred tax asset before valuation allowance	569	92
Valuation allowance	(569)	(92)

Net deferred tax asset	$-	$-

The Company has provided valuation allowance in respect of deferred tax assets resulting from operating loss carryforward and other temporary differences.

Management currently believes that since the Company and its subsidiary have a history of losses it is more likely than not that the deferred tax regarding the loss carryforward and other temporary differences will not be realized in the foreseeable future.

e.	Tax rates applicable to the income of the Company:

The Israeli corporate tax rate is 25% in 2012.

On December 5, 2011, the Israeli Parliament passed the Law for Tax Burden Reform (Legislative Amendments), 2011 ("the Law") which, among others, cancels effective from 2012, the scheduled progressive reduction in the corporate tax rate. The Law also increases the corporate tax rate to 25% in 2012. In view of this increase in the corporate tax rate to 25% in 2012, the real capital gains tax rate and the real betterment tax rate were also increased accordingly.

The corporate tax in the U.S. applying to a Company (incorporated in state of Delaware), consists of a progressive corporate tax at a rate of up to 35% plus state tax and local tax at rates depending on the state and the city in which the company manages its business. In the Company's estimation, it is subject to approximately a 40% tax rate.

F-30

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 10:-	RELATED PARTY TRANSACTIONS

On November 21, 2011, the Company entered into a license agreement with the Parent Company, (for further information, refer to Notes 1.b and 6). Details of the transactions with related parties are depicted in the following tables:

Transactions with related parties:

	December 31,	Period from June 27, 2011 (inception date) to December 31,
	2012	2011
Results of Operations

Research and development expenses (1)	$1,506	$216

General and administrative expenses (2)	$61	$-

	December 31,
	2012	2011
Balances with Related Party

Related company (1)	$72	$(140)

Investment in Parent Company (2)	$1,229	$1,508

Other account payables and accrued expenses (1)	$(100)	$(100)

(1)	Transactions related to Service Agreement. See Notes 1.b.2, 5 and 6.
(2)	Transactions related to Investment in Parent Company. See Notes 2.e and 3.

During February 2013, the Parent Company's board of directors resolved to defer receiving payments owed under the Services Agreement from January 31, 2013 for the performance of the clinical trials of CF101 in ophthalmic indications until the completion of a fundraising in the Company. See Note 1.c.

NOTE 11:-	SUBSEQUENT EVENTS

On December 12, 2012, the Board of Directors approved the appointment of Dr. Gil Ben-Menachem as Chief Executive Officer of the Company effective January 1, 2013. The Board of Directors also approved an Employment Agreement with Dr. Ben-Menachem which will be effective January 1, 2013. On February 25, 2013, the agreement was terminated.

On January 29, 2013, the Board of Directors approved the adoption of an annex (the “Annex”), a copy of which is filed as an exhibit to this report, to the 2012 Stock Incentive Plan. On February 7, 2013, the Annex was filed with the Israeli Tax Authorities. The Company anticipates the Annex to become effective on March 8, 2013.

F-31

OPHTHALIX INC. AND ITS SUBSIDIARY
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 11:-	SUBSEQUENT EVENTS (Cont.)

On February 28, 2013, the board of Directors approved the appointment of Mr. Barak singer as the Chief Executive Office of the Company effective March 1, 2013. The Board of Directors also approved an amendment dated February 28, 2013 to the existing Employment Agreement and non-competition agreement dated February 22, 2011 between Can-Fite and Mr. Singer whereby Mr. Singer will serve as Chief Executive Officer of OphthaliX while as the same time continuing to serve as Vice-President of Business Development of Can-Fite. He will devote approximately 50% of his time to each position and we will pay one-half of the costs under the Employment Agreement.

F-32

OphthaliX Inc.

                    Shares

Common Stock

PROSPECTUS

Sole Book-Running Manager

Maxim Group LLC

                                      , 2013

Until                            , 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the Shares, other than underwriting discounts and commissions. All amounts are estimates and subject to future contingencies, except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. filing fees.

SEC Registration Fee	$
FINRA Filing Fee	$
Exchange Listing Fees	$
State Filing Fees	$
State Taxes	$
Printing and Engraving Expenses	$
Edgarizing Costs	$
Transfer Agent Fees and Expenses	$
Accounting Fees and Expenses	$
Legal Fees and Expenses	$
Miscellaneous	$
Total	$

Item 14. Indemnification of Directors and Officers

As a corporation incorporated in the State of Delaware, the Company is subject to the DGCL. Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our charter provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

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Our charter and bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL. See “Description of Securities—Limitations of Director Liability and Indemnification of Directors, Officers, and Employees”.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act as defined in the policy and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our charter, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in our bylaws. See “Description of Securities—Limitations of Director Liability and Indemnification of Directors, Officers, and Employees”.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this Registration Statement, we have issued the following securities that were not registered under the Securities Act:

The following securities were issued in connection with the closing on November 21, 2011, of the reverse acquisition transaction with EyeFite and its sole shareholder, Can-Fite:

•	We issued an aggregate of 36,000,000 shares of common stock to Can-Fite in consideration for the transfer to us by Can-Fite of all the outstanding interests in EyeFite.

•	We sold an aggregate of 1,920,000 shares of common stock to eight “accredited investors” (as defined in Regulation D promulgated under the Securities Act, or Regulation D) for a cash investment of $97,000.

•	We sold an aggregate of 2,910,456 shares of common stock to five accredited investors for a cash investment of $3,300,000. We also sold 2,097,626 shares of common stock to Can-Fite in exchange for 17,873,054 (or 714,922 after a recently effected reverse share split) ordinary shares of Can-Fite, valued at $2,400,000 and sold 437,005 shares of common stock to Can-Fite in exchange for a cash investment of $500,000. We also issued one warrant for each share sold to the investors in this offering. The warrants are exercisable for a period of five years from the closing of the reverse acquisition transaction, at an exercise price of $1.72.

•	We issued a warrant to Can-Fite pursuant to which Can-Fite has the right, until the earlier of (a) November 21, 2016 and (b) the closing of a change of control transaction, to convert its right to the Additional Fees under the Services Agreement with us into 2,160,102 shares of our common stock (subject to adjustment in certain circumstances). The exercise price for the shares is an aggregate of $2,500,000 or a per share exercise price of $1.144. The warrant may be exercised on either a cash or a cashless basis, provided that if the warrant is exercised on a cashless basis, the warrant must be exercised in whole, not in part.

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The above securities were sold pursuant to the exemption from registration provided by Sections 4(a)(2) and 4(a)(5) of the Securities Act. Each of the investors in the foregoing transactions was an accredited investor as defined in Regulation D and obtained such securities without a view to distribution of the same. No selling commissions or underwriting fees were paid in connection with any of these transactions.

The following options were granted under our 2012 Plan, as amended by the annex:

•	On January 29, 2012, we granted to Dr. Roger Kornberg, one of our directors, ten-year options to purchase 235,000 common shares at $2.00 per share. The options will vest as follows: 19,583 on March 31, 2012 and 19,583 on the last day of each month thereafter so long as he remains a director until fully vested.

•	On April 22, 2013, pursuant to the employment agreement with our former Chief Executive Officer, Dr. Gil Ben-Menachem, our Board approved the grant of options to purchase 469,854 shares of our common stock. These time-based options vest over a period of three years on a quarterly basis over 12 consecutive quarters from the date of commencement of Dr. Ben-Menachem’s employment with us (i.e., January 1, 2013) and expire ten years from the grant date. Our Board also approved the grant of options to Dr. Ben-Menachem to purchase an additional 469,854 shares of our common stock at an exercise price of $1.1757 per share, which vest in accordance with our 2012 Plan and upon the achievement of certain business and financial milestones. Notwithstanding the foregoing, because Dr. Ben-Menachem’s employment with us terminated on May 24, 2013, 90 days after we provided him with a notice of termination pursuant to his employment agreement, of the aforementioned options, he is only entitled to receive options to purchase an aggregate of 39,155 shares of our common stock.

•	On April 22, 2013, pursuant to the employment agreement, as amended, with our current Chief Executive Officer, Barak Singer, our Board approved the grant of options to purchase 469,854 shares of our common stock. These time-based options vest over a period of three years on a quarterly basis over 12 consecutive quarters from the date of commencement of Mr. Singer’s employment with us (i.e., February 28, 2013). The exercise price of these time-based options is $1.1757 per share. The Board also granted him options to purchase an additional 469,854 shares of our common stock at $1.1757 per share to vest upon the achievement of the following milestones, as set forth below:
o	156,618 options to vest upon the commencement of the trading of our securities on Nasdaq or NYSE MKT;
o	156,618 options to vest upon the completion of an out-license transaction in relation to any of our products; and
o	156,618 options to vest upon the commencement of a Phase III clinical trial of CF-101 for glaucoma (in the event that the Phase II trial is unsuccessful, the Board must set a different milestone accordingly).

•	On May 9, 2013, we granted options, which were modified on May 29, 2013 as to number and exercise price, to purchase 58,750 shares of our common stock to Itay Weinstein, our Chief Financial Officer. These options have an exercise price of $2.00 per share and expire on May 29, 2023. 29,375 of these options vest immediately and the remaining 29,375 will vest over a period of three years on a quarterly basis for 12 consecutive quarters from the date of the grant. Also, on May 9, 2013 (as modified on May 29, 2013), our Board approved the grant of options, with the same terms as the options granted to Mr. Weinstein, to certain members of our Board, our Secretary and a director of EyeFite. The option grants to our Secretary and the EyeFite director were made but later rescinded by our Board on June 13, 2013 and the respective grantees waived any rights in and to such options. The options to be granted to the members of our Board, which also required the approval of our stockholders, were never granted due to the failure to obtain such stockholder approval.

The above options were granted pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. Each of the recipients of the options was an accredited investor as defined in Regulation D and obtained such securities without a view to distribution of the same. No selling commissions or underwriting fees were paid in connection with any of these transactions.

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Item 16. Exhibits and Financial Statement Schedules

(a)          Exhibits.    See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference into this Item 16 as if fully set forth herein.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)          Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)         Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)        Include any material or changed information with respect to the plan of distribution not previously disclosed in the Registration Statement or an material change to such information in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

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(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

(1)          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)          For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Petach Tikva, Israel, on July 2, 2013.

OphthaliX Inc.

By:	/s/ Barak Singer
Barak Singer, Chief Executive Officer

Know all men by these presents, that the undersigned directors and officers of the registrant, a Delaware corporation, which is filing a registration statement on Form S-1 with the U.S. Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Barak Singer and Pnina Fishman, and each of them, the individual’s true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and the aforementioned power of attorney has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Pnina Fishman	Chairman of the Board	July 2, 2013
Pnina Fishman

/s/Barak Singer	Chief Executive Officer	July 2, 2013
Barak Singer	(Principal Executive Officer)

/s/ Itay Weinstein	Chief Financial Officer	July 2, 2013
Itay Weinstein	(Principal Financial and
Accounting Officer)

/s/ Ilan Cohn	Director	July 2, 2013
Ilan Cohn

/s/ Guy Regev	Director	July 2, 2013
Guy Regev

/s/ Roger Kornberg	Director	July 2, 2013
Roger Kornberg

/s/ Michael Belkin	Director	July 2, 2013
Michael Belkin

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EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Here- with

1.1*	Form of Underwriting Agreement

2.1	Acquisition Agreement, dated November 21, 2011, with Can-Fite BioPharma Ltd.	8-K	000-52545	2.1	11/23/11

2.2	Agreement and Plan of Merger, dated February 24, 2012	8-K	000-52545	2.1	4/5/12

3.1	Certificate of Incorporation	8-K	000-52545	3.1	4/5/12

3.2	Bylaws, as amended	8-K	000-52545	3.1	5/10/13

3.3	Delaware Certificate of Merger	8-K	000-52545	3.3	4/5/12

3.4	Nevada Articles of Merger	8-K	000-52545	3.4	4/5/12

4.1	Specimen Common Stock Certificate	10-K	000-52545	4.1	3/30/12

5.1*	Opinion of Greenberg Traurig LLP

10.1	Warrant, dated November 21, 2011 to Can-Fite BioPharma Ltd. for 2,160,102 shares	8-K	000-52545	4.1	11/23/11

10.2	Stock Purchase Agreement, dated November 21, 2011, with Can-Fite BioPharma Ltd.	8-K	000-52545	10.1	11/23/11

10.3	License Agreement, dated November 21, 2011, between Can-Fite BioPharma Ltd. and EyeFite Ltd.	8-K	000-52545	10.2	11/23/11

10.4	Services Agreement, dated November 21, 2011, by and among Can-Fite BioPharma Ltd., EyeFite Ltd. and the Company	8-K	000-52545	10.3	11/23/11

10.5	2012 Stock Incentive Plan	8-K	000-52545	4.1	2/9/12

10.6	2012 Stock Incentive Plan, Annex A	8-K	000-52545	99.1	3/8/13

10.6	Option Agreement dated November 21, 2011, with Jacob Wonsover	10-K	000-52545	10.6	3/30/12

10.7	Option Agreement dated November 21, 2011, with Traum-Urlaub, Inc.	10-K	000-52545	10.7	3/30/12

10.8	Option Agreement dated June 12, 2013, with Kornberg-Lorch Living Trust (Exhibit A thereto is included in Exhibits 10.5 and 10.6)					X

10.9	Option Agreement dated April 28, 2013, with Gil Ben-Menachem (Exhibit A thereto is included in Exhibits 10.5 and 10.6)					X

10.10	Option Agreement dated June 13, 2013, with Itay Weinstein (Exhibit A thereto is included in Exhibits 10.5 and 10.6)					X

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10.11	Option Agreement dated April 25, 2013, with Barak Singer	8-K	000-52545	99.1	4/26/13

10.12	Agreement dated February 2, 2012, with Roger Kornberg	10-K	000-52545	10.8	3/30/12

10.13	Employment and Non-Competition Agreement dated February 22, 2011 by and between Can-Fite BioPharma Ltd. and Barak Singer	8-K	000-52545	99.1	3/1/13

10.14	Amendment to Employment and Non-Competition Agreement dated February 28, 2013 by and among Can-Fite BioPharma Ltd., OphthaliX Inc. and Barak Singer	8-K	000-52545	99.2	3/1/13

10.15	Option Agreement dated July 1, 2013, with Dr. Michael Belkin (Exhibit A thereto is included in Exhibits 10.5 and 10.6)					X

10.16	Agreement dated July 1, 2013, with Dr. Michael Belkin					X

16.1	Letter from R.R. Hawkins & Associates International to the Securities and Exchange Commission dated December 5, 2011.	8-K	000-52545	16.1	12/5/11

21.1	Subsidiaries	8-K	000-52545	21.1	11/23/11

23.1	Consent of Kost Forer Gabbay & Kasierer					X

23.2*	Consent of Greenberg Traurig LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this registration statement on Form S-1)

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* To be filed by amendment.

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